Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No: 333-166225 August 12, 2011

CUSTOMERS BANK
99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

An Annual Meeting of the shareholders of Customers Bank (the “Bank”) will be held on September 6, 2011, at the Crowne Plaza Hotel, 1741 Papermill Road, Reading, Pennsylvania at 9:00 a.m. to vote on the following proposals:

1.	To elect three Class A directors of the Bank to serve a three-year term;

2.	To approve and ratify the Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan; and

3.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2011.

The board of directors has set the Record Date for the Annual Meeting as August 3, 2011 (the “Record Date”).  Only holders of record of the Bank’s voting Common Stock at the close of business on that date can vote at the meeting.  As long as a quorum is present or represented at the Annual Meeting, the affirmative vote of a majority of the Bank’s voting Common Stock present, in person or by proxy is required to pass Proposals 2 and 3, and the candidates receiving the highest number of votes shall be elected under Proposal 1.  As of the Record Date, there were 22,525,825 shares of the Bank’s voting Common Stock outstanding.  While the Bank has shares of Class B Non-Voting Common Stock outstanding, those shares are not entitled to vote at nor receive notice of the meeting.  Therefore, in the accompanying proxy statement, any reference to "Common Stock" means the Bank’s voting Common Stock

The directors of the Bank unanimously believe that Proposals 1 through 3 are in the best interests of the Bank and its shareholders, and urge shareholders to vote “FOR” the election of all nominated directors in Proposal 1, and “FOR” each of Proposals 2 and 3.

Additionally, in accordance with Section 20.1 of its bylaws, the Bank has enclosed with this proxy statement its audited Annual Report for the fiscal year ended December 31, 2010, and its unaudited quarterly financial statements for the fiscal quarter ended March 31, 2011.

By Order of the Board of Directors

Mailed on August 12, 2011

YOUR VOTE IS IMPORTANT, REGARDLESS OF HOW MANY SHARES YOU OWN.  WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM PROMPTLY IN THE ENCLOSED ENVELOPE.  IF YOU ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO, EVEN IF YOU TURN IN YOUR PROXY AT THIS TIME.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE FOR ANY PURPOSE BY GIVING WRITTEN NOTICE OF REVOCATION TO OUR CORPORATE SECRETARY AT OUR WYOMISSING OFFICE AT 1015 PENN AVE. SUITE 103, WYOMISSING, PENNSYLVANIA 19610. YOU MAY ALSO APPEAR IN PERSON AT THE ANNUAL MEETING AND ASK TO WITHDRAW YOUR PROXY PRIOR TO ITS USE FOR ANY PURPOSE AND THEN VOTE IN PERSON. A LATER DATED PROXY REVOKES AN EARLIER DATED PROXY.

TABLE OF CONTENTS

FREE WRITING PROSPECTUS LEGEND	1
INFORMATION REGARDING THE ANNUAL MEETING	2
COMMONLY USED TERMS	2
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	2
Why am I receiving these proxy materials?	2
Who is entitled to vote at the meeting?	2
What am I being asked to vote on?	2
How many votes do I have?	3
What is a quorum?	3
What vote is required?	3
How do I vote?	3
What is cumulative voting and when does it occur?	4
What if I return a proxy card but do not make specific choices?	4
What if I receive more than one proxy card or voting instruction form?	4
Who will count the votes and how will my votes be counted?	4
Can I change my vote after I have sent you my proxy?	5
How may I communicate with the board of directors?	5
Who will bear the cost of soliciting proxies?	5
How can I find out the results of the voting at the meeting?	5
What is the recommendation of the board of directors?	5
Whom should I call if I have questions about the meeting?	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING	9
PROPOSAL 1 ELECTION OF THREE CLASS A DIRECTORS OF THE BANK	9
PROPOSAL 2 APPROVAL AND RATIFICATION OF THE CUSTOMERS BANK AMENDED AND RESTATED 2004 INCENTIVE EQUITY AND DEFERRED COMPENSATION PLAN	11
EQUITY COMPENSATION PLANS	18
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19
Audit and Other Fees Paid to Independent Registered Public Accounting Firm	19
Audit Fees	19
Audit-Related Fees	19
Tax Fees	19
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm	19
CUSTOMERS BANK	20
History, Business, and Properties	20
History	20
Business	20
Competition	20

i

Properties	21
Legal Proceedings	22
Management	22
OUR BOARD OF DIRECTORS AND MANAGEMENT	23
Executive Officers	25
BOARD GOVERNANCE	25
Information about our Board of Directors	25
Board Leadership Structure	26
Risk Oversight	26
Director Independence	27
Executive Committee	27
Nominating and Corporate Governance Committee	27
Director Nominations	27
Audit Committee	28
Compensation Committee	29
Risk Management Committee	30
Director Attendance at Annual Meetings	30
EXECUTIVE COMPENSATION	30
COMPENSATION DISCUSSION AND ANALYSIS	30
The Bank’s Compensation Objectives and the Focus of Compensation Rewards	30
Role of the Compensation and Corporate Governance Committee	30
Specific Elements of the Compensation Program	31
Salary	31
Bonuses	31
Long-Term Equity Incentive Compensation	31
Perquisites, Post-Retirement and Other Elements of Compensation for Executive Officers	31
Employment and Other Agreements	31
Consideration of Risk	32
Risk Management Checks and Balances	32
Compliance with Section 409A of the Internal Revenue Code	32
SUMMARY COMPENSATION TABLE	33
2004 Incentive Equity and Deferred Compensation Plan	35
Management Stock Purchase Plan	36
2010 Stock Option Plan	36
Stock Option Grants in Connection with Recent Private Offerings	37
Bonus Recognition And Retention Program	37
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS	38
OPTION EXERCISES AND STOCK VESTED	39
PENSION BENEFITS	39
Potential Payments upon Termination or Change in Control (1)	39

ii

NONQUALIFIED DEFERRED COMPENSATION	41
EMPLOYEE BENEFITS	41
401(k) Retirement Savings and Profit Sharing Plan	41
Insurance	41
Officer Employment Agreements	41
Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer	42
DIRECTOR COMPENSATION	43
DIRECTOR COMPENSATION TABLE(1)	43
TRANSACTIONS WITH RELATED PARTIES	44
MARKET PRICE OF COMMON STOCK AND DIVIDENDS	46
Trading Market for Common Stock	46
Market Price of Common Stock	46
Dividends on Common Stock	46
WHERE YOU CAN FIND MORE INFORMATION	47
OTHER BUSINESS	48

Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan	ANNEX A

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with any other information.  This document may only be used where it is legal to sell these securities.

The information contained in this proxy statement is accurate only as of the date of this proxy statement, regardless of the time of delivery of this proxy statement or of any sale of securities.

iii

FREE WRITING PROSPECTUS LEGEND

The Bank has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2011 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to Customers Bank, Investor Relations, 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610, or calling (484) 923-2171.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.

PROXY STATEMENT

Customers Bank
99 Bridge Street
Phoenixville, Pennsylvania 19460

INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is being furnished to shareholders of Customers Bank in connection with the solicitation of your proxy to be used at the Annual Meeting of Shareholders to be held on September 6, 2011.  At the meeting, you will be asked to consider and vote to elect three Class A directors of Customers Bank to serve a three-year term, to approve and ratify the Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan, and to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of Customers Bank for the fiscal year ending December 31, 2011. A form of proxy card is enclosed separately.

COMMONLY USED TERMS

For purposes of this proxy statement, any references to the “Bank,” “we,” “us,” or “our” refer to Customers Bank.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Bank is sending you this proxy statement and the accompanying proxy card because the board of directors of the Bank is soliciting your proxy to vote at the Annual Meeting.  You are invited to attend the meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign, and return the accompanying proxy card.

The Bank has mailed this proxy statement and the accompanying proxy card to all shareholders of record entitled to vote at the meeting.

Who is entitled to vote at the meeting?

To be able to vote, you must have been a beneficial owner or record holder of the Bank’s Voting Common Stock on August 3, 2011, the Record Date on which we determined shareholders entitled to notice of, and to vote at, the meeting (the “Record Date”).

Shareholder of Record:  Shares Registered in Your Name.  If, at the close of business on the Record Date, your shares of Voting Common Stock were registered directly in your name, then you are a shareholder of record.  As a shareholder of record you may vote in person at the meeting or by proxy.  Whether or not you plan to attend the meeting, we urge you to complete and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Bank, or Other Agent.  If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, or other agent.  The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the meeting.

As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Voting Common Stock in your account.  You are also invited to attend the meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are three matters scheduled for a vote at the meeting:

1.	To elect three Class A directors of the Bank to serve a three-year term;

2.	To approve and ratify the Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan; and

3.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2011.

The Bank’s board of directors recommends a vote “FOR” the Board of Director’s nominees identified in this proxy statement and “FOR” Proposals 2 and 3 above.

How many votes do I have?

Each holder of the Bank’s Voting Common Stock is entitled to one vote per share held.

What is a quorum?

For a proposal to be considered at the meeting, a quorum must be present.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter will constitute a quorum for purposes of considering such matter.  The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Abstentions and “broker non-votes” (that is, shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you are present at the meeting.  If there is no quorum, the chairperson of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date.

At any adjourned meeting at which a quorum is present in person or by proxy, any business may be transacted which might have been transacted at the original meeting if a quorum had been present.  If the meeting is twice adjourned for lack of a quorum, those present at the second of the adjourned meetings will constitute a quorum for the election of directors without regard to the other quorum requirements of the Bank’s articles, bylaws, or applicable law.

What vote is required?

For Proposal 1, if a quorum is present, the candidates receiving the highest number of votes shall be elected. See “What is cumulative voting and when does it occur?” at page 4 of this proxy statement for more information about cumulative voting. “Withheld” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election. Beneficial owners should note that Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. So we encourage you to provide instructions to your broker regarding the voting of your shares.

For Proposals 2 and 3, if a quorum is present, the affirmative vote of a majority of the stock having voting powers, present, in person or by proxy, is required to approve such proposals.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

How do I vote?

For any matter to be voted on except the election of directors, you may vote “FOR” or “Against” or abstain from voting.  For the election of directors, you may vote “FOR” or “Against” all director nominees or you may withhold authority to vote for one or more directors nominees. To withhold authority, or if you desire to cumulate your vote, follow the instructions on your proxy card. The procedures for voting are as follows.

Shareholder of Record:  Shares Registered in Your Name.  If you are a shareholder of record, you may vote in person at the meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.  In such case, notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy.

To vote in person, come to the meeting and we will give you a ballot when you arrive.

To vote by proxy, simply complete, sign, and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the meeting, we will vote your shares as you direct unless you revoke your proxy.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank, or Other Agent.  If your shares of the Bank’s Voting Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail.  Complete and mail the voting instruction card as instructed to ensure that your vote is counted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (that is, your brokerage firm, bank or other nominee) and bring it with you to the meeting.  We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.

What is cumulative voting and when does it occur?

Cumulative voting allows a shareholder to cast all of the shareholder’s votes for a single director or multiple directors. Pursuant to the Pennsylvania Banking Code, in each election of directors, every shareholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which the shareholder may be entitled by the total number of directors to be elected in the same election.  The shareholder may cast the whole number of such votes for one candidate, or the shareholder may distribute the votes among any two or more candidates. Cumulative votes may be cast for one director nominee or distributed among two or more director nominees. For example, if you owned 100 shares of the Bank’s Voting Common Stock as of the Record Date and three directors were being elected, you would have 300 votes (100 shares multiplied by three directors) to cast, in the entirety, among the three director positions.  You could cast all 300 votes for one director position, or you could allocate those 300 votes among the three director positions in any way you like, but you cannot cast more than a total of 300 votes across all director positions.

If you are present in person at the shareholder meeting, to engage in cumulative voting, you must notify a judge of election of your intention to cumulate votes before voting begins.  If you do this, a judge of elections will provide you with a special ballot to mark your cumulative votes.

If you sign and return a proxy for the meeting, you must mark on the proxy the number of votes you wish the proxies to cast for each candidate.  If you fail to show cumulative votes on your proxy, your proxies will cast an equal number of your votes for each director position.  If your proxy cumulative voting instructions are ambiguous, your proxies will have authority to cumulate and cast your votes in any manner consistent with your unambiguous instructions.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” each proposal listed on the proxy card and “FOR” each director nominated by the board of directors.  If any other matter is properly presented at the meeting, then one of the proxies named on the proxy card will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted.  Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned will be counted in the quorum and voted.

Who will count the votes and how will my votes be counted?

Votes will be counted by the judge of elections appointed for the Annual Meeting.  The judge of elections will count “FOR” and “AGAINST” votes for each proposal, and “FOR” and “WITHHELD” votes, as applicable, for each director nominee named on your proxy card.

Can I change my vote after I have sent you my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610; or

•
You may attend the meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy;  you must notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy).

If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them.

How may I communicate with the board of directors?

Please address any communications to the Bank’s board of directors, in writing to the Bank’s Corporate Secretary at 1015 Penn Ave., Wyomissing, Pennsylvania 19610.  The Corporate Secretary will relay shareholder communications to the board of directors or any individual director to whom communications are directed.

Who will bear the cost of soliciting proxies?

The Bank will bear the entire cost of the solicitation of proxies for the meeting, including the preparation, assembly, printing, and distribution of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners.  The Bank may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners.  The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by the Bank’s directors, officers, or employees.  No additional compensation will be paid to those individuals for any such services.

How can I find out the results of the voting at the meeting?

The voting results will be announced at the meeting.

What is the recommendation of the board of directors?

The Bank’s board of directors recommends a vote:

FOR the proposal to elect three Class A directors of the Bank to serve a three-year term;

FOR the proposal to approve and ratify the Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan; and

FOR the proposal to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2011.

 With respect to any other matter that properly comes before the meeting, the proxies will vote in accordance with their best judgment.  The Judge of Election for the meeting will be Carlyn D’Amico  or, in her absence, one or more other individuals to be appointed in accordance with the Bank’s bylaws.

Unless you give other instructions on your proxy card, the persons named as proxies on your signed proxy card will vote in accordance with the recommendations of the Bank’s board of directors with respect to each of the proposals and the election of each director position, and in their discretion with respect to any other matter properly brought before the Annual Meeting.

Whom should I call if I have questions about the meeting?

You should contact Trudy Hackney, our Corporate Secretary, at (484) 359-7135 (for questions about the meeting).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2011, with respect to the beneficial ownership of each director, each beneficial owner known to Customers Bank of more than five percent (5%) of the outstanding Voting Common Stock, executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner(4)	Voting Common Stock (1)		Exercisable Stock Options or Warrants to Purchase Voting Common Stock (9)		Percent of Class of Voting Common Stock (2)	Class B Non-Voting Common Stock		Exercisable Stock Options or Warrants to Purchase Class B Non-Voting Common Stock (10)	Percent of Class of Class B Non-Voting Common Stock (2)
Directors and Officers

Bhanu Choudhrie (13)	2,066,058	(6)	97,129	(6)	9.03%	418,898	(6)	-	5.92%
Kenneth B. Mumma	550,241	(5)	12,250	(11)	2.35%	-		-	0.00%
Daniel K. Rothermel	56,252		-		0.23%	-		-	0.00%
John J. Sickler	61,729	(7)	14,091	(8)	0.32%	-		-	0.00%
T. Lawrence Way	402,001		6,806		1.71%	-		-	0.00%
Steven J. Zuckerman	595,241		18,585		2.56%	-		-	0.00%
John R. Miller	25,445		-		0.11%	-		-	0.00%
Jay S. Sidhu	715,716		834,350	(3)	6.47%	62,500		-	0.88%
Richard A. Ehst	5,000		-	(3)	0.02%	-		-	0.00%
Thomas R. Brugger	50,000		-	(3)	0.21%	-		-	0.00%
Warren Taylor	75,000		-	(3)	0.31%	-		-	0.00%
Glenn Hedde	63,629		-	(3)	0.27%	-		-	0.00%
All directors and executive officers as a group	4,666,312		983,211		23.57%	481,398		-	6.80%
Amberland Properties Limited (13)(14) 54/58 Athold Street Douglas, Isle of Man UK	1,606,058		97,129		7.11%	307,469		-	4.34%
Anand V. Khubani 7 Adams Way Towaco, NJ 07082	857,145		29,734		3.70%	-		-	0.00%
Rodella Assets Inc. (13)(15) 50 Raffles Place Singapore	1,606,058		97,129		7.11%	307,469		-	4.34%
Commerce Street Financial Partners, LP (13)(16) 1700 Pacific Ave Dallas, TX 75210	1,320,283		71,754		5.81%	508,289		-	7.18%

Name and Address of Beneficial Owner(4)	Voting Common Stock (1)	Exercisable Stock Options or Warrants to Purchase Voting Common Stock (9)	Percent of Class of Voting Common Stock (2)	Class B Non-Voting Common Stock	Exercisable Stock Options or Warrants to Purchase Class B Non-Voting Common Stock (10)	Percent of Class of Class B Non-Voting Common Stock (2)

Firefly Value Partners, LP(13)(17) 551 Fifth Ave, 36th Floor New York, NY 10176	1,103,694	-	4.61%	1,716,519	95,711	25.60%
Marble Arch Partners Master Fund L.P.(13)(19) 645 Madison Ave New York, NY 10022	837,943	-	3.50%	1,076,220	95,710	16.56%
Scoggin Capital Management (12)(18) 660 Madison Ave, 20th Floor New York, NY 10065	789,601	51,678	3.51%	1,277,554	51,681	18.78%
Brown Finance Group, S.A. Rue de Conseil General 1211 Geneva Switzerland (20)	1,061,443	-	4.43%	1,159,987	-	16.39%

(1)
Based on information furnished by the respective individual and the share records of the Bank.  Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Beneficial ownership for each listed person as of June 30, 2011 includes shares issuable pursuant to warrants to purchase stock or pursuant to options held by such person which are exercisable within 60 days after June 30, 2011.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  Shares subject to warrants or options exercisable within 60 days of June 30, 2011 are deemed outstanding for purposes of computing the percentage of the person or group holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(3)
Represents warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu pursuant to his employment agreement with the Bank, whereby Mr. Sidhu is entitled to the grant of warrants or stock options representing 10% of all equity issuances by the Bank, subject to certain conditions.  See “EMPLOYEE BENEFITS - Officer Employment Agreements” on page 41 of this Annual Proxy Statement-Prospectus.  The following options to purchase shares of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock were excluded from the disclosures above as they were not exercisable within 60 days of June 30, 2011: for Mr. Sidhu – 1,861,055; Mr. Ehst – 279,158; Mr. Brugger – 279,158; Mr. Taylor – 100,000; and Mr. Hedde – 35,000.

(4)	Unless otherwise indicated, the address for each beneficial owner is c/o Customers Bank, 1015 Penn Ave., Wyomissing, Pennsylvania 19610.

(5)	Includes 405,449 shares of Voting Common Stock held jointly with Mr. Mumma’s wife. Mr. Mumma has pledged 408,531 shares as security for an outstanding loan with a financial institution.

(6)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities through his company, Lewisburg Capital Limited.

(7)	Includes 51,783 shares of Voting Common Stock held jointly with Mr. Sickler’s wife.

(8)	Includes 5,000 warrants to purchase Voting Common Stock held jointly with Mr. Sickler’s wife.

(9)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Voting Common Stock in Customers Bank’s 2010 and 2009 private offering.

(10)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Class B Non-Voting Common Stock in Customers Bank’s 2010 private offering.

(11)	Includes 6,000 options issued to Mr. Mumma, under the 2004 Plan. See “EMPLOYEE BENEFITS - Officer Employment Agreement” beginning on page 41 of this Annual Proxy Statement-Prospectus.

(12)
Shares in this row are directly held by Scoggin Capital Management II LLC, Scoggin International Ltd., and Game Boy Partners LLC, each related to Scoggin Capital Management.  Each of these investors participated in the March 2010 private offering and is entitled to special contractual rights.

(13)	Signifies lead investor in the February 2010 private offering. Each such investor is entitled to special contractual rights.

(14)	Thomas P. Cherian may be deemed to have voting and dispositive power over the securities owned by Amberland Properties Limited.

(15)	Sumant Kapur may be deemed to have voting and dispositive power over the securities owned by Rodella Assets Inc.

(16)	Dorey Wiley, Manager of Commerce Street Financial Partners, GP, LLC may be deemed to have voting and dispositive power over the securities owned by Commerce Street Capital.

(17)
Ryan Heslop and Ariel Warszawski, both Managing Members of FVP GP, LLC, the general partner of FVP US-Q, LP and FVP Master Fund, L.P. may be deemed to have voting and dispositive power over the securities owned by FVP US-Q, LP and FVP Master Fund L.P.

(18)
Craig Effron and Curtis Schenker, Managers of Scoggin LLC may be deemed to have voting and dispositive power over the securities owned by Scoggin Capital Management II, LLC and Scoggin International Ltd.  Craig Effron and Curtis Schenker, Managers of Game Boy Partners LLC, may be deemed to have voting and dispositive power over the securities owned by Game Boy Partners, LLC.

(19)	Tim Jenkins, Member of Marble Arch Partners Master Fund L.P. may be deemed to have voting and dispositive power over the securities owned by Marble Arch Partners Master Fund L.P.

(20)	Seamus Dawes of Brown Finance Group S.A. may be deemed to have voting and dispositive power over the securities owned by Brown Finance Group S.A.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF THREE CLASS A DIRECTORS OF THE BANK

One of the purposes of the Annual Meeting is the election of three Class A directors to the Bank’s board of directors.  The following directors have been nominated by our board for election as directors to serve as follows:

Class A —Term to Expire in 2013:

1.         Richard A. Ehst

2.         T. Lawrence Way

3.         Steven J. Zuckerman

Richard Ehst, President and Chief Operating Officer

Mr. Ehst joined Customers Bank as President and Chief Operating Officer and a member of the board in August 2009.  Mr. Ehst was previously an Executive Vice President, Commercial Middle Market, Mid-Atlantic Division, of Sovereign Bank.  Before this role, Mr. Ehst served as Regional President for Berks County from 2004 until 2009 and Managing Director of Corporate Communications for Sovereign from 2000 until 2004 where his responsibilities included reputation risk management and marketing services support systems. Mr. Ehst also served as a member of the County of Berks Workforce Investment board of directors from 2009 through 2011.  Before joining Sovereign Bank, Mr. Ehst was an independent consultant to more than 70 financial institutions in the mid-Atlantic region, including Sovereign Bank, where he provided guidance on regulatory matters, mergers and acquisitions, and risk management.

Mr. Ehst has superior knowledge and lengthy experience in the banking industry, as well as superlative business development skills which provide significant value to the board.

T. Lawrence Way, Director and Chairman of the Audit Committee

Mr. Way is the former CEO and Chairman of the Board of Directors of Alco Industries, Inc., an employee-owned diversified manufacturing company. Over his 34-year career with Alco, Mr. Way has held various positions at the Company, including a term as interim Chief Financial Officer. He continues as a member of the Alco Board of Directors and chairs the Board's Audit Committee. Mr. Way is a Certified Public Accountant, received a Masters in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University. He has experience in varied management, finance, operations and mergers and acquisitions.

Mr. Way’s background as an attorney and certified public accountant, as well as his experience leading a company through the current economic, social and governance issues as Chairman and Chief Executive Officer of Alco Industries, Inc., make him superbly-suited to serve on the board.

Steven J. Zuckerman, Director

Mr. Zuckerman, President and CEO of Clipper Magazine, graduated from Franklin & Marshall College with a B.A.  in Business Management in 1985.  While in college, he co-founded the Campus Coupon Clipper, a predecessor to Clipper Magazine, now a full-service media company with numerous subsidiaries, including Loyal Customer Club, Spencer Advertising & Marketing, Clipper Web Development, The Menu Company, Total Loyalty Solutions, Clipper Graphics and Clipper TV.  Clipper Magazine has over 550 individual market editions in over 31 states with 1,200 employees around the country, including approximately 500 in Lancaster County, Pennsylvania.  He is a partner in Opening Day Partners, which is owner and operator of the Atlantic League of Professional Baseball Teams and Stadiums in New Jersey, Maryland and South Central Pennsylvania.

Mr. Zuckerman’s experience in the advertising industry make him uniquely situated to provide the board with insight in the key areas of marketing and customer strategies.

The persons named as proxies in the accompanying form of proxy card have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by validly executed proxies “FOR” the election of the nominees named above. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The board knows of no reason why the nominees will be unavailable or unable to serve as directors. We expect all nominees to be willing and able to serve as directors.

The three candidates receiving the highest number of votes shall be elected. Valid proxies solicited by the board will be voted “FOR” the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1
TO ELECT THREE CLASS A DIRECTORS OF THE BANK.

PROPOSAL 2
APPROVAL AND RATIFICATION OF THE CUSTOMERS BANK
AMENDED AND RESTATED 2004 INCENTIVE EQUITY AND DEFERRED COMPENSATION PLAN

A proposal to approve the Amended and Restated Customers Bank 2004 Incentive Equity and Deferred Compensation Plan (the “ Plan” or “2004 Plan”) will be presented for shareholder approval at the Meeting.  The Plan, originally known as the “New Century Bank 2004 Incentive Equity and Deferred Compensation Plan,” was approved by shareholders on May 19, 2004, at which time the number of shares of Common Stock of the Bank authorized for issuance under the Plan was 200,000 shares, the maximum number of shares that could be awarded to any individual under stock options and stock appreciation rights during a single fiscal year of the Bank was 25,000 shares, and the Plan would have a limited term of 10 years such that no awards could be made under the Plan after May 19, 2014.  The amended and restated version of the Plan that will be presented for shareholder approval at the Meeting would reflect the change in the name of the Bank, increase the number of shares of Common Stock of the Bank authorized for issuance under the Plan to 1,500,000 shares, increase the per-individual maximum number of shares awarded under stock options and stock appreciation rights to 250,000, and extend the life of the Plan through the 10th anniversary of the date of the Meeting.

A copy of the 2004 Plan is attached as Annex A to this proxy statement.  Please read the entire 2004 Plan.  The following description is only a summary of the material terms of the 2004 Plan.

Interest of Directors and Officers

Because the Bank’s directors and executive officers are eligible for awards under the Plan, they have an interest in this proposal.

Purpose of the Plan

The purpose of the Plan is to promote the success and enhance the value of the Bank by linking the personal interests of the members of the Board of Directors and the Bank’s employees, officers and executives to those of shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Bank. The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of members of the Board of Directors, employees, officers, and executives of the Bank upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation is largely dependent.

Description of the Plan

Administration.  The Plan is administered by the Compensation Committee of the Board of Directors of the Bank (the “Committee”). The Committee is appointed by and serves at the discretion of the Board of Directors. Pursuant to the requirements of Section 4.1 of the Plan, the Committee must be comprised of at least two members, all of whom must qualify as “Non-Employee Directors” (as defined in the Plan). If not, the Board of Directors must administer the Plan and, if the Board of Directors is assisted by the Committee, (A) at least two members of the Committee must qualify as Non-Employee Directors, (B) any member of the Committee who does not qualify as a “Non-Employee Director” may not vote on any action of the Committee with respect to any Award under the Plan, and (C) the Plan shall be deemed to be administered by the full Board, the actions of the Committee under the Plan shall be deemed merely advisory to the Board of Directors, and the approval of the Board of Directors shall be required for all actions of the Committee under the Plan, including without limitation the grant of each Award. To the extent necessary or desirable, each member of the Committee shall also qualify as an “outside director” within the meaning of the federal tax laws and shall meet such additional criteria as may be necessary or desirable to comply with regulatory or stock exchange rules or exemptions.

Subject to the terms of the Plan, the Committee has sole discretionary authority to select participants and grant awards, to determine the type of awards granted and the terms and conditions of awards (which terms and conditions need not be the same in each case), to impose restrictions on any award and to determine the manner in which such restrictions may be removed, to interpret the Plan and any award thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in administering the Plan.

Eligible Persons.  Under the Plan, the Committee may grant awards to Persons eligible to participate in the Plan, which potentially includes any Employee or Non-Employee Director of the Bank who on the date of any Award is in the employ of the Bank.  The Committee is not obligated to treat participants in the Plan uniformly.

Shares Available for Grant.  The Plan, as amended, would reserve 1,500,000 shares of Common Stock for issuance pursuant to awards granted under the Plan, an increase from 200,000 shares. Such shares may be (i) authorized but unissued shares, (ii) shares held in treasury or (iii) shares purchased by the Bank in the open market. Under the Plan, as amended, the maximum number of shares for which Options and SARs may be awarded to any one participant during any fiscal year is 250,000 shares, an increase from 25,000 shares. The aggregate number of shares of Common Stock available for grant under the Plan and the maximum number of shares of Common Stock with respect to Options and SARs that may be awarded in any fiscal year will be appropriately adjusted for any increase or decrease in the number of shares of Common Stock of the Bank resulting from a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change. In the event that any award under the Plan is terminated, cancelled, expires, lapses or is forfeited for any reason, the shares subject to such award, or the unexercised portion thereof, shall again become available for grant under the Plan.

Types of Awards and General Provisions.  Under the Plan, the Committee may grant “Awards” to eligible persons, including:

•	Incentive stock options (“ISOs”) as defined in Section 422 of the Code;
•	Non-qualified stock options (“NQOs”);
•	Stock appreciation rights (“SARs”);
•	Restricted Stock; and
•	Unrestricted Stock.

The terms and conditions of each Award will be reflected in an award agreement between the Bank and the participant (“Award Agreement”). Awards may be granted either alone or in addition to or in tandem with another Award. The number of shares covered by each outstanding Award and (if applicable) the exercise price per share shall be proportionally adjusted for any increase or decrease in the number of shares of Common Stock of the Bank resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares outstanding effected without receipt or payment of consideration by the Bank. The Board may offer to exchange or buy out any Award previously granted to a participant for cash, shares of Common Stock or another Award, on such terms and conditions as the Committee shall determine.

Shareholder Rights.  No Award shall give the participant any of the rights of a shareholder of the Bank unless and until the shares of Common Stock subject to the Award are, in fact, issued to such person in connection with such Award.

Options.  ISOs and NQOs together are called “Options.” The maximum term for an Option is 10 years from the date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the Common Stock on the date of grant. Each Option granted shall become exercisable at such time and on such conditions as determined by the Committee in the Award Agreement. The exercise price as to any Option shall be the fair market value (determined under Section 422 of the Code) of the shares on the date of grant. In the case of a participant who owns more than 10% of the combined voting power of all classes of stock of the Bank on the date of grant, such exercise price for an ISO may not be less than 110% of fair market value of the shares. As required by federal tax laws, if the aggregate fair market value (determined when an Option is granted) of the Common Stock with respect to which ISOs are first exercisable by an optionee in any calendar year (under all plans of the Bank and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as NQOs.

Exercise of Options.  The exercise of Options will be subject to such terms and conditions as are established by the Committee in the Award Agreement. In the absence of Board action to the contrary, an otherwise unexpired Option, except for NQOs granted to directors, shall cease to be exercisable upon (i) an optionee’s termination of employment or Board service for “cause” (as defined in the Plan); (ii) for ISOs, the termination of employment for any reason other than death or “disability” (as defined in the Plan), unless provided otherwise in the Award Agreement; (iii) for NQOs, the date three months after an optionee’s termination of employment for a reason other than cause, death, or disability, or earlier if the Option expires in accordance with its terms; (iv) in the case of an optionee who becomes disabled, the earlier of the date the Option expires in accordance with its terms or the date one year after the optionee terminates service due to disability; or (v) in the case of a deceased optionee, the earlier of the date the Option expires in accordance with its terms or the date one year after the optionee’s death in the event of death of the optionee during employment or Board service.

An optionee may exercise Options, subject to provisions relative to their termination and limitations on their exercise, only by (i) written notice to the Chief Executive Officer of the Bank of intent to exercise the Option with respect to a specified number of shares of Common Stock, and (ii) payment to the Bank (contemporaneously with delivery of such notice) with a cashier’s check, certified check or existing holdings of Common Stock held for more than six months of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised. Common Stock utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise. Alternatively, if the Board of Directors determines and the agreement for one or more Stock Options so provides, an optionee may be given the right to direct the Bank to apply the fair market value of shares of Common Stock received in exercising a Stock Option in payment of the exercise price instead of cash or other shares of Common Stock (this is sometimes referred to as an “immaculate cashless” exercise of a Stock Option).

Transferability of Options.  Each Option granted under the Plan shall, by its terms, not be transferable otherwise than by will or the laws of descent and distribution.

Notwithstanding the foregoing, a participant who holds Options may transfer such Options (but not ISOs) to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the participant who originally received the grant or to an individual or trust to whom the participant could have initially transferred the Options.

Stock Appreciation Rights.  The Plan permits the granting of SARs. Each SAR shall be subject to such terms and conditions, including grant price, method of exercise, method of settlement and form of consideration payable in settlement, as determined by the Committee in the Award Agreement at the time of the grant, except that in all events a Stock Appreciation Right granted in tandem with an Incentive Stock Option shall be exercisable only when the underlying Incentive Stock Option may be exercised. For purposes of the Existing Plan, a Stock Appreciation Right shall be considered to be granted in tandem with an Incentive Stock Option if the exercise of one results in an automatic forfeiture of the other, or if the exercise of one results in the automatic exercise of the other. The Board shall determine the term of each SAR; however, the term of any SAR granted in tandem with an ISO may not exceed ten (10) years. If the SAR is granted in connection with an ISO, the grant price of the SAR shall not be less than the fair market value of a share of Common Stock on the date of grant. Upon exercise of a SAR, the participant has the right to receive cash equal to the excess, if any, of the fair market value on the date of exercise of the number of shares of Common Stock to which such SAR relates, over the grant price of such SAR for the number of shares of Common Stock to which such SAR relates. The grant price of a SAR related to an ISO cannot be less than the fair market value of a share of Common Stock on the date of grant.

Stock Awards.  Restricted Stock and Unrestricted Stock are together called “Stock Awards.” Each Stock Award shall be subject to such terms and conditions as determined by the Committee in the Award Agreement at the time of the grant. Unrestricted Stock awards may be granted by the Committee with or without conditions and may provide for an immediate or deferred transfer of shares to the participant. Restricted Stock awards shall be subject to such restrictions on transferability and risks of forfeiture as the Committee may determine. If the participant terminates employment or services as a Director with the Bank during the restriction period related to any Restricted Stock award, the shares of Common Stock subject to the restriction shall be forfeited; however, the Committee may waive any restriction or forfeiture condition related to such shares of Common Stock.

Performance-Based Awards.  The Plan permits the Committee to grant Stock Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code to certain participants that qualify as “covered employees” under Section 162(m) of the Code. The terms and conditions of each Performance-Based Award, including the type of Performance-Based Award, the performance goals to be achieved, and the performance period (as defined in the Plan) during which the performance goals are to be achieved, shall be determined by the Committee in the Award Agreement at the time of grant. The participant must be employed by the Bank or one of its subsidiaries on the last day of the performance period to be eligible to receive the Performance-Based Award. Each Performance-Based Award must be disclosed to and approved by the shareholders of the Bank before any shares of Common Stock subject to the Performance-Based Award are transferred to a participant or any restrictions on such shares lapse.

Conditions on Issuance of Shares.  The Board shall not be required to issue shares of Common Stock under an Award unless the issuance complies with applicable laws, regulation of government authorities and the requirements of any exchange on which shares of Common Stock are traded as well as the terms of the Plan and any other terms, conditions or restrictions that may be applicable. In addition, the Committee will have the discretionary authority to impose such restrictions on shares of Common Stock issued pursuant to an Award as it may deem appropriate or desirable, and to that end may require that a participant make certain representations or warranties.

Limits on Transfers of Awards.  No right or interest of a participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or shall be subject to any lien, obligation, or liability of the participant to any other party other than the Bank. No Award shall be assignable or transferable by a participant other than by will or the laws of descent and distribution, except that the Committee, in its discretion, may permit a participant to make a gratuitous transfer of an Award that is not an ISO, or a SAR granted in tandem with an ISO, to his or her spouse, lineal descendants, lineal ascendants, or a duly established trust for the benefit of one or more of these individuals.

Elections to Defer Compensation.  The Plan permits participants designed by the Board or the Committee to elect to defer receipt of all or any part of the following forms of compensation:

•	Annual salary;
•	Fiscal year bonus;
•	Director’s fees (if the participant is a Director of the Bank); or
•	Common Stock or cash deliverable pursuant to an Award (if permitted by the Committee in its discretion).

All elections by a participant shall remain in full force for all future years until modified or revoked. Upon becoming eligible to participate, a participant has thirty (30) days to make an election to defer salary earned after such election. Any increase or decrease in such deferral amount during a calendar year must be made prior to such calendar year. An election to defer a fiscal year bonus (or increase or decrease the amount to be deferred) must be made prior to the fiscal year.

Deferred Compensation Account.  The Bank shall establish a special ledger account (“Deferred Compensation Account”) on the books of the Bank for each participant who elects to defer compensation. Deferred salary shall be credited to the participant’s Deferred Compensation Account on the last day of each calendar month. The amount of any deferred salary, director’s fees, fiscal year bonus or Award will be credited to the participant’s Deferred Compensation Account on the last day of the month in which such salary, director’s fees, fiscal year bonus or Award would have become payable or transferable to the participant.

Investment Election.  Each participant may elect that the deferred compensation be credited to his or her Deferred Compensation Account in the form of cash, shares of the Bank’s Common Stock or such deemed investment options as are offered by the Committee. In the absence of a participant election, the amount credited to the Deferred Compensation Account shall be credited as cash. The amount of the Participant’s Deferred Compensation Account that is credited as cash shall accrue interest at a rate no less than the money market deposit account rate charged by the Bank to its depositors (as such rate may change from time to time) and shall not exceed the highest rate paid on Individual Retirement Accounts (“IRAs”) by the Bank plus two percent (2%). Such interest with respect to a Deferred Compensation Account shall be credited to such account quarterly, based on the weighted average daily prime rate or the IRA rate for the three (3) month period ending on the last day of the quarter.

If a participant elects for a deferred amount to be credited as shares of the Bank’s Common Stock, his or her Deferred Compensation Account shall be credited with the number of shares of Common Stock equal in value to the deferred amount, with the value of such Common Stock determined in accordance with a valuation methodology approved by the Committee. The Common Stock credited to the Deferred Compensation Account shall merely constitute a bookkeeping entry of the Bank and the participant shall have no voting, dividend or other legal or economic rights with respect to such Common Stock. No actual shares of Common Stock will be issued until the participant receives a distribution from the Deferred Compensation Plan. At the end of each fiscal quarter, dividends that would have been payable with respect to such Common Stock shall be credited to the Deferred Compensation Account as additional shares of Common Stock. No participant will be granted the right to take payment of the Common Stock in cash rather than shares of Common Stock. If a participant who has elected to receive deferred compensation in the form of shares of Common Stock shall be deemed to have violated the short-swing profit rules of the federal securities laws, then such election shall be void and such deferred amount shall be credited to the participant’s Deferred Compensation Account as cash.

Trust.  The Bank may establish one or more trusts to fund deferred compensation obligations under the Plan. The accounts of multiple Participants may be held under a single trust but in such event each account shall be separately maintained and segregated from each other account. Each trust shall be permitted to hold cash, Common Stock of the Bank, or other assets to the extent of the Bank’s obligations. Although the assets of such a trust would be intended to be used for the exclusive purpose of paying the deferred compensation obligations under the Plan, the assets of any trust or account, and any distributions by a trustee or the Bank, would remain subject to the Bank’s general creditors. As a result, the rights of participants in any assets of such a trust shall be no greater than the rights of an unsecured creditor of the Bank.

Distributions.  Except in the case of financial hardship, a participant will not receive a distribution from his or her Deferred Compensation Account until the earlier of (1) termination of the participant’s employment or directorship with the Bank or (2) the death or legal incapacitation of the participant (each a “Distribution Event”). In addition, a Director may, at the time he first becomes eligible to participate in the Deferred Compensation Plan, specify an age (not less than 55 years) to receive distributions of his Deferred Compensation Account. The Board has the authority, in its sole discretion, to allow an early distribution from a participant’s Deferred Compensation Account in the event of severe financial hardship due to the sudden illness of the participant or a participant’s family member, or the loss of the participant’s property due to casualty or other extraordinary circumstance.

Each participant’s Deferred Compensation Account shall be distributed in either a lump sum or in annual installments over a period of up to ten years as specified by the participant at the time of his initial election to defer compensation (“Distribution Election”). A participant may change his Distribution Election at any time prior to ninety (90) days before a Distribution Event. If a participant dies prior to distribution of the entire balance of the Deferred Compensation Account, the undistributed balance shall be paid to the beneficiary designated by the participant or in the absence of such designation, to the legal representative or the person or entity identified in the deceased participant’s last will.

If the participant fails to provide a Distribution Election, the Committee, in its sole discretion, shall determine the Distribution Election. In addition, the Committee may, in its sole discretion, distribute the balance of a participant’s Deferred Compensation Account in a lump sum, even if the participant had elected installment payments, in the event a participant whose employment with the Bank has been terminated continues to be affiliated with a direct competitor of the Bank after reasonable notice from the Committee.

Change in Control.  In the event of a “change in control” of the Bank, each participant will be permitted to elect, during the thirty (30) day period immediately prior to the change in control, to receive a distribution of all or a portion of his or her Deferred Compensation Account during the seven (7) day period after the change in control. For purposes of the Plan, “change in control” means:

1.	the acquisition by a person or persons acting in concert of the power to vote twenty-five percent (25%) or more of a class of the Bank’s voting securities;

2.
the acquisition by a person of the power to direct the Bank’s management or policies, if the Board of Directors or the Bank’s primary federal regulator has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Bank for the purposes of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder;

3.
during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease, for any reason, to constitute at least a majority thereof, unless the election of each Director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds (2/3) of the Directors then in office who were Directors in office at the beginning of the period; provided, however, that for purposes of this clause (iii), each Director who is first elected to the Board of Directors (or first nominated by the Board of Directors for election by the shareholders) with the approval of at least two-thirds (2/3) of the Directors who were Directors at the beginning of the period shall be deemed to be a Director at the beginning of the two-year period;

4.
the Bank shall have merged into or consolidated with another corporation, or merged another corporation into the Bank, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by persons who were shareholders of the Bank immediately before the merger or consolidation; or

5.	the Bank shall have sold to another person (a) substantially all of the Bank’s assets or (b) the Bank.

The term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

Non-Transferability of Deferred Compensation.  A participant’s right to receive payments of deferred compensation are not assignable or transferable, shall not be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process, and shall not be in any manner subject to the debts or liabilities of such participant. In the event a participant attempts such a transfer, the Committee may, in its discretion, terminate such participant’s interest in such deferred compensation to the extent the Committee deems necessary or advisable to prevent or limit the effects of such transfer. Any deferred compensation effected by such termination shall be retained by the Bank or the trust and the Committee may, in its sole discretion, pay to such participant, his or her spouse or children in such a manner as the Committee deems proper.

Effect of Dissolution and Related Transactions.  Subject to any required action by the shareholders, if the Bank shall be the surviving corporation in any merger or consolidation (except a merger or consolidation in which the shareholders of the Bank receive the securities of another corporation), each Award shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to the Award would have been entitled. Upon a dissolution of the Bank, a sale of all or substantially all of the Bank’s assets, a merger or consolidation in which the Bank is not the surviving corporation, a merger or consolidation in which the Bank is the surviving corporation but the shareholders of the Bank receive securities of another corporation or other property, or the sale or disposition of all or substantially all of the Bank’s assets, the Committee, in its sole discretion, shall have the authority (a) to cancel each outstanding Award and pay to the participant, for each share of Common Stock subject to the cancelled Award, an amount in cash equal to the difference between the value of the securities or other property to be received by the holder of a share of Common Stock and the exercise price of the Award, or (b) to provide for the exchange of each outstanding Award with a substitute award of the same type with respect to the property for which such Award is exchanged, with such adjustments to the exercise price or number of shares or amount of property subject to the substitute award as the Committee deems appropriate.

Duration of Plan.  If the Plan, as amended, is approved by shareholders at the Meeting, the Plan will expire by its terms on the 10th anniversary of the date of the Meeting, which would be an extension from May 19, 2014.  After the expiration date of the Plan, no Award may be granted, except that the Plan may be terminated at an earlier date by action of the Board of Directors. The expiration of the Plan, or its termination by the Board of Directors, will not affect any Award then outstanding.

Amendment and Termination of Plan.  The Board of Directors shall have complete power and authority to amend the Plan, provided, however, the Board of Directors may not, without the affirmative vote of the holders of a majority of the voting stock of the Bank, make any amendment which would (a) abolish the Committee without designating such other committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, (b) increase the maximum number of shares for which Awards may be granted, (c) amend the formula for determination of the exercise price of Options, (d) extend the term of the Plan or (e) amend the requirements as to the employees eligible to receive Awards. In addition, the Board of Directors shall not make any other amendment to the Plan without shareholder approval to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule. However, except to the extent required by applicable law, no adjustment in the number of shares subject to outstanding Awards, and no adjustment in the number of shares available for grant under the Plan, shall require additional shareholder approval, and all such future adjustments shall be deemed approved by the approval of the Plan, to the extent that such adjustment, whether automatic or discretionary, is proportional to and accompanies an equivalent adjustment in the number of shares held by the Bank’s shareholders. Without the written consent of the participant, except as provided in the Plan, no termination or amendment of the Plan shall adversely affect in any material way any Award previously granted.

Financial Considerations.  The Bank will receive no monetary consideration for the granting of Awards under the Plan. It will receive no monetary consideration other than the exercise price for shares of Common Stock issued to participants upon exercise of an Award that is an Option.

Federal Income Tax Consequences

ISOs.  An optionee recognizes no taxable income upon the grant of ISOs. If the optionee holds the shares purchased upon exercise of an ISO for at least two years from the date the ISO is granted, and for at least one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of the ISO is taxed as long-term capital gain. However, the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the ISO will be treated by the optionee as current income in the year of exercise for purposes of the alternative minimum tax. If an optionee disposes of the shares before the expiration of either of the two special holding periods noted above, the disposition is a “disqualifying disposition.” In this event, the optionee will be required, at the time of the disposition of the Common Stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the Common Stock at the date of exercise as ordinary income, and the excess, if any, as capital gain.

The Bank will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the optionee for alternative minimum tax. However, if an optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Bank will be entitled to deduct an equivalent amount.

While the bargain element that exists at the time of exercise of an ISO is not taxed under the normal federal income tax, it is subject to tax under the alternative minimum tax (“AMT”) system. The AMT is designed to ensure that every taxpayer pays at least some tax. The impact on a particular employee who exercises ISOs will depend upon many factors, including the amount of other “tax preferences” and adjustments on his or her tax return.

ISO treatment is only available with respect to the first $100,000 in value of shares underlying ISOs first becoming subject to exercise in any given calendar year. The $100,000 value is based upon the value of the shares at the time of grant. Any options in excess of this amount are treated as NQOs.

If a Stock Option was originally issued with an “immaculate cashless” exercise feature and is also an ISO, the “immaculate cashless” exercise also has tax consequences. When an ISO is exercised, the optionee must hold the underlying stock for a specific period to remain eligible for ISO treatment. In an “immaculate cashless” exercise, the stock is deemed to be immediately sold to the issuer, when the option is exercised. Thus, the post-exercise minimum holding period is not met for the stock that is deemed to be immediately sold to the issuer. This applies, however, only to those shares that are “deemed” sold to pay the exercise price; the shares retained by the optionee may still qualify for favorable tax treatment if they are held for the balance of the two ISO holding periods. The optionee will recognize as ordinary income the difference between the exercise price and the fair market value on the date of exercise for those shares of the ISO paid or deemed paid to satisfy the exercise price of the ISO.

NQOs.  In the case of a NQO, an optionee will recognize ordinary income upon the exercise of the NQO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price (or, if the optionee is subject to certain restrictions imposed by the federal securities laws, upon the lapse of those restrictions unless the optionee makes a special tax election within 30 days after the date of exercise to have the general rule apply). Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. The Bank will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a NQO.

SARs.  A participant recognizes no taxable income upon the grant of an SAR. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to excess of the fair market value of the shares received over the grant price of such shares under the SAR. The Bank will be entitled to deduct for federal income tax purposes the same amount as the ordinary income recognized by the participant at the time of the exercise.

Restricted Stock.  Generally, except as described in the following paragraph, a participant recognizes no taxable income upon the grant or purchase of Restricted Stock that is subject to a “substantial risk of forfeiture,” as defined in Section 83 of the Code, until such time as the Restricted Stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed, at ordinary income rates, on the difference between the fair market value of the shares and the amount the participant paid, if any, for the Restricted Stock. The Bank will be eligible for a tax deduction at the time the participant recognizes the income in an amount equal to the income recognized.

A participant may elect, under Section 83(b) of the Code, to recognize taxable ordinary income at the time the Restricted Stock is transferred to the participant in an amount equal to the fair market value of the shares at the time of the grant, determined without regard to any forfeiture restrictions. If such an election is made, the Bank will be entitled to a deduction at that time in the same amount. Future appreciation of the shares will be taxed at either the long-term or short-term capital gains rate when the shares are sold depending upon the length of time the participant held the shares. However, if, after making such an election, the shares are forfeited, the participant will be unable to claim a tax deduction.

Unrestricted Stock.  If the Unrestricted Stock award provides for the immediate transfer of shares to the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the shares at the time of grant. If the Unrestricted Stock award provides for a deferred transfer of shares to the participant, the participant will recognize taxable ordinary income at the time the Unrestricted Stock is actually transferred to the participant. The Bank will be entitled to a deduction at such time and in the same amount as the participant recognizes income.  It is intended that all awards providing for the deferred transfer of Unrestricted Stock will be structured to comply with and avoid adverse tax consequences under Section 409A of the Code.

Deferred Compensation.  For purposes of the federal income tax laws, it is intended that participants will not realize taxable income on any compensation that is deferred under the Plan at the time such compensation is earned, and that all deferred compensation arrangements under the Plan will be structured to comply with and avoid adverse tax consequences under Section 409A of the Code.  When a participant receives any distributions from his or her Deferred Compensation Account, any cash and the fair market value of any shares of Common Stock distributed to the participant will be treated as ordinary income. The Bank will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the participant in connection with a distribution from the participant’s Deferred Compensation Account.

Plan Benefits

The grant of an Award, the types of Awards and the number of shares of Common Stock subject to such Awards under the Plan are subject to the discretion of the Committee; therefore, the benefits or amounts that will be received by any participant or group of participants in the Plan, if approved, including directors and key employees, are not currently determinable. To date, only ISOs and NQOs have been granted to participants.

The amount of benefits payable in the future as a result of deferred compensation under the Plan, if approved, is not currently determinable because such benefits depend on the number of participants who are authorized by the Board or the Committee to defer compensation under the Plan, the amount of compensation each participant elects to defer, and the fair market value of the Bank’s Common Stock as it changes over time.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2
TO APPROVE AND RATIFY THE CUSTOMERS BANK
AMENDED AND RESTATED 2004 INCENTIVE EQUITY AND DEFERRED COMPENSATION PLAN

EQUITY COMPENSATION PLANS

The following table provides certain summary information as of August 3, 2011 concerning the Bank’s compensation plans (including individual compensation arrangements) under which shares of the Bank’s Common Stock may be issued.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(#)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights($)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In The First Column)(#)
Equity Compensation Plans Approved By Security Holders (1)	3,628,254 (1)(3)	$3.60	850,350 (2) (4)

Equity Compensation Plans Not Approved By Security Holders	--	$ --	-(4)

(1)	Includes shares of the Bank’s Common Stock that may currently be issued upon the exercise of awards granted under the 2004 Plan and the 2010 Stock Option Plan.

(2)	Includes shares of the Bank’s Common Stock underlying awards that may currently be granted under the 2004 Plan.

(3)
Includes 834,350 shares of the Bank’s Common Stock that may be issued to Mr. Sidhu upon the exercise of warrants granted under an agreement between the Bank and Mr. Sidhu in connection with the Bank’s 2009 and 2010 private offerings.

(4)	This amount does not include securities available for future issuance under the 2004 Plan which is being submitted for shareholder approval at the Annual Meeting.

PROPOSAL 3
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected ParenteBeard LLC (“ParenteBeard”) to serve as the Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  ParenteBeard or its predecessor has been the Bank’s independent public accounting firm since 1997.  The Bank has been advised by ParenteBeard that neither it nor any member thereof has any financial interest, direct or indirect, in the Bank or any of its affiliates, in any capacity.  One or more representatives of ParenteBeard is expected to be present at this year’s Annual Meeting with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm’s examination of the Bank’s financial statements and records for the fiscal year ended December 31, 2010.

Although the submission of the appointment of ParenteBeard is not required by the Bank’s bylaws, the board is submitting it to the shareholders to ascertain their views.  If the shareholders do not ratify the appointment, we will not be bound to seek other independent registered public accountant for 2011, but the selection of other independent registered public accounting firms will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by ParenteBeard for professional services rendered for the fiscal years ended December 31, 2010 and 2009.

Services Rendered	Fiscal 2010	Fiscal 2009
Audit Fees	$253,416	$101,944
Audit-Related Fees	$46,100	$82,042
Tax Fees	$32,217	$9,360
All Other Fees	--	--
Total	$331,733	$193,346

Audit Fees

The audit fees for fiscal years 2010 and 2009 were billed for professional services rendered for the audit of the Bank’s annual financial statements and related services.  The increase in audit fees from 2009 to 2010 were primarily due to additional audit procedures conducted in relation to the Bank’s private offerings of securities, registration statements, the addition of the warehouse lending division, and additional audit procedures performed to comply with auditing standards of the Public Company Accounting Oversight Board.

Audit-Related Fees

The audit-related fees consisted principally of fees related to the Bank’s the stand-alone audits of the Statements of Assets Acquired and Liabilities assumed as of July 9, 2010 and September 17, 2010 for the FDIC assisted acquisitions in 2010 of USA Bank and ISN Bank, respectively, private offerings of securities in 2010 and 2009, and various research, consultation and discussions in 2010 and 2009.

Tax Fees

Tax fees for fiscal years 2010 and 2009 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 3 TO RATIFY THE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CUSTOMERS BANK

History, Business, and Properties

History

The Bank was incorporated on March 25, 1994 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank and member of the Federal Reserve System.  The Bank commenced operations on June 26, 1997.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  As of March 31, 2010, the Bank had total assets of $1.61 billion and total deposits of $1.39 million.

The Bank’s Corporate Headquarters and a full service branch are located at 99 Bridge Street, Phoenixville, Chester County, PA 19460.  The main telephone number is (610) 933-2000.

The Bank has not undergone bankruptcy, receivership or any similar proceedings.  There have been no material re-classifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of business.

In December 2010, the shareholders of the Bank approved a name change from New Century Bank to Customers Bank.  After receiving all necessary regulatory approvals in April 2011, the name has been officially changed to Customers Bank.

The Bank has filed a registration statement on Form S-1 with the SEC (the “S-1”) pursuant to which the Bank will seek shareholder approval to reorganize into a bank holding company structure whereby all of the current shareholders of the Bank will become shareholders of the holding company, and the Bank will become a wholly owned subsidiary of the holding company.  The transaction, if approved by shareholders of the Bank, will involve several steps including, among others, an application to applicable bank regulators for permission to form interim bank as a merger subsidiary into which the Bank can merge in order to become a wholly owned subsidiary of the holding company, applications to applicable bank regulators for permission for the Bank to merge into the merger subsidiary in accordance with a Plan of Merger and Reorganization, the exchange at a ratio of three-to-one of outstanding shares of the Bank’s Voting Common Stock and Class B Non-Voting Common Stock for shares of the holding company’s Voting Common Stock and Class B Non-Voting Common Stock, and the exchange of outstanding warrants and options to purchase shares of the Bank’s Voting Common Stock for warrants or options, respectively, to purchase shares of the holding company’s Voting Common Stock.

Business

Through the Bank’s nine branches in Bucks, Berks, Chester and Delaware Counties, Pennsylvania, one in Mercer County, New Jersey and one in Westchester County, New York, the Bank provides a full range of financial products and services to small businesses, professionals and individuals on the “Main Line” and in Philadelphia suburbs, Greenwich, Connecticut, Port Chester & Rye communities of New York and Mercer County, New Jersey.  The Bank had no revenues in any of the last three years that were attributable to customers outside of the United States, nor did it have any long-lived assets in any of the past three years that were located outside of the United States.

On August 24, 2010, the Bank entered into a definitive agreement to acquire Reading, Pennsylvania based Berkshire Bancorp (“Berkshire”) and its subsidiary Berkshire Bank.  Berkshire is a $150 million bank holding company with 5 offices in the Reading, PA market.  The consideration for this deal will be Voting Common Stock of the proposed holding company, valued at tangible book value at the month end prior to closing.  The acquisition of Berkshire is intended to occur simultaneously with the Bank’s proposed reorganization into a holding company structure, and shareholder and regulatory approval.

As of June 30, 2011, the Bank had 147 full time, 8 part time employees, and 5 employees of Berkshire Bank that were working for the Bank in accordance with an “employee leasing” arrangement between Berkshire and the Bank.

Competition

The Bank competes with other financial institutions for deposit and loan business.  Competitors include other commercial banks, savings banks, savings and loan associations, insurance companies, securities brokerage firms, credit unions, finance companies, mutual funds, money market funds, and certain government agencies.  Financial institutions compete principally on the quality of the services rendered, interest rates offered on deposit products, interest rates charged on loans, fees and service charges, the convenience of banking office locations and hours of operation, and in the consideration of larger commercial borrowers, lending limits.

Many competitors are significantly larger than the Bank, and have significantly greater financial resources, personnel and locations from which to conduct business.  In addition, the Bank is subject to regulation, while certain of its competitors are not.  Non-regulated companies face relatively few barriers to entry into the financial services industry.  The Bank’s larger competitors enjoy greater name recognition and greater resources to finance wide ranging advertising campaigns.  The Bank competes for business principally on the basis of high quality, personal service to customers, customer access to the Bank’s decision makers, and competitive interest and fee structure.  The Bank also strives to provide maximum convenience of access to services by employing innovative delivery vehicles such as internet banking, and convenience of availability of banking representatives.

The Bank believes that it is able to compete effectively with its competitors and has developed a unique business model that is focused on doing a few things well, and combines high touch customer service with high technology to provide convenience to customers. In particular, the Bank believes its competitive strengths include:

•
“Concierge Banking – a unique banking model.  The Bank focuses its customer service efforts on relationship banking, personalized service and the ability to quickly make credit and other business decisions.  Relationship managers are assigned for all customers, establishing a single point of contact for all issues and products.  Additionally, the Bank brings the bank to the customer by using an appointment banking approach available 12 hours a day, seven days a week.  This “concierge banking” approach allows the Bank to provide more competitive services to the customer in a more convenient and more expeditious manner, delivered by experienced bankers, and enhances the overall customer experience, offering better pricing, speed and convenience.

The Bank’s current markets are primarily served by large national and regional banks, with a few larger institutions capturing more than 60% of the deposit market share.  The Bank’s large competitors utilize expensive, branch-based models to sell products to consumers and small businesses.  This expensive branch-based model requires our larger competitors to price their products with wider margins and charge more fees to justify their higher expense base.  While maintaining physical branch locations remains an important component of the Bank’s strategy, the Bank intends to pursue an operating model with fewer and less expensive locations, thereby lowering overhead costs.

The Bank believes that its “concierge banking” approach and creation of a more inexpensive network of “virtual” branches provides greater convenience and more competitive deposit pricing for customers and will lead to a competitive advantage over larger institutions and contribute to the profitability of the Bank franchise, allowing it to generate core deposits, which are expected to be the primary source of funding for asset growth.

•
Sophisticated high technology services.  The key components of the Bank’s technology services are remote account opening, remote deposit capture and mobile banking, collectively creating “virtual branch banks.”  The Bank’s sales force is able to open accounts at the location of the customer, and remote account opening is also available via the Bank’s web site.  Remote deposit capture is available for business customers and new scanners will not only serve the high volume customers, but also the low volume, high dollar customer, which will enable the Bank the opportunity to attract larger deposit relationships.  Mobile banking services are available that enable the Bank to offer a channel similar to the larger banks and target the customer who is looking to utilize this technological channel for their every day banking.  To ensure functionality across the customer base, the Bank will not only provide the technology, but also set up and train customers on how to benefit from this technology.

•
Experienced lending team with local decision making.  The Bank has hired experienced lenders who know the market very well, understand prudent lending standards and want to work in an empowered work environment.  We believe that this philosophy of having experienced lenders who have worked through numerous economic cycles and are empowered to make quick decisions will allow the Bank to effectively compete with larger organizations.

Properties

The Bank leases its corporate headquarters and a full service branch, which are located in a freestanding building at 99 Bridge St., Phoenixville, Chester County, PA 19460, wherein the Bank leases approximately 15,298 square feet on 2 floors.  The lease on this location expires in 2022.

The Bank leases office space totaling 8,000 square feet at 1015 Penn Avenue, Wyomissing, Pennsylvania which comprises the intended corporate headquarters of the holding company and a full service branch that opened in mid-2010. The lease on this location expires in 2015.

In addition to the corporate headquarters, the Bank leases properties in the 2,300 to 3,300 square foot range where it maintains full service commercial bank branches at 155 East Lancaster Ave. in Wayne, Pennsylvania, 215 Lancaster Avenue in Malvern, Pennsylvania, 3557 West Chester Pike in Newtown Square, Pennsylvania and 73 Old Dublin Pike in Doylestown, Pennsylvania, 1 S. Main St. Yardley, Pennsylvania and  601 North Main St., Port Chester, New York.  The leases on these locations expire in 2013, 2014, 2014, 2015, 2015 and 2015 respectively.

The Bank also leases 5,500 square feet of property at 513 Kimberton Road in Phoenixville, Pennsylvania where it maintains a full service commercial bank branch and corporate offices.  The lease on this location expires in 2013.

The Bank subleases 5,059 square feet of space in Hamilton, New Jersey from which it conducts its mortgage warehouse lending activities. In addition, the Bank leases 1,950 square fee at 2419 Nottingham Way in Hamilton, New Jersey where it maintains a full service branch. The lease on these locations expire in 2015.

The total minimum cash lease payments for the Bank’s current office, branch offices and mortgage warehouse lending locations amounts to approximately $100 thousand per month.

Legal Proceedings

On May 14, 2010, Alliance Bank, a bank located in Broomall, Delaware County, Pennsylvania, commenced a civil action in the U.S. District Court for the Eastern District of Pennsylvania, seeking preliminary and permanent injunctive relief as well as compensatory and punitive damages against the Bank.  The lawsuit arises from Alliance’s allegations that the Bank’s use of the name and trademark “CUSTOMERS 1st BANK” infringes Alliance’s federal trademark registration for the mark CUSTOMER FIRST®.  The specific relief requested by Alliance includes (a) the entry of a preliminary and permanent injunction against the Bank from using the mark “CUSTOMERS 1st BANK” or any other similar designation in connection with the Bank’s banking services; (b) an order that the Bank is to remove and/or destroy all commercial and promotional materials using or showing the mark “CUSTOMERS 1st BANK” in connection with the Bank’s banking services; (c) an order that the Bank should to pay Alliance compensatory and punitive damages as determined at a trial on the merits; and (d) an order that the Bank should pay Alliance an amount equal to the Bank’s profits realized through the alleged infringing conduct, as well as court costs, reasonable attorney fees, and pre- and post-judgment interest. On July 27, 2010, the court issued an order entering a preliminary injunction against the Bank’s continued use of the name and mark “Customers 1st Bank” in connection with any banking and financial services.  The Bank has accordingly ceased use of the name “Customers 1st Bank” in accordance with the Order.

On November 15, 2010, Customers Bank filed suit against Open Solutions, Inc. (“OSI”) in the United States District Court for the Eastern District of Pennsylvania, seeking damages for failure to assist in the conversion of system and customer information associated with the former USA Bank and requesting injunctive relief to compel OSI to assist with the deconversion of the former USA Bank's systems. OSI filed counterclaims against Customers Bank on November 24, 2010, asserting claims for breach of contract and breach of settlement agreement. In support of its breach of contract claim, OSI alleged that Customers Bank "assumed" the former-USA Bank agreements and is bound by those agreements. OSI claimed that it has sustained damages in excess of $1 million. Customers Bank disputed that it has any liability to OSI. Prior to trial, OSI dismissed with prejudice its settlement agreement claim.  Trial was held on February 24, 2011.  On March 7, 2011, the Court ruled against Customers Bank and in favor of OSI as follows: judgment was entered against Customers on OSI's claim that the agreements between OSI and USA Bank were assumed by Customers Bank and judgment was entered against Customers on its claims against OSI; judgment was entered for OSI on its breach of contract claim under one agreement, in the amount of $104 thousand; the Court found there was no breach of the second agreement by Customers Bank and no proof of damages.  OSI filed a motion for payment of legal fees and costs associated with the litigation, which are estimated to be around $205,000.  Customers Bank filed a motion with the District Court to vacate the judgment and to enter judgment in favor of Customers on OSI's counterclaim.  In addition, the FDIC filed a motion to intervene in the litigation, and has also sought dismissal of OSI's counterclaims on jurisdictional grounds.  On May 3, 2011, the Court granted the FDIC's motion to intervene, and directed that OSI respond to the motion to dismiss the counterclaim.  On August 9, 2011, the District Court granted the FDIC's motion to dismiss and vacated the judgment entered against Customers.  The Court denied Customers' post-trial motion as moot because of the Court's vacatur of the judgment.

Although the Bank from time to time is involved in various legal proceedings in the normal course of business, other than as described above, there are no material legal proceedings to which it is a party or to which its property is subject.

Management

The names, ages and positions of each of the directors and executive officers of the Bank, together with descriptions of the business backgrounds of each of the directors and named executive officers, are provided in “OUR BOARD OF DIRECTORS AND MANAGEMENT” below.

OUR BOARD OF DIRECTORS AND MANAGEMENT

The Bank’s board members are:

Name	Director Since	Position	Age	Term Expires:
Bhanu Choudhrie	2009	Director	33	2012
Richard A. Ehst	2009	Director, President and Chief Operating Officer	64	2011
Kenneth B. Mumma, J.D.	1997	Director	53	2013
Daniel K. Rothermel, J.D.	2009	Director, Lead Independent Director	73	2013
John R. Miller, CPA	2010	Director	64	2013
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	60	2012
T. Lawrence Way, CPA, J.D.	2005	Director	63	2011
Steven J. Zuckerman	2009	Director	47	2011

There are no arrangements or understandings between any director and any other persons pursuant to which a director was or is to be selected as a director or nominee.

Below are the biographies of our directors:

Jay S. Sidhu, Chairman and Chief Executive Officer

Mr. Sidhu joined Customers Bank as Chairman and Chief Executive Officer in the second quarter of 2009.  Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank from 1989 and its Chairman from 2002 until his retirement on December 31, 2006, and the Chairman and Chief Executive Officer of SIDHU Advisors, LLC, a consulting firm.  He has received Financial World’s CEO of the year award and named Turnaround Entrepreneur of the Year.  He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum.   Mr. Sidhu serves as the Non-Executive Chairman of the board of directors of Atlantic Coast Financial Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Jacksonville, Florida.  Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the board of Grupo Santander.  He obtained an MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course.  Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership combined with his extensive banking sector experience provide the board with intimate knowledge of Customers Bank’s direction and strategic opportunities.

Richard Ehst, President and Chief Operating Officer

Mr. Ehst joined Customers Bank as President and Chief Operating Officer and a member of the board in August 2009.  Mr. Ehst was previously an Executive Vice President, Commercial Middle Market, Mid-Atlantic Division, of Sovereign Bank.  Before this role, Mr. Ehst served as Regional President for Berks County from 2004 until 2009 and Managing Director of Corporate Communications for Sovereign from 2000 until 2004 where his responsibilities included reputation risk management and marketing services support systems. Mr. Ehst also served as a member of the County of Berks Workforce Investment board of directors in 2009 through 2011.  Before joining Sovereign Bank, Mr. Ehst was an independent consultant to more than 70 financial institutions in the mid-Atlantic region, including Sovereign Bank, where he provided guidance on regulatory matters, mergers and acquisitions, and risk management.

Mr. Ehst has superior knowledge and lengthy experience in the banking industry, as well as superlative business development skills which provide significant value to the board.

Bhanu Choudhrie, Director

Mr. Choudhrie has been Executive Director of C&C Alpha Group Limited, a London based family private equity group, since November 2006, and was the Executive Director of C&C Business Solutions Ltd. from June 2003 to November 2006.  In July 2010, Mr. Choudhrie became a director of Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.   Mr. Choudhrie is a private equity investor with investments in the United States, United Kingdom, Europe and Asia.  C&C Alpha Group was founded in 2002.  The company, with global headquarters in London, has established offices in several countries.  Its team comprises entrepreneurs, financial analysts, project developers, project managers and strategy consultants.

As an executive of a UK-based firm with international interests, Mr. Choudhrie provides the board with a global market perspective.

John R. Miller, Director

Mr. Miller has been a member of the Board of Trustees of Wilkes University since 1996, including a tenure as Chairman of the Board from 2005 to 2008.  He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006.  Mr. Miller served in various capacities as an accountant at KPMG, LLP, a global accounting, tax and advisory firm, from 1968 to January 2005, including a tenure as Vice Chairman from 1999 to 2004, as a member of the Board of Directors from 1993 to 1997, and as a member of the Management Committee from 1997 to 2004.  He was the Chairman of the United States Comptroller General’s Governmental Auditing Standards Advisory Council from 2001 to 2008.  He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to the nation’s heritage.  Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance and is registered as a certified public accountant in both Pennsylvania and New York.
Mr. Miller’s 36 years of experience at KPMG, LLP and 7 years as Chairman of the US Comptroller’s General Auditing Standards Advisory Council have given him valuable experience and insight into auditing, accounting and financial reporting, making him a valuable asset to the Bank’s board. Mr. Miller is an independent member of Customers Bank’s board of directors, as independence for board members is defined under NASDAQ Rules.

Kenneth B. Mumma, Director and Chairman of the Executive Committee

Mr. Mumma is the former Chairman and CEO of the Bank who founded the Bank in 1997.  Prior to his joining the Bank, he was engaged in the private practice of law.  He is a graduate of Franklin & Marshall College and received his J.D.  from Villanova School of Law.  He also received his certificate from the Central Atlantic School of Banking.  His strong civic commitment is demonstrated by his participation in a number of the area’s nonprofit organizations.

As one of the Bank’s original founders, Mr. Mumma brings to the board his entrepreneurial experience, keen strategic insights, institutional knowledge and deep commitment to our enterprise.

Daniel K. Rothermel, Director and Chairman of the Risk Management Committee

Mr. Rothermel has been the President and Chief Executive Officer of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania, since 1989, and served over twenty years on the board of directors of Sovereign Bancorp and Sovereign Bank.  At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee.  He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as director of Sovereign Bank provide unique and valuable perspective to the board.

T. Lawrence Way, Director and Chairman of the Audit Committee

Mr. Way is the former CEO and Chairman of the Board of Directors of Alco Industries, Inc., an employee-owned diversified manufacturing company.  Over his 34-year career with Alco, Mr. Way has held various positions at the Company, including a term as interim Chief Financial Officer.  He continues as a member of the Board of Directors and chairs the Board's Audit Committee.  Mr. Way is a Certified Public Accountant, received a Masters in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University.  He has experience in varied management, finance, operations and mergers and acquisitions.

Mr. Way’s background as an attorney and certified public accountant, as well as his experience leading a company through the current economic, social and governance issues as Chairman and Chief Executive Officer of Alco Industries, Inc., make him well-suited to serve on the board.

Steven J. Zuckerman, Director

Mr. Zuckerman, President and CEO of Clipper Magazine, graduated from Franklin & Marshall College with a B.A.  in Business Management in 1985.  While in college, he co-founded the Campus Coupon Clipper, a predecessor to Clipper Magazine, now, a full-service media company, with numerous subsidiaries, including Loyal Customer Club, Spencer Advertising & Marketing, Clipper Web Development, The Menu Company, Total Loyalty Solutions, Clipper Graphics and Clipper TV.  Clipper Magazine has over 550 individual market editions in over 31 states with 1,200 employees around the country, including approximately 500 in Lancaster County, Pennsylvania.  He is a partner in Opening Day Partners, owner and operator of the Atlantic League of Professional Baseball Teams and Stadiums in New Jersey, Maryland and South Central Pennsylvania.

Mr. Zuckerman’s experience in the advertising industry make him uniquely situated to provide the board with insight in the key areas of marketing and customer strategies.

Executive Officers

Thomas Brugger, Chief Financial Officer - Age 44

Mr. Brugger is the Chief Financial Officer.  He joined Customers Bank in September 2009.   Mr. Brugger was employed by Sovereign Bank for 15 years in the roles of Corporate Treasurer, Chief Investment Officer and Portfolio Manager.  At Sovereign Bank, Mr. Brugger was responsible for investment portfolio management, wholesale funding, liquidity, regulatory and economic capital, securitization, interest rate risk, business unit profitability, budgeting, and treasury operations.  He was Chairman of the Asset/Liability committee and all pricing committees.  In addition, he participated in 19 acquisitions while at Sovereign Bank.  Before Sovereign Bank, he worked in the treasury department and internal audit at Independence Bancorp.

Warren Taylor, President and Director of Community Banking - Age 52

Mr. Taylor is the President and Director of Community Banking. He joined Customers Bank in July 2009. Prior to Customers Bank, Mr. Taylor was employed by Sovereign Bank for 20 years in the role of Division President. At Sovereign Bank, Mr. Taylor was responsible for retail banking in various markets in southeastern Pennsylvania and central and southern New Jersey. Mr. Taylor was actively involved with team member selection from the branch manager role and higher.

Glenn A. Hedde, President of Customers Bank Mortgage Warehouse Lending - Age 50

Mr. Hedde is the President of Customers Bank Mortgage Warehouse Lending. He joined Customers Bank in August 2009, and immediately prior to that he provided consulting services in the banking, mortgage banking and multi-family lending industries. Mr. Hedde was the President of Commercial Operations at Popular Financial Holdings, LLC from 2000 to 2008. During his time at Popular Financial, Mr. Hedde was a member of a senior leadership team with direct responsibility for management of more than $300 million assets in mortgage warehouse lending. Additionally, Mr. Hedde was responsible for business development, risk management, collateral operations and compliance. Mr. Hedde also previously worked in mortgage banking, business development, and credit quality management for various companies including GE Capital Mortgage Services, Inc. and PNC Bank.

BOARD GOVERNANCE

Information about our Board of Directors

During 2010, the Bank’s board of directors held 19 meetings, excluding committee meetings, which are described below.   See “Director Compensation Table” and the notes and narratives below such table, beginning on page 42 of this proxy statement, for more information on director fees.

In 2010, each of the directors of the Bank attended at least 75% of the aggregate of (i) the total number of board meetings held while he was a director, and (ii) the total number of meetings held by committees during his service on those committees.

The table below highlights the membership composition of our various board level committees:

Name	Executive	Audit	Risk Management	Compensation	Nominating and Corporate Governance
Bhanu Choudhrie		X		X	X
Richard Ehst			X
Kenneth Mumma	X*		X
Daniel Rothermel	X	X	X*	X	X*
John R. Miller		X	X		X
Jay Sidhu	X		X
T. Lawrence Way	X	X*	X		X
Steven Zuckerman				X*	X
* Committee Chair

Board Leadership Structure

The board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight and expertise from outside the Bank and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development, and its execution, and facilitates information flow between management and the board, which are essential to effective governance.

One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Daniel K. Rothermel, an independent director who serves as Chairman of the Risk Management and Nominating and Corporate Governance Committees, was selected by the board of directors to serve as the Lead Director.  As Lead Director, Mr. Rothermel presides over all board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

The board of directors believes that establishing the right “tone at the top” and full and open communication between management and the board of directors are essential for effective risk management and oversight. At each regular board meeting, the directors receive a summary on areas of material risk to the Bank, including credit, market, liquidity and operational risk.  These summary reports are in a scorecard structure and they assist the directors in the early identification of risks.  The board also created a board Risk Management Committee and a management Risk Committee to monitor and oversee all risk of the Bank in a more detailed fashion.  The board can ask either committee to research issues and address any risk issues that merit additional focus and attention.  These committees will develop recommendations to manage risk and will bring any material issues to the attention of the full board.

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation.  The Audit Committee is composed of independent, non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment.  The independent auditors are ultimately accountable to the Audit Committee and the board of directors.  The Audit Committee reviews the independence and performance of the auditors and annually recommends to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.  The chief internal auditor reports directly to the Audit Committee. The annual risk assessment and internal audit plan are approved by the Audit Committee.  The Audit Committee performs other oversight functions as requested by the board of directors.

The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating and Corporate Governance Committee will assist the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board of directors organization and membership, and succession planning for our directors.

Director Independence

Each of Messrs. Rothermel, Way, Zuckerman, Miller and Choudhrie was considered independent in 2010, as independence for board members is defined under NASDAQ Rules.  In determining that Messrs. Rothermel, Way, Zuckerman, Miller and Choudhrie meet the definition of independent, the board of directors considered routine banking transactions between Customers Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions Customers Bank made to non-profit organizations with whom any of the directors are associated, and any transactions that are discussed under “TRANSACTIONS WITH RELATED PARTIES” beginning on page 44 of this proxy statement. In addition, when determining Mr. Zuckerman’s independence, the board considered and deemed immaterial certain advertising arrangements Customers Bank has with Clipper Magazine and its affiliates, for which Mr. Zuckerman is the Chief Executive Officer.

Executive Committee

The Executive Committee of the board of directors can act on behalf of the board of directors in between meetings of the full board, to the extent permitted by law, in order to carry out the business of the Bank.

The Bank’s Executive Committee held 2 meetings during 2010.

Nominating and Corporate Governance Committee

In April 2010, we established a Nominating and Corporate Governance Committee.  This committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full board. The Nominating and Corporate Governance Committee will review and assess the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines, assist the board of directors in interpreting and applying corporate governance guidelines, and recommend any proposed changes to the board of directors for approval. The Nominating and Corporate Governance Committee has a charter.  The board of directors has determined that each member of Nominating and Corporate Governance Committee is independent as defined under NASDAQ Rules.

The Bank’s Nominating and Corporate Governance Committee held 2 meetings during 2010.

Director Nominations

Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at the Bank’s Annual Meeting.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	The appropriate size of our board of directors and its Committees;

•	The perceived needs of the board for particular skills, background, and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board; and

•	The nominees’ independence from management.

There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our shareholders.  The Committee does, however, believe it appropriate for at least one member of the board to meet the criteria for an “audit committee financial expert,” that a majority of the members of the board meet the definition of “independent director” under NASDAQ Rules, and that one or more key members of management participate as members of the board.

While we have no formal policy with respect to diversity on the board, in order to enhance the overall quality of the board’s deliberations and decisions, the Nominating and Corporate Governance Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the expiring class of directors willing to continue in service.  Current members of the expiring class with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by members of the expiring class with that of obtaining a new perspective.  If any member of the expiring class does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the board suggestions as to individuals that meet the criteria.  The Committee has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, but relies on community and business contacts it has established through its directors, officers and professional advisors to help it identify potential director candidates when a specific need is identified.

The Nominating and Corporate Governance Committee will evaluate any recommendation for a director nominee proposed by a shareholder.  In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s procedures for evaluating potential director nominees, any recommendation for director nominee must be submitted in accordance with our procedures for shareholder nominees.  Our bylaws require that all nominations made by a shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Bank not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors. If less than thirty (30) days' notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.  Every nomination must include: (a) the consent of the person nominated to serve as a director; (b) the name, age, business address and residence address of the nominee; (c) the principal occupation or employment of the nominee; (d) the number of shares of the Bank beneficially owned by the nominee; (e) the name and address of the notifying shareholder; and (f) the number of shares of the Bank owned by the notifying shareholder.

The Bank’s Nominating and Corporate Governance Committee held 2 meetings during 2010.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.  For this purpose, the Audit Committee performs several functions:

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•
Maintains responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;

•
Reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•
Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with management and our independent registered public accounting firm, our financial reporting processes and internal financial controls;

•	Reviews the annual audited financial statements and recommends to the board of directors their inclusion in our annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews and approves any related party transactions;

•
Establishes and oversees procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Ethics, and as requested by the board, reviews and investigates any conduct alleged to be in violation of the Code of Ethics; and

•
Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards No. 380) and any formal written statements received from the independent registered public accounting firm.

The Bank’s Audit Committee held 3 meetings during 2010.

The board of directors has determined that, during 2010, Mr. Way would qualify as a “financial expert” within the meaning of that term in the SEC regulations dealing with audit committee financial experts.  It has also determined that Messrs. Rothermel, Way, Miller and Choudhrie are “independent” within the meaning of that term under NASDAQ Rules.  Our board of directors has adopted a written charter for the Audit Committee.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis.

Compensation Committee

The Compensation Committee of the board of directors:

•
Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for executive officers and directors relative to comparable companies in our industry;

•	Reviews and makes recommendations regarding all benefit programs and human resource policies;

•	Reviews the performance of the CEO on an annual basis and sets goals for the coming year;

•	Reviews and approves corporate and personal performance goals and objectives relevant to the compensation of all executive officers, and sets all executive compensation;

•	Makes recommendations to the board regarding the establishment and terms of incentive compensation plans and equity compensation plans, and administers such plans;

•	Approves grants of options, restricted stock, and other awards to all executive officers and directors;

•
Approves compensation related matters outside the ordinary course to executive officers and directors, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; and

•	Makes recommendations to the board regarding director compensation in conjunction with the Nominating & Corporate Governance Committee.

The Bank’s Compensation Committee held 4 meeting during 2010.  The board of directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of that term under NASDAQ Rules.

Risk Management Committee

The Risk Management Committee of the board of directors:

•	Assists the full board in oversight of the Bank’s risk governance process and framework;

•	Reviews and approves the Bank’s significant risk assessment and management policies; and

•	Reviews management information regarding enterprise risk.

The Bank’s Risk Management Committee held 4 meetings during 2010.

Director Attendance at Annual Meetings

While we have no formal policy regarding director attendance at our Annual Meeting, we make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors taking into account the directors’ schedules.  We believe that Annual Meetings provide an opportunity for shareholders to communicate with directors and have requested that all directors make every effort to attend our Annual Meetings.  Historically, more than a majority of the directors have done so; for example, in 2010, 7 of the Bank’s then-directors attended the 2010 Annual Meeting of the Bank.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Bank’s Compensation Objectives and the Focus of Compensation Rewards

The Bank’s compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that maximizes corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of the bank. The Bank seeks to align individual performance with long-term strategic business objectives and shareholder value, and believes that the combination of executive compensation provided fulfills these objectives.

Currently, the Bank’s executive compensation program has three key elements: (1) salary; (2) bonus and (3) long-term equity incentives. The mix of short term performance incentives versus long term incentives are reviewed annually with the intention of achieving a reasonable balance of those incentives. The Bank does not have set percentages of short term versus long term incentives.

Compensation philosophy is determined by the board of directors, based upon the recommendations of the Compensation Committee, which is comprised solely of independent directors.  The Bank’s chief executive officer makes recommendations to the Compensation Committee concerning the compensation of other executive officers, but does not participate in establishing his own compensation.

The guiding principle of the Bank’s compensation philosophy is that the compensation of executive officers should be based primarily on the financial performance of the Bank, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider the Bank’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of the compensation program, particularly the incentive bonus program, as described below.

Role of the Compensation and Corporate Governance Committee

The Compensation Committee assists the Board of Directors in discharging its responsibilities regarding the Bank’s compensation and benefit plans and practices. Authority granted to the Compensation Committee is established by the board of directors. The Compensation Committee met as necessary in 2010. The Compensation Committee strongly considered the recommendations of the Chief Executive Officer regarding the other named executive officers. The actions of the Compensation Committee were presented for discussion at meetings of the full Board of Directors.

Specific Elements of the Compensation Program

Described below are the specific elements of the Bank’s compensation program for executive officers.

Salary

The Bank believes that a key objective of the salary structure is to maintain reasonable “fixed” compensation costs, while taking into account the performance of the executive officers.  Base salaries are paid to executive officers on a bi-weekly basis, and are reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. The Compensation Committee determines if any base pay changes should be made for executive officers. All of the named executive officers for 2010 joined the Bank in 2009, and their initial base salaries were established by the Compensation Committee.  Base pay changes, if any, are normally determined after considering the executive’s current base pay position relative to the Bank’s peer group, Customer Bank’s performance and the individual’s contribution to that performance for the prior year and the national and regional economic conditions, their effect upon Customer Bank and how the executive has dealt with them within his or her area of responsibility.

In 2010, the Compensation Committee decided not to raise salaries of the named executive officers because such officers had been with the Bank only since 2009.  The salaries disclosed in the Summary Compensation Table set forth on page 33 of this Annual Proxy Statement-Prospectus indicate the actual amount paid to each named executive officer in 2009 and 2010.  Since each of the named executive officers were employed by the Bank for less than half of 2009, the total salary paid to each such person is significantly higher in 2010 compared to 2009, however, the salary rates were not changed during those periods.

Bonuses

Bonuses are designed to motivate executives by rewarding performance. The Compensation Committee considers the Bank’s financial performance, including growth and various financial measures. As with base salary, the Compensation Committee also considers national and regional economic conditions. The chief executive officer makes recommendations to the Compensation Committee with respect to the annual bonus of the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible.  Based on the Bank’s 2009 performance, limited bonuses were paid to the named executive officers in 2010.

Bonuses earned in 2010 and approved by the Compensation Committee on February 17, 2011 are based on the judgement of the Committee and recommendations of executive management.  The bonus allocated to Glenn Hedde is based on 10% of the net profit of the mortgage warehouse division.  The bonus will be paid 40% in cash and 60% in restricted stock units that vest over a three year period.

Long-Term Equity Incentive Compensation

The Bank’s shareholders approved the Management Stock Purchase Plan, the 2010 Stock Option Plan and  the Bonus Retention and Recognition Plan (referred to collectively as “equity compensation programs”) at the 2010 annual meeting of shareholders held on December 9, 2010.

The Bank’s equity compensation program permits the Compensation Committee to grant stock options and restricted stock unit awards on a discretionary basis. With the exception of warrants issued to Mr. Sidhu in connection with the capital raising activities in 2009,  none of the named executive officers were granted equity awards in 2009 due to their limited employment periods.  Stock options were granted to the named executive officers in 2010 at an exercise price equal to the then current market price of the Bank’s Voting Common Stock.

Perquisites, Post-Retirement and Other Elements of Compensation for Executive Officers

In order to attract and retain qualified executives, the Bank provides executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through a 401(k), executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites that were paid to the named executive officers in 2010 may be found in the footnotes and narratives to the summary compensation table.

Employment and Other Agreements

The Bank has entered into Employment Agreements with each of Messrs. Sidhu, Ehst and Brugger, and a Supplemental Executive Retirement Plan Agreement with Mr. Sidhu, the material elements of which are described elsewhere in this Annual Proxy Statement-Prospectus.  See "EMPLOYEE BENEFITS - Officer Employment Agreements" beginning on page 41.

Consideration of Risk

The Bank’s compensation methods are discretionary and balance short and long-term goals for it’s executive officers.  The Compensation Committee strives to provide strong incentives to manage the Bank for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. As a matter of best practice, beginning in 2010, the Compensation Committee intends to annually review the relationship between the risk management practices and the incentive compensation provided to the executive officers to confirm that the incentive compensation does not encourage unnecessary and excessive risks.

Risk Management Checks and Balances

The Committee believes that the design and governance of the Bank’s executive compensation program is consistent with the highest standards of risk management.  The design of the executive compensation program supports the Bank’s risk management goals through an interlocking set of checks and balances.

•
Rather than determining incentive compensation awards based on a single metric, the Committee applies its informed judgment taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of the Bank.

•
To further ensure that executive officers are focused on long-term performance, a significant portion of the incentive award is provided as a long-term equity award that does not become earned and paid until three to five years after the grant date.

•	Use of equity awards aligns executive officers’ interests with the interests of shareholders, and the significant stock ownership requirements further enhance this alignment.

Together, these features of the executive compensation program are intended to:

•	Ensure that compensation opportunities do not encourage excessive risk taking;

•	Focus executive officers on managing the bank towards creating long-term, sustainable value for shareholders; and

•	Provide appropriate levels of realized rewards over time.

Compliance with Section 409A of the Internal Revenue Code

The executive compensation arrangements are intended to be maintained in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements and tax penalties on the affected employees if their deferred compensation arrangements do not comply with those restrictions.

SUMMARY COMPENSATION TABLE

The following table sets forth information for each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008:  (1) the dollar value of base salary and bonus earned; (2) option awards; (3) all other compensation; and (4) the dollar value of total compensation.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Award ($) (4)	Option Awards ($) (2)		All Other Compensation ($) (3)		Pension ($) (6)	Total ($)
Jay S. Sidhu	2010	225,000	225,000		1,075,000	1,683,809		7,599		2,561,677	5,778,085
Chairman & CEO	2009	120,835	120,835		--	684,923	(2)	18,762	(5)	--	945,355
	2008	--	--		--	--		--		--	--
Richard A. Ehst	2010	150,000	75,000		12,500	252,371		21,500		--	511,371
President & COO	2009	55,668	27,833		--	--		5,461		--	88,962
	2008	--	--		--	--		--		--	--
Thomas R. Brugger	2010	145,000	72,500		125,000	252,371		5,374		--	600,245
EVP & Chief Financial Officer	2009	45,281	22,640		--	--		2,751		--	70,672
	2008	--	--		--	--		--		--	--
Warren Taylor	2010	134,615	50,000		187,500	51,570		1,508		--	425,193
President and Director of	2009	64,620	10,000		--	--		632		--	75,252
Community Banking	2008	--	--		--	--		--		--	--
Glenn A. Hedde	2010	125,000	150,000	(7)	368,752	10,314		6,073		--	660,139
President of Customers Bank	2009	50,584	5,000		--	--		1,932		--	57,516
Mortgage Warehouse Lending	2008	--	--		--	--		--		--	--

(1)
The columns disclosing Non-Equity Incentive Plan Compensation and Non- Qualified Deferred Compensation Earnings have been omitted from the table because no named executive officer earned any compensation during 2010, 2009 or 2008 of a type required to be disclosed in those columns.

(2)
Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, including 834,350 immediately exercisable warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu in connection with the 2009 private offering.

(3)
In addition to the items specified in footnotes (5) and (6) below, the amounts listed in this column include for each named executive officer insurance premiums paid under the Bank’s insurance plans available to all employees, and matching 401(k) contributions paid under the Bank’s 401(k) Retirement Savings and Profit Sharing Plan, as well as car allowance payments for each of Messrs. Ehst and Brugger.  For a summary of the Bank’s insurance plans, see “EMPLOYEE BENEFITS-Insurance” at page 41 of this proxy statement.  For a summary of the 401(k) Retirement Savings and Profit Sharing Plan, see “EMPLOYEE BENEFITS-401(k) Retirement Savings and Profit Sharing Plan” at page 41 of this proxy statement.

(4)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of awards to purchase shares of the Bank Common Stock at a purchase price of $1.00 per share, granted pursuant to the Management Stock Purchase Plan.  For a summary of the Management Stock Purchase Plan, see the description on 34 of this proxy statement.

(5)	Includes $14,755 paid as a car allowance for Mr. Sidhu in 2009.

(6)	Reflects the aggregate present value of the benefits under Mr. Sidhu’s supplemental executive retirement plan that became effective upon the acquisition of USA Bank on July 9, 2010.

(7)
Represents aggregate bonus for 2010 of which $293,752 will be paid through the issuance of 73,438 shares of restricted stock units in February 2011 under the 2004 Incentive Equity and Deferred Compensation Plan.  The restricted stock units vest over a three year period.

GRANTS OF PLAN-BASED AWARDS(10)

Name	Grant date	All other stock awards: Number of shares of stock (#)	All other option awards: Number of securities underlying options (#) (2)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Jay S. Sidhu	4/6/2010	--	1,346,262 (3)	3.25	1,388,534(3)
	7/14/2010	--	35,000 (4)	3.50	32,071(4)
	7/9/2010	430,000 (1)	--		--
	12/28/2010	--	223,262 (5)	4.00	263,204(5)
	1/31/2011	--	229,375 (6)	4.00	264,722 (6)
	2/28/2011	--	15,083 (7)	4.00 (7)	16,291(7)
	4/6/2010	--	201,939 (3)	3.25	208,280(3)
Richard A. Ehst	7/14/2010	--	5,250 (4)	3.50	4,811(4)
	7/9/2010	5,000 (1)	--		--
	12/28/2010	--	33,489 (5)	4.00	39,481(5)
	1/31/2011	--	34,406 (6)	4.00	39,708 (6)
	2/28/2011	--	2,262 (7)	4.00 (7)	2,444(7)
	4/6/2010	--	201,939 (3)	3.25	208,280(3)
Thomas R. Brugger	7/14/2010	--	5,250 (4)	3.50	4,811(4)
	7/9/2010	50,000 (1)	--		--
	12/28/2010	--	33,489 (5)	4.00	39,481(5)
	1/31/2011	--	34,406 (6)	4.00	39,708 (6)

	2/28/2011	--	2,062 (7)	4.00 (7)	2,444(7)
Warren Taylor	4/6/2010	--	50,000 (3)	3.25	51,570(3)
	7/9/2010	75,000 (1)	--		--
	2/17/2011	--	50,000 (8)	4.00 (8)	55,230(8)
Glenn A. Hedde	4/6/2010	--	10,000 (3)	3.25	10,314(3)
	7/9/2010	30,000 (1)	--		--
	2/17/2011	--	25,000 (8)	4.00 (8)	27,615(8)
	2/17/2011	73,438 (9)	--	4.00 (9)	293,752(9)

(1)	Reflects restricted stock shares issued under the Management Stock Purchase Plan at $1.00 per share.
(2)
Includes options awarded on April 6, 2010 with an exercise price of $3.25 and vesting of 20% per year on the first through fifth anniversary date of grant, options awarded on July 14, 2010 to Messrs. Sidhu, Ehst and Brugger with an exercise price of $3.50 and vesting of 20% per year on the first through fifth anniversary date of grant, options awarded on December 28, 2010 to Messrs Sidhu, Ehst, and Brugger with an exercise price of $4.00 and vesting of 20% per year on the first through fifth anniversary date of grant, options awarded on February 17, 2011 to Messrs Taylor and Hedde with an exercise price of $4.00 per share and vesting of 20% per year on the fifth anniversary date of grant, and options awarded on February 28, 2011 to Messrs Sidhu, Ehst and Brugger with an exercise price of $4.00 per share and vesting of 20% per year on the first through fifth anniversary date of grant. All options are non-qualified stock options.

(3)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of Customer Bank’s common stock to be $1.03 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 3.28%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) the Bank has not paid dividends through 2010 and (d) an expected term of 7 years.

(4)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of the company’s common stock option to be $0.92 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 1.82%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) the Bank has not paid dividends through 2010 and (d) an expected term of 7 years.

(5)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of the company’s common stock option to be $1.178 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 2.89%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) the Bank has not paid dividends through 2010 and (d) an expected term of 7 years.

(6)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of Customer Bank’s common stock to be $1.1541 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 1.95%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) Customers Bank’s has not paid dividends through 2010 and (d) an expected term of 7 years.

(7)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of Customer Bank’s common stock to be $1.0801 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 2.13%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) the Bank has not paid dividends through 2010 and (d) an expected term of 7 years.

(8)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of Customer Bank’s common stock to be $1.1046 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 2.30%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) the Bank has not paid dividends through 2010 and (d) an expected term of 7 years.

(9)	Reflects restricted stock units issued under the 2004 Incentive Equity and Deferred Compensation Plan.
(10)
The columns disclosing Estimated Future Payouts Under Non-Equity Incentive Plan Awards and Estimated Future Payouts Under Equity Incentive Plan Awards have been omitted from the table because no named executive officer earned any compensation of a type required to be disclosed in those columns.

2004 Incentive Equity and Deferred Compensation Plan

During 2004, the shareholders of Customers Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of Customers Bank by linking the personal interests of the members of the board of directors and Customers Bank’s employees, officers and executives to those of Customers Bank’s shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of Customers Bank. The 2004 Plan is further intended to provide flexibility to Customers Bank in its ability to motivate, attract and retain the services of members of the board of directors, employees, officers and executives of Customers Bank.

The 2004 Plan is administered by the Compensation Committee of the board of directors.  It provides for the grant of options, some or all of which may be structured to qualify as incentive stock options if granted to employees, and for the grant of stock appreciation rights, restricted stock and unrestricted stock up to a total of 200,000 shares of Voting Common Stock.  At Customers Bank’s next annual meeting of shareholders, it intends to seek shareholder approval for an amendment of the 2004 Plan that will extend the term of the 2004 Plan for an additional 10 years after the date of that annual meeting and increase the number of shares eligible for grant underlying awards pursuant to the 2004 Plan by one million three hundred thousand (1,300,000) shares to one million five hundred thousand (1,500,000) shares total.

Management Stock Purchase Plan

In December 2010, the Bank’s shareholders approved Customers Bank’s Management Stock Purchase Plan (the “Management Stock Purchase Plan”), which consists of a pool of 700,000 shares of Common Stock of the Bank (or any successor bank or holding company of the Bank) that may be offered for purchase by senior management personnel at a deeply-discounted purchase price of $1.00 per share during a short election period.  The Management Stock Purchase Plan is intended to provide the Bank with a flexible way to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation largely depends.  The Management Stock Purchase Plan promotes the success and enhances the value of the Bank by linking the personal interests of executive and senior management-level employees of the Bank to those of shareholders, and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.

The Management Stock Purchase Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The Compensation Committee, or the full board if applicable, has the authority to determine which senior management personnel may be granted the right to purchase shares under the Management Stock Purchase Plan, and to make decisions and interpretations necessary to administer the Management Stock Purchase Plan.  In making determinations, the Compensation Committee may consider the nature of services rendered by the individual, his or her present and potential contributions to the Bank’s success and other factors as the Committee in its discretion deems relevant.  Unless sooner terminated by the board, the Management Stock Purchase Plan will expire ten (10) years from the date the Management Stock Purchase Plan was approved by the shareholders of the Bank, which was December 9, 2010.  Offers granted under the Management Stock Purchase Plan are, by the 2004 Plan’s terms, not transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or be subject to any lien, obligation, or liability of the participant to any other party other than the Bank.  However, the foregoing does not imply any obligation of the Bank to lend against or accept a lien or pledge of any offer for any reason.

2010 Stock Option Plan

In December 2010, the Bank’s shareholders approved the 2010 Stock Option Plan (the “Stock Option Plan”) which provides for the grant of stock options to management personnel, other employees of the Bank, and non-employee members of the board of directors.  The purpose of the Stock Option Plan is to promote the success and enhance the value of the Bank by linking the personal interest of employees, officers, executive and non-employee directors of the Bank to those of shareholders and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Stock Option Plan provides flexibility for the Bank to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation largely depends.  The options can take the form of either tax-qualified incentive stock options under Section 422 of the Code (“ISOs”) or non-qualified stock options (“NQOs”), although only NQOs may be granted to non-employee directors.

The Stock Option Plan consists of a pool of the lesser of ten million (10,000,000) shares of Common Stock the Bank, or fifteen percent (15%) of the number of shares of Common Stock and Class B Non-Voting Common Stock issued by the Bank in consideration of cash or other property after December 31, 2009. The Stock Option Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The maximum number of shares underlying options granted to any single participant during a fiscal year shall be six million six hundred sixty six thousand six hundred sixty seven (6,666,667) shares of Common Stock or Class B Non-Voting Common Stock.  All employees are potentially eligible to receive options under the Stock Option Plan.  In making determinations regarding the potential eligibility of any employee, the Compensation Committee may take into account the nature of the services rendered by the employee, his or her present and potential contributions to the Bank’s success and such other factors as the Compensation Committee in its discretion deems relevant.

The Compensation Committee is authorized to grant stock options to participants subject to the following terms and conditions: (1) the exercise price per share of an option must not be less than the fair market value of one share at the time the option is granted, and the term of an option must not be longer than ten (10) years from the date of grant; and (2) in the case of a participant who owns stock representing more than 10% of the total combined voting power of the Bank at the time of the grant of an option to that participant, the option cannot qualify as an ISO unless the exercise price is at least 110% of the fair market value of the stock at the time of grant and the term is not longer than five years from the date of grant.

Unless sooner terminated by the board, the Stock Option Plan will expire ten (10) years from the date the Stock Option Plan was approved by the shareholders of the Bank, which was December 9, 2010.  The termination of the Stock Option Plan must not affect any option that is outstanding on the termination date without the consent of the participant.  Offers granted under the Stock Option Plan are, by its terms, not transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or be subject to any lien, obligation, or liability of that participant to any other party other than the Bank; provided, however, that the foregoing must not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any offer for any reason.

The Compensation Committee recently approved equity compensation awards to certain named executive officers and members of senior management under each of the Management Stock Purchase Plan and Stock Option Plan.

Stock Option Grants in Connection with Recent Private Offerings

In connection with a recent offering, under its 2010 Stock Option Plan, the Bank granted 10-year nonqualified stock options to members of its senior management team for shares up to 15% of the offered shares.   Of these, 10% were granted to Mr. Sidhu and 3.0% were granted to other executive officers, with the remainder being granted to unidentified employees.  As long as an individual to whom these options are granted remains an employee or director of the Bank, as the case may be, the options will vest 5 years from the date of grant, subject to earlier vesting upon a change in control of the Bank or a termination without cause of the executive’s employment (but not, in the case of employees other than Mr. Sidhu, termination of employment upon voluntary resignation).  In Mr. Sidhu’s case, the options will vest upon his resignation for “Good Reason” in accordance with the provisions of his employment agreement but not on any other voluntary resignation.  Vesting of each award is also contingent upon achievement, at any time during the option life, of a performance goal that the market price of the Bank’s Voting Common Stock appreciate by 50%.

Bonus Recognition And Retention Program

In December 2010, the Bank’s shareholders approved the Bonus Recognition and Retention Program (the “BRRP”) which provides specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank that are eligible under the BRRP.  Participation in the BRRP is limited to a select group of management and highly compensated employees, as determined by the Compensation Committee in its sole discretion.  From that group, the Committee selects, in its sole discretion, the employees who are eligible to participate in the BRRP, which always includes the Bank’s Chief Executive Officer.

As a condition of participation, each selected employee must annually  complete and return to the Committee (or its designee) the forms the Committee may prescribe, including an annual deferral election form.  Each election made by a participant to defer receipt of a portion of his or her bonus for a given calendar year must be filed no later than December 31 prior to the calendar year with respect to which the relevant bonus may be earned; provided, however, in the event an employee is hired during a plan year and is designated as being eligible to participate for that year, the employee may commence participation for that year by filing a deferral election within 30 days of employment.  Each eligible employee must file a new deferral election for each year with respect to which he or she desires to defer receipt of a portion of a bonus.

A participant may elect to defer receipt of not less than 25%, nor more than 50%, of his or her bonus payable with respect to each year of participation.  Shares of Common Stock having a value equal to the portion of the bonus deferred by a participant will be allocated to an annual deferral account (the “Annual Deferral Account”) established by the Bank for the year of deferral.  On the same day that the shares of Common Stock attributable to a deferred bonus are allocated to the Annual Deferral Account, a matching amount equal to an identical number of shares of Common Stock shall be allocated to the Annual Deferral Account.  .  The Annual Deferral Account shall be increased by that number of shares of Common Stock having a value equal to the amount of any cash dividend payable with respect to the number of shares of Common Stock allocated to the Annual Deferral Account.

In the event a participant files a deferral election and subsequently terminates as an employee prior to the date bonuses are paid for in that year, the deferral election filed for that year shall be administered as provided in the BRRP.  In such event, if (a) he or she is entitled to a bonus notwithstanding termination or (b) the termination of employment is related to death, disability, or is involuntary or related to a change in control, then the bonus and the related matching amount shall be distributed to the individual or his or her beneficiary in cash or invested and so distributed in Common Stock, at the Compensation Committee’s election, within 60 days following the date that year’s bonuses are paid.

A participant becomes 100% vested in an Annual Deferral Account on the fifth anniversary date of the initial funding of the account, provided he or she remains continuously employed by the Bank or any subsidiaries from the date of funding to the anniversary date.  All required tax withholding with respect to an employee’s participation in the BRRP is his or her responsibility.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS

The following table sets forth information on outstanding warrants and options awards held by the named executive officers at June 30, 2011, including the number of shares underlying each stock option and warrant as well as the exercise price and the expiration date of each outstanding option and warrant.

	Option Awards				Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Warrants or Options (#) Exercisable	Number of Securities Underlying Unexercised Warrants or Options (#) Unexercisable	Warrant or Option Exercise Price ($)	Warrant or Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)
Jay S. Sidhu	571,918 (2)	-	3.50 (2)	6/30/2016	-	-
Chairman & CEO	65,671 (2)	-	3.50 (2)	9/30/2016	-	-
	181,895 (2)	-	3.50 (2)	11/13/2016	-	-
	-	1,346,262 (3)	3.25 (3)	4/6/2017	-	-
	-	35,000 (4)	3.50 (4)	7/14/2017	-	-
	-	198,262 (5)	4.00 (5)	12/28/2017	-	-
	-	229,375 (6)	4.00 (6)	1/31/2018	-	-
	-	15,083 (8)	4.00 (8)	2/17/2018	-	-
Richard A. Ehst	-	201,939 (3)	3.25 (3)	4/6/2017	-	-
President & COO	-	5,250 (4)	3.50 (4)	7/14/2017	-	-
	-	33,489 (5)	4.00 (5)	12/28/2017	-	-
	-	34,406 (6)	4.00 (6)	1/31/2018	-	-
	-	2,262 (8)	4.00 (8)	2/17/2018	-	-
Thomas R. Brugger	-	201,939 (3)	3.25 (3)	4/6/2017	-	-
EVP & Chief Financial Officer	-	5,250 (4)	3.50 (4)	7/14/2017	-	-
	-	33,489 (5)	4.00 (5)	12/28/2017	-	-
	-	34,406 (6)	4.00 (6)	1/31/2018	-	-
	-	2,262 (8)	4.00 (8)	2/17/2018	-	-
Warren Taylor	-	50,000 (3)	3.25 (3)	4/6/2017	-	-
President and Director of Community Banking	-	50,000 (7)	4.00 (7)	2/17/2018	-	-
Glenn A. Hedde	-	10,000 (3)	3.25 (3)	4/6/2017	-	-
President of Customers Bank Mortgage Warehouse Lending	-	25,000 (7)	4.00 (7)	2/17/2018	73,438 (8)	$4.00

(1)
The columns disclosing “equity incentive plan awards - number of securities underlying unexercised unearned options,” have been omitted from the table because no named executive officer had any awards described in those columns outstanding at fiscal year end.

(2)
Represents immediately exercisable warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu in connection with an agreement between the Bank and Mr. Sidhu relating to the 2009 private offerings.

(3)	Stock options awarded in April 2010 vest at the rate of 20% per year, with vesting dates of 4/6/2011, 4/6/2012, 4/6/2013, 4/6/2014 and 4/6/2015.

(4)	Stock options awarded in July 2010 vest at the rate of 20% per year, with vesting dates of 7/14/2011, 7/14/2012, 7/14/2013, 7/14/2014 and 7/14/2015.

(5)	Stock options awarded in December 2010 vest at the rate of 20% per year, with vesting dates of 12/28/2011 12/28/2012, 12/28/2013, 12/28/2014 and 12/28/2015.

(6)	Stock options awarded in January 2011 vest at a rate of 20% per year with vesting dates 1/31/2012, 1/31/2013, 1/31/2014, 1/31/2015 and 1/31/2016

(7)	Stock options awarded in February 2011 vests at the rate of 20% per year, with vesting dates of 2/17/2012, 2/17/2013, 2/17/2014, 2/17/2015 and 2/17/2016.

(8)	Stock options awarded in February 2011 vests at the rate of 20% per year, with vesting dates of 2/28/2012, 2/28/2013, 2/28/2014, 2/28/2015 and 2/28/2016.

(9)	These restricted stock units will vest on the anniversary of their grant date (February 17, 2011) at a rate of 33.3% per year with vesting dates of 2/17/2012, 2/17/2013 and 2/17/2014.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jay S. Sidhu	--	--	430,000	1,075,000
Chairman & CEO
Richard A. Ehst	--	--	5,000	12,500
President & COO
Thomas R. Brugger	--	--	50,000	125,000
EVP & Chief Financial Officer
Warren Taylor	--	--	75,000	187,500
President and Director of Community Banking
Glenn A. Hedde	--	--	30,000	75,000
President of Mortgage Warehouse Lending

PENSION BENEFITS

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Jay S. Sidhu	Supplemental Executive Retirement Plan for Jay S. Sidhu	--	2,561,677	--

Richard A. Ehst	--	--	--	--

Thomas R. Brugger	--	--	--	--

Warren Taylor	--	--	--	--

Glenn A. Hedde	--	--	--	--

(1)
As a result of the acquisition of USA Bank on July 9, 2010, Mr. Sidhu’s SERP became effective and Mr. Sidhu is entitled to receive the balance of the SERP account payable over 15 years commencing upon the later of his separation from service or his 65th birthday. If Mr. Sidhu dies prior to his payment commencement date, his beneficiary receives a lump sum payment equal to $3,000,000. If Mr. Sidhu dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits. If the Bank terminates Mr. Sidhu’s employment for cause, he forfeits the benefits provided under the SERP.

Potential Payments upon Termination or Change in Control (1)

The table below shows the value of estimated payments pursuant to the employment agreements, equity plans and other non-qualified plans described above upon a termination of employment, including gross-up payments for any excise tax on the parachute payments upon a change of control, for each of Messrs. Sidhu, Ehst, Brugger, Taylor and Hedde. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events are assumed to occur on December 31, 2010. Actual payments to a terminated executive officer may be more or less than the amounts contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits.
Jay S. Sidhu

Assuming one of the following events had occurred on December 31, 2010, Mr. Sidhu’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (2) ($)	Accelerated Vesting of Stock Options (3) ($)	Value of Health and Welfare Benefits (4) ($)	Life Insurance Benefit Paid (5) ($)
Voluntary with ‘Good Reason’	$1,350,000	$1,027,197	$33,000	$-
Involuntary without ‘Cause’	1,350,000	1,027,197	33,000	-
Death	-	1,027,197	33,000	3,000,000
Change in Control (with or without adverse employment action)	$1,350,000	$1,027,197	$-	$-

Richard A. Ehst

Assuming one of the following events had occurred on December 31, 2010, Mr.Ehst’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (2) ($)	Accelerated Vesting of Stock Options (3) ($)	Value of Health and Welfare Benefits (4) ($)	Life Insurance Benefit Paid (5) ($)
Voluntary with ‘Good Reason’	$675,000	$154,079	$33,000	$-
Involuntary without ‘Cause’	675,000	154,079	33,000	-
Death	-	154,079	33,000	500,000
Change in Control (with or without adverse employment action)	$675,000	$154,079	$-	$-

Thomas R. Brugger

Assuming one of the following events had occurred on December 31, 2010, Mr. Brugger’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (2) ($)	Accelerated Vesting of Stock Options (3) ($)	Value of Health and Welfare Benefits (4) ($)	Life Insurance Benefit Paid (5) ($)
Voluntary with ‘Good Reason’	$425,000	$154,079	$22,000	$-
Involuntary without ‘Cause’	435,000	154,079	22,000	-
Death	-	154,079	22,000	200,000
Change in Control (with or without adverse employment action)	$435,000	$154,079	$-	$-

(1)
The columns disclosing “Salary continuation, Accrued and unpaid PTO, Severance payments, Long-term disability or Excise tax gross-up payments” have been omitted from the table because no named executive officer had any such items within their employment agreements described in those columns outstanding at fiscal year end.

(2)	Represents continuation of salary payments for the payout period provided under each named executive officers then-applicable employment agreement.
(3)
Represents the aggregate value of the executive’s unvested stock options that would have vested on an accelerated basis, determined by multiplying the number of accelerating option shares by the fair market value of our common stock ($4.00, based upon common shares issued on or around December 28, 2010).

(4)
Represents the cost of the Bank subsidized benefits for the payout period provided under the named executive officers then applicable employment agreement, based on current estimated costs to provide such coverage.

(5)	Represents continuation of salary payments for the payout period provided under each named executive officers then-applicable employment agreement.
(6)	Represents life insurance payout provided under each named executive officers then-applicable employment agreement.

NONQUALIFIED DEFERRED COMPENSATION

The Bank did not pay any nonqualified deferred compensation to its named executive officers in 2010, 2009 or 2008.

EMPLOYEE BENEFITS

The Bank provides health, vision and dental insurance to the named executive officers on terms similar to those provided to other employees generally.  The Bank also provides car allowances to each of Messrs. Ehst and Brugger, and in 2009, the Bank purchased a company car to be used by Mr. Sidhu.  In accordance with his employment agreement, currently the premiums on a life insurance policy for Mr. Sidhu are paid by the Bank.  See “EMPLOYEE BENEFITS - Insurance” on page 41 of this proxy statement.

401(k) Retirement Savings and Profit Sharing Plan

The Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to such plan.  The Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee.  Employer contributions for the years ended December 31, 2010 and 2009 were approximately $101 thousand and $56 thousand, respectively.

Insurance

All eligible full-time employees of the Bank are covered as a group by basic hospitalization, major medical, long-term disability, term life and prescription drug plans.  The Bank pays the total cost of such plans for employees with the exception of the major medical and the prescription drug plan, in which cost sharing and co-payments are required by the employees.

Officer Employment Agreements

On June 17, 2009, the Bank entered into a three-year employment agreement with Jay Sidhu as Chairman and CEO of the Bank.  Under the terms of agreement Mr. Sidhu will receive a minimum base salary of $225,000 per year plus a performance-based incentive bonus and a car allowance of $1,000 per month.  At the end of each year, the term of the agreement is to extend another year unless Mr. Sidhu or the Bank gives notice to the contrary.  Mr. Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the board of directors.  Mr. Sidhu’s employment agreement also provides that, for every issuance of shares made by the Bank in connection with an acquisition or a raise of capital, the Bank must grant to Mr. Sidhu options or warrants to purchase up to 10% of the shares issued in such issuance.   The Bank’s board of directors and Mr. Sidhu intend that future equity compensation grants to management will be submitted for shareholder approval.  The Bank’s board of directors and Mr. Sidhu also intend that, to the extent of future capital raises up to $200 million, the Bank’s 2010 Stock Option Plan will fulfill the provisions of Mr. Sidhu’s employment agreement requiring the Bank to issue to Mr. Sidhu options or warrants to acquire up to 10% of the shares issued in connection with acquisitions or raises of capital.

Under the employment agreement, the Bank also agreed that its board of directors will develop and implement a nonqualified retirement income plan designed to provide him with a pension, targeted at $200,000 per year (depending on performance of the investments in the informal funding vehicle) for 15 years commencing upon his retirement at or after age 65, subject to his ability to qualify for a variable life insurance policy to be owned by the Bank to fund the plan.    The board of directors is to review the plan at the end of the fourth year of his employment and determine whether it is appropriate to increase the target benefit amount in light of his compensation at that time.  Under the employment agreement, Mr. Sidhu was to become vested in this retirement benefit after seven years of continuous service with the Bank, or upon his termination of employment under circumstances that would result in the Bank’s obligation to pay him severance compensation.  Ultimately, the plan which was developed and approved by the board of directors provided for funding towards a target benefit of $300,000 per year, and for immediate vesting upon the effective date of the plan.  See discussion of the “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” on page 41 of this proxy statement.

As of February 17, 2011, Customers Bank also entered into a three-year employment agreement with Mr. Ehst, and a two-year employment agreement with Mr. Brugger, each of which replaced previous employment agreements that Messrs. Ehst and Brugger entered into with Customers Bank on April 12, 2010.  Under the terms of these agreements, Messrs. Ehst and Brugger will receive minimum base salaries, respectively, plus incentive compensation in cash or equity or both and in such amounts as determined by the board of directors in accordance with incentive programs developed for them.  Each of Messrs. Ehst and Brugger’s employment agreements provide that, for every issuance of shares made by Customers Bank in connection with an acquisition or a raise of capital, Customers Bank must grant to such individual warrants to purchase up to 1.5% of the same type of security as was issued in such issuance.

Each of Messrs. Sidhu, Ehst and Brugger will be entitled to severance compensation under the agreement if he terminates his employment for “Good Reason” (as defined in their respective employment agreements), if his employment is terminated by the Bank other than for “Cause” (as defined in their respective employment agreements) during the employment term or on expiration of the employment term.  If a “Change in Control” (as defined in their respective employment agreements) has not occurred within twelve months before termination of his employment, then:  (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual cash bonuses, for the greater of one year1  or the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (4) the Bank will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period (up to three years with respect to Mr. Sidhu) on which his cash severance compensation is measured or the maximum period the Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (5) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.  If a Change in Control shall have occurred within twelve months before termination of his employment, then:  (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual cash bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (iii) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (3) the Bank shall continue to provide health benefits for the shorter of three years or the maximum period the Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (4) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer

Pursuant to Mr. Sidhu’s employment agreement, the Bank has established a supplemental executive retirement plan (“SERP”) for Mr. Sidhu.  As a result of the Bank’s acquisition of USA Bank on July 9, 2010, the SERP became effective and the present value of the payments was recorded in the third quarter of 2010.

The SERP is a deferred compensation plan whereby the Bank will create a reserve account on its books for Mr. Sidhu.  The Bank will credit five, annual and uniform amounts to this account that are sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually.  Additionally, the Bank will credit the account with any gains or losses as if the Bank had deposited the amounts in certain investment funds selected by Mr. Sidhu.  Mr. Sidhu’s vested interest in the SERP shall be zero percent (0%) at all times prior to the Effective Date, but his vested interest shall be 100% vested on and after the Effective Date.

Mr. Sidhu’s entire interest in the account will be paid to him in fifteen annual installments generally upon the later of (a) his separation from service with the Bank, or (b) his sixty-fifth birthday.  Any portion of Mr. Sidhu’s interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum.

In the event of Mr. Sidhu’s death prior to the commencement of payments, $3,000,000 will be paid to his beneficiary in a single lump sum whether his death occurs before or after the Effective Date.

These obligations under the SERP will be general unsecured obligations by the Bank to pay money in the future.  Mr. Sidhu will have no rights to any assets or investments held by the Bank to meet its obligations under the SERP, except as a general creditor of the Bank.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE(1)

The Bank has compensated its directors for their services and expects to continue this practice.  Information relating to the compensation of the Bank’s directors during 2010 is set forth below.

Name & Principal Position	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
Bhanu Choudhrie	$6,000	$6,000	--	$12,000
Kenneth B. Mumma, J.D.(4)	$6,000	$6,000	$135,000(3)	$147,000
Daniel K. Rothermel, J.D.	$6,000	$6,000	--	$12,000
John J. Sickler, CPA	$6,000	$6,000	--	$12,000
T. Lawrence Way, CPA J.D.	$6,000	$6,000	--	$12,000
Steven J. Zuckerman	$6,000	$6,000	--	$12,000
John R. Miller	$2,500	$2,500	--	$5,000

(1)
The columns disclosing non-qualified deferred compensation earnings and non-equity incentive plan compensation have been omitted from the table because no director earned any compensation during 2010 of a type required to be disclosed in those columns.

(2)
Includes shares of the Bank Common Stock issued to each board member worth $500 per meeting based upon the book value of the preceding month.  All directors, excluding John R. Miller, received 1,599 shares for 2010.  Mr. Miller received 600 shares since his election as a director for service from August 2010 through the end of 2010.

(3)
Represents fees paid to Mr. Mumma under a consulting agreement put in place upon his retirement as Chief Executive Officer in June 2009.  See information provided in the Summary Compensation Table above for other compensation earned by Mr. Mumma as chief executive officer during 2009.

(4)
At December 31, 2010, Mr. Mumma held options to purchase 12,250 shares of Customers Bank Voting Common Stock, all of which were fully vested.  None of the other directors listed in this table had outstanding equity awards at December 31, 2011.

In 2010, each director received $500 for every meeting of the board of directors he attended.  No fees were paid in connection with committee meetings. In 2010, the board approved a revision to the director compensation policy.  Under the new policy, each director will be entitled to $1,500 in cash for each month he serves as a director, and an award of Voting Common Stock equal to $500, calculated based on the book value of such shares on the date of grant, or, in the event the stock issued is listed on a national securities exchange, the closing trading price as reported by such exchange on the date of grant.  In the event an individual ceases to be a member of the board of directors other than on the last day of a given month, the individual will be entitled to his monthly director fee only if he has attended a meeting of the board of directors in that month.

TRANSACTIONS WITH RELATED PARTIES

Customers Bank makes loans to executive officers and directors of the Bank in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features.  Federal regulations prohibit the Bank from making loans to executive officers and directors at terms more favorable than could be obtained by persons not affiliated with the Bank.  The Bank’s policy towards loans to executive officers and directors currently complies with this limitation.

Some current directors, nominees for director and executive officers of the Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving the Bank in the ordinary course of business during the fiscal year ended December 31, 2010.  None of these transactions involved amounts in excess of 5% of the Bank’s consolidated gross revenues during 2010 or $200,000, nor was the Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of the Bank’s total consolidated assets at December 31, 2010.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On June 17, 2009, the Bank entered into a Consulting Agreement with Kenneth B.  Mumma, its former Chairman and CEO, pursuant to which the Bank agreed to engage Mr. Mumma as a consultant until December 31, 2011.  During the period of his engagement, Mr. Mumma has agreed to provide from 20 to 40 hours of consulting services per month, for a consulting fee of $13,500 per month plus reimbursement of expenses incurred by him in performing the services.  The agreement also provides non-compete covenants for a period ending one year after the term of the consulting agreement.  During 2010, the Bank paid an aggregate of $135,000 in consulting fees to Mr. Mumma under the agreement.

On June 30, 2010, the Bank extended a term loan in the principal amount of five million dollars ($5,000,000) to Atlantic Coast Federal Corporation, which is the former holding company for Atlantic Coast Bank, a federal savings bank with main offices in Jacksonville, Florida.  Mr. Sidhu is the Non-executive Chairman of the Board, and Mr. Choudhrie is a director, of Atlantic Coast Financial Corporation, the successor to Atlantic Coast Federal Corporation.  This lending transaction was in the ordinary course of the Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Bank participated the full amount of the term loan to accredited investors in August 2010.  Two of the Bank’s directors had material interests in this transaction:  $500,000 of the loan was participated to Mr. Zuckerman, and $2,000,000 of the loan was participated to Emblem Investors LLC, a company for which Mr. Choudhrie is a managing member.

On August 13, 2010, the Bank executed a loan participation agreement in the principal amount of up to twenty-five million dollars ($25,000,000) to Atlantic Coast Bank.  This participating interest is based upon the loan activity by certain mortgage warehouse customer activity and will be repaid upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of the Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features. This agreement has been terminated on December 30, 2010.

On December 30, 2010, the Bank executed a loan participation agreement with Atlantic Coast Bank for a principal amount up to $6,250,000. This participating interest is based upon specified Atlantic Coast Bank customers activity and will be repaid to the Bank upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of the Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.

For the year ended December 31, 2010, the Bank has paid approximately $300,000 to Clipper Magazine and its affiliates. Steven Zuckerman, a director of the Bank, is the Chief Executive Officer of Clipper Magazine, a subsidiary of Gannett.

Certain of the Bank’s executive officers and directors purchased securities in private offerings of the Bank’s securities during 2008, 2009, 2010.  The below chart indicates the number and types of securities purchased as well as dollar value paid for such securities.  The figures for Common Stock and warrants to purchase Common Stock set forth in the chart and accompanying footnotes reflect all adjustments that have been made to date in connection with anti-dilution repricing.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 7 of this Annual Proxy Statement-Prospectus for the current security ownership of each of the below-listed individuals.

Name	Number and Type of Securities	Aggregate Purchase Price
Jay Sidhu, Chairman and CEO	285,716 shares of Voting Common Stock	$1,000,000
	62,500 shares of Class B Non-Voting Common Stock	$250,000
Bhanu Choudhrie, Director (1)	714,287 shares of Voting Common Stock (2)	$2,500,000
	891,771 shares of Voting Common Stock and 307,469 shares of Class B Non-Voting Common Stock (3)	$4,197,332
	460,000 shares of Common Stock and 111,429 shares of Class B Non-Voting Common Stock	$2,000,000
Lawrence Way, Director	10,732 shares of Voting Common Stock (4)	$36,300
	12,228 shares of Voting Common Stock	$42,800
	25 shares of 10% Series A Preferred Stock (7)	$250,000
	224,000 shares of Voting Common Stock	$896,000
	42,000 shares of Voting Common Stock	$168,000
Steven Zuckerman, Director	357,144 shares of Voting Common Stock (5)	$1,250,000
	194,704 shares of Voting Common Stock	$833,333

Daniel Rothermel, Director	56,252 shares of Voting Common Stock	$196,880

Kenneth Mumma, Director (6)	25 shares of 10% Series A Preferred Stock (7)	$250,000

Glenn Hedde	33,629 shares of Voting Common Stock	$117,700

John R. Miller	25,445 shares of Voting Common Stock	$99,999

(1)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities as they were purchased through his company, Lewisburg Capital Limited.

(2)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 37,166 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(3)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 59,963 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on February 17, 2017.

(4)
In connection with this purchase, Mr. Way also received immediately exercisable warrants to purchase 556 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(5)
In connection with this purchase, Mr. Zuckerman also received immediately exercisable warrants to purchase 18,585 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(6)	Mr. Mumma purchased such shares jointly with his wife.

(7)	In June 2009, all outstanding shares of 10% Series A Preferred Stock were redeemed for shares of Voting Common Stock of the Bank and warrants to purchase Voting Common Stock of the Bank.

The Bank has a Code of Conduct and Professional Ethics, applicable to its directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer and all of its other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transactions or relationships that reasonably could be expected to give rise to an actual or apparent conflict of interest with the Bank. In approving or rejecting the proposed agreement, the board of directors must consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to the Bank, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The board of directors may only approve those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Bank’s best interests, as the board of directors determines in the good faith exercise of its discretion.  The Bank intends to adopt a formal policy with respect to related party transactions in 2011.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Trading Market for Common Stock

There is no established public trading market for the Bank’s Voting Common Stock or Class B Non-Voting Common Stock.  Neither the Bank’s Voting Common Stock nor its Class B Non-Voting Common Stock is actively traded nor listed for trading on any securities exchange.  There can be no assurance that the Bank’s shares will be listed on any stock exchange or quoted on any electronic bulletin board or system.  Furthermore, there are no brokerage firms that act as a market maker in the Bank’s Voting Common Stock or Class B Non-Voting Common Stock. Consequently, information on current stock trading prices is not readily available. The Bank currently acts as its own transfer agent, but it does not make a market in its securities, nor does it attempt to negotiate prices for trades of such securities. An active trading market in the Bank’s Voting Common Stock and Class B Non-Voting Common Stock may not develop within the foreseeable future.

Market Price of Common Stock

As of June 30, 2011, there were 405 shareholders of record, 22,525,825 outstanding shares of Customers Bank’s Voting Common Stock, 6,834,895 outstanding shares of Customers Bank’s Non-Voting Common Stock, 1,653,834 outstanding warrants and 2,662,404 options to purchase Voting Common Stock, 131,500 options to purchase Class B Non-Voting Common Stock of Customers Bank and 106,876 restricted stock units to purchase Voting Common Stock.

The below chart shows the high and low sale prices known by management to have occurred, or bid quotations on  the Pink Sheets, of Customers Bank for the periods indicated.

Quarter ended	High (1)	Low (1)
June 30, 2011	$4.00	$4.00
March 31, 2011	$4.00	$4.00

December 31, 2010	$4.00	$3.50
September 30, 2010	$3.93	$3.50
June 30, 2010	$3.76	$3.50
March 31, 2010	$5.50	$3.76

December 31, 2009	$5.25	$4.00
September 30, 2009	$5.00	$5.00
June 30, 2009	$3.55	$3.50
March 31, 2009	$4.00	$2.00
(1)
These ranges are limited only to those transactions known by management to have occurred, based primarily on individual trades of which management may have become aware, or quotations on the Pink Sheets.  There may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.

Dividends on Common Stock

Effective December 15, 1999, the Bank’s board of directors declared a 25% stock split effected in the nature of a stock dividend. The Bank has not paid any cash dividends on the Bank’s shares. Presently, the Bank is not authorized to pay cash dividends on its shares.

Dividend payments made by the Bank to its shareholders are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the Federal Reserve Board.

The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of a bank is less than the amount of its capital, the bank shall, until surplus is equal to such amount, transfer to surplus an amount which is at least ten percent of the net earnings of such bank for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of a bank is less than fifty percent of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Banking Department until such surplus is equal to fifty percent of such bank’s capital.

Under the Federal Reserve Act, if losses have at any time been sustained by a bank equal to or in excess of its undivided profits then on hand, no dividend shall be made; no dividends shall ever be made in an amount greater than a bank’s net profit less losses and bad debts. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by a bank in any calendar year, including the proposed cash dividend, exceeds the total of such bank’s net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, if any. The Federal Reserve Board and the Pennsylvania Banking Department each has the authority under the Federal Reserve Act to prohibit the payment of cash dividends by a bank when it determines such payment to be an “unsafe or unsound banking practice” under the then existing circumstances.

The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank that is in default of any assessment of the FDIC.

The Federal Reserve Board and the FDIC have formal and informal policies, which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Federal banking laws further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized.

The Bank does not have any accumulated net earnings, and so, under the foregoing restrictions, the Bank is not presently permitted to pay dividends.

Further, under a Memorandum of Understanding (“MOU”) among the Federal Reserve Board, the Pennsylvania Banking Department and the Bank, the Bank may not declare or pay any dividends that would cause its capital ratios to fall below the higher of the minimum levels for a “well capitalized” classification under Prompt Corrective Action standards pursuant to the Federal Deposit Insurance Act, or the internal ratios set in the Bank’s capital plan without the prior written approval of the Pennsylvania Department of Banking.

WHERE YOU CAN FIND MORE INFORMATION

The Bank’s Common Stock is not registered with any federal or state securities or banking regulator, and neither entity currently makes periodic securities filings with any regulator.

The Bank files quarterly reports of condition on Form FFIEC 041 (“Call Reports”) with the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, PA 19106-1574.  The Call Reports are publicly available from the FDIC’s Internet website at http://www2.fdic.gov/idasp/main.asp or the Federal Financial Institutions Examination Council Internet website at https://cdr.ffiec.gov/public/.  If you wish to obtain a printed copy of an individual Call Report facsimile for periods prior to 2001, please contact the FDIC Public Information Center for ordering instructions and current fees by E-Mail at publicinfo@fdic.gov, by telephone at 877-688-3342 or 703-562-2200, or by fax at 703-562-2296.  You may contact the National Technical Information Service (“NTIS”), a branch of the U.S.  Department of Commerce), at 800-363-2068 or 703-605-6000 to obtain all available Call Reports for a specific period on magnetic tape, cartridge, or CD-ROM format, at a cost.  NTIS has a website for ordering products at http://www.ntis.gov.  Use the Site Index at the bottom to find products in the Banking Information category.  Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates.  The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council.  These instructions in most, but not all, cases follow U.S. GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board.  The Call Reports are not incorporated by reference and are not a part of this proxy statement.  While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure, the reports nevertheless provide important information concerning the Bank.  In addition to filing Call Reports, the Bank has delivered Audited Financial Statements to its shareholders each year, as well as proxy statements together with notices of each annual meeting.

The Bank is not subject to the informational requirements of the Exchange Act, and is not therefore required to file reports or other information with the SEC pursuant to the Exchange Act.  The Bank maintains a website (http://www.customersbank.com) where you may find additional information about the Bank.  The information contained in the website is not incorporated by reference and is not a part of this proxy statement.

In accordance with Section 20.1 of its bylaws, the Bank has enclosed with this proxy statement its audited Annual Report for the fiscal year ended December 31, 2010 and its unaudited quarterly financial statements for the fiscal quarter ended March 31, 2011.

OTHER BUSINESS

We do not presently know of any business other than that described above to be presented to the shareholders for action at the meeting.  Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

ANNEX A

AMENDED AND RESTATED
CUSTOMERS BANK
2004 INCENTIVE EQUITY
AND
DEFERRED COMPENSATION PLAN

ARTICLE 1
PURPOSE

1.1           GENERAL.   The purpose of the Amended and Restated Customers Bank 2004 Incentive Equity and Deferred Compensation Plan (the “Plan”) is to promote the success and enhance the value of Customers Bank by linking the personal interests of directors, employees, officers and executives of the Bank to those of Bank shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Bank.  The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of directors, employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation is largely dependent.

ARTICLE 2
EFFECTIVE DATE AND TERM

2.1           EFFECTIVE DATE.  The Plan will be effective as of the date it is approved by the shareholders of the Bank (the “Effective Date”).  No Awards which could not have been granted under the prior version of the Plan shall be made prior to shareholder approval of this Plan.

2.2            TERM.  Unless sooner terminated by the Board, the Plan shall terminate on the Plan Termination Date, and no Awards may be granted under the Plan thereafter.  The termination of the Plan shall not affect any Award that is outstanding on the termination date, without the consent of the Participant.

ARTICLE 3
DEFINITIONS AND CONSTRUCTION

3.1           DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)           “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Unrestricted Stock Award, or Performance-Based Award granted to a Participant under the Plan.

(b)           “Award Agreement” means a writing, in such form as the Committee in its discretion shall prescribe, evidencing an Award.

(c)           “Bank” means Customers Bank (formerly known as “New Century Bank”).

(d)           “Board” means the Board of Directors of the Bank.

(e)           “Cause” means actions of or failure to act by a Participant which would authorize the forfeiture of fringe benefits or other remuneration under his or her written contract of employment with the Bank or, if there is no written contract of employment, and with respect to non-employee Directors, (i) willful misconduct materially injurious to the Bank, (ii) dishonesty, (iii) the commission of a crime, or (iv) gross negligence of the Participant in the performance of his or her duties.

(f)           “Change in Control” means:

(1)           the acquisition by a person or persons acting in concert of the power to vote twenty-five percent (25%) or more of a class of the Bank’s voting securities;

(2)           the acquisition by a person of the power to direct the Bank’s or Bank’s management or policies, if the Board of Directors or the Bank’s primary federal regulator has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Bank for the purposes of the Change in Bank Control Act or other similar law and the regulations thereunder;

(3)           during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the members of the Board cease, for any reason, to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors in office at the beginning of the period; provided, however, that for purposes of this clause (3), each director who is first elected to the Board (or first nominated by the Board for election by the shareholders) with the approval of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to be a director at the beginning of the two-year period;

(4)           the Bank shall have merged into or consolidated with another corporation, or merged another corporation into the Bank, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by persons who were shareholders of the Bank immediately before the merger or consolidation; or

(5)           the Bank shall have sold to another person substantially all of the Bank’s assets.

The term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

(g)           “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

(h)           “Committee” means the committee of the Board described in Article 4.

(i)           “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

(j)           “Deferred Compensation Account” means the bookkeeping account established for each Participant pursuant to Section 12.2 of this Plan.

(k)           “Director” means a member of the Board.

(l)           “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(m)           “Distribution Event” means an event as a result of which a Participant is entitled to receive the balance of his or her Deferred Compensation Account pursuant to Section 12.3 of this Plan, namely (i) with respect to a Participant who is an employee of the Bank and the portion of his or her Deferred Compensation Account attributable to an Award or other compensation earned as an employee, the date the Participant terminates his or her employment with the Bank, and (ii) with respect a Participant who is a Director and the portion of his or her Deferred Compensation Account attributable to an Award or other compensation earned as a Director, the earlier of (A) the date the Participant terminates his or her service as a Director, or (B) the Participant’s attainment of the age specified (not younger than age 55) in an election form filed by the Participant with the Committee at such time as he or she first becomes eligible to defer compensation pursuant to Article 12 of this Plan.

(n)           "Employee" shall mean an individual who is an employee of the Bank under general common law principles. An individual who is an "Employee," as so defined, may also be a member of the Board or the Board of Directors of the Bank (but not a Non-Employee Director).

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(p)           “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined in accordance with the requirements of Section 422 of the Code.

(q)           “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r)           “Non-Employee Director” means a member of the Board who is not an Employee.

(s)           “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(t)           “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods.  An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(u)           “Participant” means a person who, as a Director or an employee, officer, or executive of the Bank, has been granted an Award under the Plan, or who has been designated as eligible to make an election to defer compensation under this Plan.

(v)           “Performance-Based Awards” means Stock Awards granted to selected Covered Employees pursuant to Article 9, but which are subject to the terms and conditions set forth in Article 10.  All Performance-Based Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(w)           “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria that will be used to establish Performance Goals may include, but shall not be limited to, one or more of the following:  pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, working capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(x)           “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Bank performance or the performance of a division, business unit, or an individual.  The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Bank, or the financial statements of the Bank, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(y)           “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(z)           “Plan” means the Amended and Restated Customers Bank 2004 Incentive Equity and Deferred Compensation Plan (formerly known as the “New Century Bank 2004 Incentive Equity and Deferred Compensation Plan”) as set forth herein.

(aa)           “Plan Termination Date” means the date that is ten (10) years after the Effective Date.

(bb)           “Restricted Stock Award” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(cc)           “Stock” means the common stock of Customers Bank and such other securities of Customers Bank or another entity which may be substituted for Stock pursuant to Article 13.

(dd)           “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ee)           “Stock Award” means a Restricted Stock Award or an Unrestricted Stock Award.

(ff)           “Unrestricted Stock Award” means Stock granted to a Participant under Article 9 that is not subject to restrictions or a risk of forfeiture.

ARTICLE 4
ADMINISTRATION

4.1           COMMITTEE; BOARD APPROVAL.  The Plan shall be administered by a Committee appointed by, and which serves at the discretion of, the Board.  Notwithstanding any other provision of the Plan, during any period in which the Bank may be subject to the Exchange Act, either: (i) the Committee shall consist of at least two individuals and each member of the Committee shall qualify as a Non-Employee Director; or (ii) (A) at least two members of the Committee must qualify as Non-Employee Directors, (B) any member of the Committee who does not qualify as a “Non-Employee Director” may not participate in any action of the Committee with respect to any Award under the Plan, and (C) the Plan shall be deemed to be administered by the full Board, the actions of the Committee under the Plan shall be deemed merely advisory to the Board, and the Board’s approval shall be required for all actions of the Committee under the Plan, including without limitation the grant of each Award.  To the extent necessary or desirable (as may be determined by the Board from time to time) each member of the Committee shall also qualify as an “outside director” under Code Section 162(m) and the regulations issued thereunder.  The members of the Committee shall meet such additional criteria as may be necessary or desirable to comply with regulatory or stock exchange rules or exemptions.  The Bank will pay all reasonable expenses of the Committee. The Board of Directors may designate the Bank’s Compensation Committee as the “Committee” hereunder provided the Compensation Committee meets these requirements.

4.2           AUTHORITY OF COMMITTEE.  Subject to any specific designation in the Plan, the Committee (or the Board, in cases where the Board administers the Plan pursuant to Section 4.1) has the exclusive power, authority and discretion to:

(a)           Designate Participants to receive Awards;

(b)           Determine the type or types of Awards to be granted to each Participant;

(c)           Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)           Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)           Amend, modify, or terminate any outstanding Award, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Award without the Participant’s consent under any other provision of the Plan.

(f)           Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g)           Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h)           Decide all other matters that must be determined in connection with an Award;

(i)           Establish, adopt, revise, amend or rescind any guidelines, rules and regulations as it may deem necessary or advisable to administer the Plan; and

(j)           Interpret the terms of, and rule on any matter arising under, the Plan or any Award Agreement;

(k)           Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan, including but not limited to, the determination of whether and to what extent any Performance Goals have been achieved; and

(l)           Retain counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties under the Plan.

4.3           DECISIONS BINDING.  The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan shall (if approved or ratified by the Board during any period when the Board is deemed to administer the Plan pursuant to Section 4.1) be final, binding, and conclusive on all parties and any other persons claiming an interest in any Award or under the Plan.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1           NUMBER OF SHARES.  Subject to adjustment provided in Section 13.1, the aggregate number of shares of Stock reserved and available for grant under the Plan, in addition to any shares of Stock that become available by reason of the lapse of an Award granted prior to the Effective date, shall be 1,500,000 shares.

5.2           LAPSED AWARDS.  To the extent that an Award terminates, is cancelled, expires, lapses or is forfeited for any reason, including, but not limited to, the failure to achieve any Performance Goals, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan; however, shares subject to an Award granted prior to the Effective Date may not again be available for the grant of an Award after the Plan Termination Date.

5.3           STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4           LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS.  Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 13.1, but subject to any restrictions of applicable law and the other terms and conditions of the Plan, the maximum number of shares of Stock with respect to Options and Stock Appreciation Rights that may be granted to any one Participant during a fiscal year of the Bank shall be 250,000 shares.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1           ELIGIBILITY.  Employees and Non-Employee Directors shall be potentially eligible to receive Awards under the Plan.  In making determinations regarding the potential eligibility of any Employee or Non-Employee Director, the Board may take into account the nature of the services rendered by such Employee or Non-Employee Director, their present and potential contributions to the Bank's success and such other factors as the Committee in its discretion shall deem relevant.

6.2           ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award.  No individual shall have any right to be granted an Award under this Plan.

ARTICLE 7
STOCK OPTIONS

7.1           GENERAL.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)           EXERCISE PRICE.  The exercise price per share of Stock under an Option shall be the Fair Market Value as of the date of grant.

(b)           TERM OF OPTION.  No Option shall be exercisable after the date that is 10 years from the date it is granted.

(c)           TIME AND CONDITIONS OF EXERCISE.  Except as provided herein, the Committee shall determine the time or times at which an Option may be exercised in whole or in part.  The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.  An Option will lapse immediately if a Participant’s employment or service as a Director is terminated for Cause.

(d)           TRANSFERABILITY.  Each Option granted under the Plan shall, by its terms, not be transferable otherwise than by will or the laws of descent and distribution.  Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Options may transfer such Options (but not Incentive Stock Options) to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.  Options so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Options pursuant to this Section 7.1(d).  Options which are transferred pursuant to this Section 7.1(d) shall be exercisable by the transferee according to the same terms and conditions as applied to the

Participant (for example, such Options shall terminate automatically, upon the termination of employment or service as a Director of the Participant for Cause).

(e)           PAYMENT.  An Option shall be exercised by giving a written notice to the Chief Executive Officer of the Company stating the number of shares of Stock with respect to which the Option is being exercised and containing such other information as the Committee may require and by tendering payment therefore with a cashier's check, certified check, or with existing holdings of Stock held for more than six months. In addition, if the terms of a Stock Option so provide, the optionee may pay the exercise price by directing the Company to withhold from those shares of Common Stock that would otherwise be received upon the exercise of the Stock Option that number of shares of Common Stock having an aggregate fair market value as of the date of exercise equal to the Stock Option’s exercise price, or the applicable portion of the Stock Option’s exercise price if the Stock Option is not exercised in full.  The shares of Common Stock so withheld shall not be deemed to have been issued for purposes of the aggregate-share limitation set forth in Section 4, above.

(f)           EVIDENCE OF GRANT.  All Options shall be evidenced by an Award Agreement.  The Award Agreement shall include such additional provisions as may be specified by the Committee.

7.2           INCENTIVE STOCK OPTIONS.  Incentive Stock Options shall be granted only to employees of the Bank or “subsidiary corporations” with respect to the Bank, within the meaning of Section 424 of the Code, and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules, which in case of conflict shall control over other provisions of this Plan that might otherwise be applicable:

(a)           EXERCISE.  In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(b)           INDIVIDUAL DOLLAR LIMITATION.  The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c)           TEN PERCENT OWNERS.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Bank only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d)           RIGHT TO EXERCISE.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1           GRANT OF SARS.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a)           RIGHT TO PAYMENT.  Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)           The Fair Market Value of a share of Stock on the date of exercise; over

(2)           The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(b)           OTHER TERMS.  All such Awards shall be evidenced by an Award Agreement.  The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement, except that in all events a Stock Appreciation Right granted in tandem with an Incentive Stock Option shall be exercisable only when the underlying Incentive Stock Option may be exercised.  For purposes of the Plan, a Stock Appreciation Right shall be considered to be granted in tandem with an Incentive Stock Option if the exercise of one results in an automatic forfeiture of the other, or if the exercise of one results in the automatic exercise of the other.

ARTICLE 9
STOCK AWARDS

9.1           GRANT OF STOCK.  The Committee is authorized to grant Unrestricted Stock Awards and Restricted Stock Awards to Participants in such amounts and subject to such terms and conditions as determined by the Committee.  All such Awards shall be evidenced by an Award Agreement.

9.2           ISSUANCE AND RESTRICTIONS.  An Unrestricted Stock Award may provide for a transfer of shares of Stock to a Participant at the time the Award is granted, or it may provide for a deferred transfer of shares of Stock subject to conditions prescribed by the Committee.  Restricted Stock Awards shall be subject to such restrictions on transferability and risks of forfeiture as the Committee may impose.  These restrictions and risks may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

9.3           FORFEITURE.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service as a Director during the applicable restriction period, Stock subject to a Restricted Stock Award that is at that time subject to restrictions shall be forfeited, provided, however, that the Committee may provide in any Restricted Stock Award that restrictions or forfeiture conditions relating to the Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to the Stock.

9.4           CERTIFICATES FOR RESTRICTED STOCK.  Restricted Stock Awards granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing shares of Stock subject to Restricted Stock Awards are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such shares, and the Bank may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 10
PERFORMANCE-BASED AWARDS

10.1           PURPOSE.  The purpose of this Article 10 is to provide the Committee the ability to qualify the Awards under Article 9 as “performance-based compensation” under Section 162(m) of the Code.  If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 10 shall control over any contrary provision contained in Article 9.

10.2           APPLICABILITY.  This Article 10 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards.  The Committee may, in its discretion, grant Awards other than Performance-Based Awards to Covered Employees that do not satisfy the requirements of this Article 10.  The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

10.3           DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE AWARDS.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Bank or any division or business unit thereof or to particular Participants or other individuals.

10.4           PAYMENT OF PERFORMANCE-BASED AWARDS.  Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Bank on the last day of the Performance Period to be eligible for a Performance-Based Award for such Performance Period.  In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

10.5           SHAREHOLDER APPROVAL.  The Board shall disclose to the shareholders of the Bank the material terms of any Performance-Based Award, and shall seek approval of the shareholders of the Performance-Based Award before any Stock is transferred to a Participant, or before any restrictions with respect to same lapse, pursuant to the Award.  The Committee shall certify that the Performance Goals with respect to any Performance - Based Award have been achieved before any Stock is transferred to a Participant, or before any restrictions with respect to same lapse.  Such disclosure, approval and certification shall be effected in accordance with the requirements of Section 162(m)(4)(C) of the Code.

ARTICLE 11
PROVISIONS APPLICABLE TO AWARDS

11.1           STAND-ALONE AND TANDEM AWARDS.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.2           EXCHANGE PROVISIONS.  The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

11.3           TERM OF AWARD.  The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with an Incentive Stock Option exceed a period of ten years from the date of its grant.

11.4           LIMITS ON TRANSFER.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any Award for any reason.  No Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution, except that the Committee, in its discretion, may permit a Participant to make a gratuitous transfer of an Award that is not an Incentive Stock Option or a Stock Appreciation Right granted in tandem with an Incentive Stock Option to his or her spouse, lineal descendants, lineal ascendants, or a duly established trust for the benefit of one or more of these individuals.

11.5           BENEFICIARIES.  Notwithstanding Section 11.4, a Participant may, if and to the extent, and in such manner as may be determined by the Committee from time to time, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award applicable to the Participant, except to the extent the Plan and Award otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate.  Subject to the foregoing, if a Participant is entitled to designate a beneficiary, a beneficiary designation may be changed or revoked by a Participant at any time in accordance with any procedures or conditions established by the Committee from time to time, provided the change or revocation is filed with the Committee.

11.6           STOCK CERTIFICATES.  Notwithstanding anything herein to the contrary, the Bank shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Awards, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded as well as the terms of this Plan and any other terms, conditions or restrictions that may be applicable.  All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 12
DEFERRAL OF COMPENSATION

12.1           RIGHT TO DEFER COMPENSATION.

(a)            TYPES OF DEFERRALS.  Any Participant designated by the Board or by the Committee may elect to defer (i) all or any portion of the Participant's salary, (ii) any percentage of a fiscal year bonus determined by the Board or other duly constituted authority or delegate to be payable to such Participant, or (iii) all or any portion of the Participant’s director’s fees.  Such election shall remain in force for all future years, to the extent applicable, until modified or revoked.  In addition, the Committee, in its discretion, may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to such Participant pursuant to an Award.  Any election under this Section 12.1 shall be made by written notice delivered to the Board or Committee, specifying the amount (or percentage) of salary and/or bonus and/or directors’ fees and/or the Award to be deferred.

(b)           TIMING OF ELECTIONS.  A Participant may, at any time within 30 days of first becoming eligible to participate in this Plan, make an election to defer salary or director’s fees earned after such election.  Any increase or decrease in future deferrals of salary or director’s fees earned during a calendar year must be made prior to such calendar year.  A Participant may make an initial election to defer a bonus for a fiscal year, or may elect to increase or decrease the amount of a fiscal year bonus to be deferred, if such election is made prior to such fiscal year.  A Participant may make an election to defer the receipt of cash or shares of Stock otherwise payable or transferable to the Participant pursuant to an Award in accordance with the terms of such Award.

12.2           DEFERRED COMPENSATION ACCOUNTS.

(a)           ESTABLISHMENT OF ACCOUNTS.  A Deferred Compensation Account in the name of each Participant who has elected to defer compensation under the Plan shall be established and maintained as a special ledger account on the books of the Bank.  On the last day of each calendar month in which salary or director’s fees deferred under this Plan would have become payable to a Participant (in the absence of an election to defer payment thereof), the amount of such deferred salary or director’s fees shall be credited to the Participant's Deferred Compensation Account.  On the last day of the month in which the bonuses deferred under this Plan would have become payable to a Participant in the absence of an election to defer payment thereof, the amount of such deferred bonus shall be credited to the Participant's Deferred Compensation Account.  On the last day of the month in which an Award would have otherwise become payable or transferable to a Participant in the absence of an election to defer receipt thereof, the amount of such deferred Award shall be credited to the Participant’s Deferred Compensation Account.

(b)           DEEMED INVESTMENT OF ACCOUNT BALANCE.

(1)           Except as otherwise provided by the terms of an Award, the Participant shall, at the time of making a deferred compensation election under this Plan, make an election directing the Bank to credit to the Deferred Compensation Account in that calendar year based upon the options made available by the Board or designated Committee which options may include either cash, Stock, or a combination of cash and Stock equal in value to the amount of the current year's salary or bonus deferred under the Plan.  In addition to cash or Stock, the Board or the Committee may offer to the Participant such deemed investment options as it shall decide are appropriate.  Such investment options may include deemed investments in individual stocks or bonds, mutual funds, and such other investment options as the Board or Committee may choose.  The Board or Committee shall not be required to offer the same deemed investment options to each Participant but may restrict certain investment options to designated Participants.  In the absence of a contrary election by a Participant, the amount credited to a Deferred Compensation Account shall be credited as cash.

(2)            If the Participant directs that any amount credited to the Deferred Compensation account be credited in the form of Stock, the Board shall credit to the Deferred Compensation Account sufficient shares of Stock equal in value to the Deferred Compensation Account balance, or such lesser amount as the Participant shall direct.  The value of such Stock shall be determined in accordance with a valuation methodology approved by the Board or by the Committee.  Except as provided in Section 12.6, such Stock credited to the Deferred Compensation Account shall merely constitute a bookkeeping entry of the Bank, and (except as provided herein) the Participant shall have no voting, dividend, or other legal or economic rights with respect to such Stock.  At the end of each fiscal quarter, an amount equivalent to all dividends which would otherwise have been payable with respect to such Stock shall be credited to the Deferred Compensation Account as additional Stock.  The amount of the Participant's Deferred Compensation Account that is credited as cash shall accrue interest at a rate no less than the money market deposit account rate charged by the Bank to its depositors (as such rate may change from time to time) and shall not exceed the highest rate paid on Individual Retirement Accounts (“IRAs”) by the Bank plus two percent (2%).  Such interest with respect to a Deferred Compensation Account shall be credited to such account quarterly, based on the weighted average daily prime rate or the IRA rate for the three (3) month period ending on the last day of the quarter.

(3)           The Participant shall elect the portion of their deferral to be allocated to Stock or cash or such other option as made available by the Board at the time of making such election to defer compensation.  Such allocation may not be amended with respect to such deferral without the approval of the Committee.  Any allocation to Stock shall be paid in the form of Stock.  No Participant will be granted the right to take payment of the Stock in cash rather than in shares.

(4)            If, at any time, the deferral of a Participant is allocated to Stock, and such Participant would otherwise be deemed to have violated the short-swing profit rules of Section 16(b) of the Exchange Act through such allocation, the allocation to Stock shall be void and such allocation shall default to cash.

12.3           PAYMENT OF DEFERRED COMPENSATION.

(a)            IN GENERAL.  Amounts credited to a Participant’s Deferred Compensation Account shall be payable upon the Participant’s Distribution Event.  The Participant shall determine the method of distributing the amounts in the Deferred Compensation Account at the time the first election to participate in the Plan is made, which shall be either a single distribution or a series of up to ten (10) consecutive, substantially equal annual installments paid to such Participant or his or her beneficiary, as the case may be, on or before January 15 of each year, commencing in the year following the Distribution Event.  If no such election is made, the method of distribution shall be determined solely by the Board.  If the Participant has elected to receive installment distributions, and less than the full value of the Participant’s Deferred Compensation Account balance has been distributed as of the date of his or her death, the balance shall be paid to the Participant’s beneficiary in accordance with the same method in effect at the Participant’s death, except that the beneficiary may elect, with the consent of the Committee, to receive the balance of the Deferred Compensation Account in a single lump sum.  For purposes of this Article 12, a Participant’s “beneficiary” shall mean the person or persons designated by the Participant pursuant to Section 11.5 of this Plan, or, in the absence of such designation or if no such person survives the Participant, the Participant’s estate.  If any portion of the Participant's Deferred Compensation Account is credited with Stock, then distributions from that portion of the Deferred Compensation Account shall be made directly in the form of Stock.  Undistributed amounts shall continue to earn interest or accrue dividends, as the case may be, as provided in accordance with this Plan.

(b)            MODIFICATION OF PAYMENT TERMS.  A Participant may change a Distribution Election at any time at least sixty (90) days prior to a Distribution Event.

(c)           CHANGE IN CONTROL.  In the event of a Change in Control, a Participant shall be permitted to elect to receive a distribution of all or a portion of his or her Deferred Compensation Account, provided that any such election hereunder must be made within the period commencing thirty days prior to such Change in Control and ending on the date of such Change in Control.  Any distribution pursuant to this Section 12.3(c) shall be made (i) in the form of cash and/or Stock as his or her Deferred Compensation Account is allocated and (ii) within seven (7) days subsequent to the Change in Control.

(d)           HARDSHIP DISTRIBUTION IN THE CASE OF FINANCIAL EMERGENCY.  Prior to the time a Deferred Compensation Account of a Participant would otherwise become payable, the Committee, in its sole discretion, may elect to distribute all or a portion of the Deferred Compensation Account in the event such Participant requests a distribution by reason of severe financial hardship.  For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant, or a member of his or her family, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship. In the event the Participant is a member of the Committee making such determination, the Participant shall not participate in the decision by the Committee.

12.4           TRUST PROVISIONS.

(a)           ESTABLISHMENT OF TRUST.  The Bank may in its sole discretion establish one or more trusts to provide a source of payment for its obligations under the Plan and such trust shall be permitted to hold cash, Stock, or other assets to the extent of the Bank's obligations hereunder.  The Bank may, but is not required to, utilize a single trust with respect to its obligations to Participants who are members of the Board and Participants who are not members of the Board.  The accounts of multiple Participants may be held under a single trust but in such event each account shall be separately maintained and segregated from each other account.

(b)           CLAIMS OF THE COMPANY’S CREDITORS.  All assets held by any account or trust created hereunder and all distributions to be made by the Bank or any trustee pursuant to this Plan and any trust agreement shall be subject to the claims of general creditors of the Bank, including judgment creditors and bankruptcy creditors.  The rights of a Participant or his or her beneficiaries in or to any assets of the trust shall be no greater than the rights of an unsecured creditor of the Bank.

12.5           NON-ASSIGNMENT.  No right or interest of any Participant or any person claiming through or under such Participant in the Participant’s Deferred Compensation Account shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process (including execution, levy, garnishment, attachment, bankruptcy, or otherwise) or in any manner be subject to the debts or liabilities of such Participant.  If any Participant or any such person shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence.  Termination shall be effected by filing a written declaration of termination with the Committee’s records and making reasonable efforts to deliver a copy to such Participant or any such other person or his or her legal representative.  As long as any Participant is alive, any amounts affected by the termination shall be retained by the Bank or the trustee of any trust established pursuant to Section 12.4 of this Plan and, in the Committee's sole and absolute discretion, may be paid to or expended for the benefit of such Participant, his or her spouse, his or her children, or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper.

ARTICLE 13
CHANGES IN CAPITAL STRUCTURE

   13.1           GENERAL.

(a)           SHARES AVAILABLE FOR GRANT.  In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards shall be appropriately adjusted.  In the event of any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Awards may be granted as the Committee may deem appropriate.

(b)           OUTSTANDING AWARDS – INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION.  Subject to any required action by the shareholders of the Bank, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Bank, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

(c)           OUTSTANDING AWARDS – CERTAIN MERGERS.  Subject to any required action by the shareholders of the Bank, in the event that the Bank shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

(d)           OUTSTANDING AWARDS – CERTAIN OTHER TRANSACTIONS.  In the event of (i) a dissolution or liquidation of the Bank, (ii) a sale of all or substantially all of the Bank's assets, (iii) a merger or consolidation involving the Bank in which the Bank is not the surviving corporation or (iv) a merger or consolidation involving the Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which the Bank is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(1)           cancel, effective immediately prior to the occurrence of such event, each Award outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Stock subject to such Award, respectively, equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the exercise of such Award; or

(2)           provide for the exchange of each Award outstanding immediately prior to such event (whether or not then exercisable) for an option, a stock appreciation right, restricted stock award, performance share award or performance-

based award with respect to, as appropriate, some or all of the property for which such Award is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price or value of the option, stock appreciate right, restricted stock award, performance share award or performance-based award or the number of shares or amount of property subject to the option, stock appreciation right, restricted stock award, performance share award or performance-based award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award, or any combination thereof.

(e)           OUTSTANDING AWARDS – OTHER CHANGES.  In the event of any other change in the capitalization of the Bank or corporate change other than those specifically referred to in this Article, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)           NO ADDITIONAL SHAREHOLDER APPROVAL REQUIRED IN CERTAIN CASES.  Except to the extent required by applicable law, no adjustment in the number of shares subject to outstanding Awards, and no adjustment in the number of shares available for grant under this Plan, shall require additional shareholder approval, and all such future adjustments shall be deemed approved by the approval of this Plan, to the extent that such adjustment, whether automatic or discretionary, is proportional to and accompanies an equivalent adjustment in the number of shares held by the Bank’s shareholders.

(g)           NO OTHER RIGHTS.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Bank or any other corporation.  Except as expressly provided in the Plan, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the exercise price of any Award.

ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION

14.1           AMENDMENT, MODIFICATION, AND TERMINATION.  At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that the Board shall not, without the affirmative vote of the holder of a majority of the shares of each class of voting stock of the Bank, make any amendment which would (i) abolish the Committee without designating such other committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, (ii) except strictly as and to the extent provided in this Plan and permitted by applicable law, increase the maximum number of shares of Stock for which Awards may be granted under the Plan, (iii) amend the formula for determination of the exercise price of Options, (iv) extend the term of the Plan, and (v) amend the requirements as to the employees eligible to receive Awards; and further provided that no other amendment shall be made without shareholder approval to the extent shareholder approval is necessary to comply with any applicable law, regulations or stock exchange rule.

14.2           AWARDS PREVIOUSLY GRANTED.  Except as otherwise provided in the Plan, including without limitation, the provisions of Article 13, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 15
GENERAL PROVISIONS

15.1           NO RIGHTS TO AWARDS.  No Participant, employee, or other person shall have any claim to be granted any Award under the Plan, and neither the Bank nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2           NO STOCKHOLDERS RIGHTS.  No Award gives the Participant any of the rights of a stockholder of the Bank unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3           WITHHOLDING.  The Bank shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Bank, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  A Participant may elect to have the Bank withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Bank’s applicable federal, state, local and foreign income and employment tax withholding obligations.

15.4           NO RIGHT TO EMPLOYMENT OR SERVICES.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Bank or any of its affiliates or subsidiaries to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Bank.

15.5           INDEMNIFICATION.  To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Bank and any of its applicable subsidiaries from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s or any of its applicable subsidiaries’ Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank or any of its applicable subsidiaries may have to indemnify them or hold them harmless.

15.6           FRACTIONAL SHARES.  No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.7           GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Bank to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Bank shall be under no obligation to register, under the Securities Act of 1933, as amended, or any other federal or state securities laws, any of the shares of Stock paid under the Plan.  If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, or applicable state laws, the Bank may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.8           GOVERNING LAW.  The Plan and the terms of all Awards shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to rules of choice of law or conflict of laws, except to the extent such laws may be pre-empted by the federal laws of the United States of America.

REVOCABLE PROXY
CUSTOMERS BANK

Annual Shareholders’ Meeting September 6, 2011

Proxy is Solicited on Behalf of the Board of Directors of Customers Bank

The undersigned shareholder(s) of Customers Bank (the “Bank”) hereby appoints, Jay Sidhu and Gertrude M. Hackney as proxies, each with the power to appoint his substitute (such proxies together with any duly appointed substitute, “Proxies”), and hereby authorized each of them with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Bank held of record by the undersigned on August 3, 2011, at the Bank’s Annual Meeting of Shareholders to be held at 9:00 am on Tuesday, September 6, 2011, at the Crowne Plaza Hotel, 1741 Papermill Road, Reading, Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE

Address Change/Comments

Please indicate below whether or not you will be attending the Annual Meeting.
□ Yes, I am planning on attending the Annual Meeting. Number attending: ____.
□ No, I will not be attending the Annual Meeting.
(continued and signed on the reverse side)

Please indicate below your vote for the following proposals:	Please mark your vote as indicated in this sample	X

FOR	Withhold Authority	*Exceptions		FOR	Against	Abstain
1.ELECTION OF CLASS A DIRECTORS
To vote for the election of all nominees below
The Board recommends a vote FOR proposal #1.

Nominees A Class – Term to expire in 2013:
01.Richard A. Ehst
02.T. Lawrence Way
03.Steven J. Zuckerman

*Exceptions: ____________________________

□	□	□	2. To approve and ratify the Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan. The Board recommends a vote FOR proposal #2.	□	□	□
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee’s name in the space provided below.)			3. To ratify the appointment of ParenteBeard LLC as independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2011. The Board recommends a vote FOR proposal #3.	□	□	□

This proxy, when properly executed, will be voted in accordance with the directions give by the undersigned shareholder.  In the absence of other directions, this proxy will be voted FOR Proposals 1, 2, and 3, and upon such other matters as may properly come before the meeting in accordance with the best judgment of the Proxies.

Signature(s):	Signature(s):	Date: ____________ ___, 2011.

Print Name(s):

Please sign exactly as name appears on the address line of this proxy card.  When shares are held by joint tenants, both should sign.  When signing as attorney-in-fact, execute, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by president or other authorized office.  If a partnership, please sign partnership name by an authorized person.  If a limited liability company, please sign company name by an authorized person.

Annual Shareholders Meeting
September 6, 2011

Financial Statements for the three years ended
December 31, 2010 and for the three months ended March 31, 2011

INDEX TO CUSTOMERS BANK FINANCIAL STATEMENTS

Unaudited Balance Sheet as of March 31, 2011 and December 31, 2010	Customers F-1
Unaudited Statements of Operations for the three months ended March 31, 2011 and 2010	Customers F-2
Unaudited Statements of Changes in Stockholders' Equity for the three months ended March 31, 2011 and 2010	Customers F-3
Unaudited Statements of Cash Flows for the three months ended March 31, 2011 and 2010	Customers F-4
Notes to Unaudited Financial Statements as of March 31, 2011	Customers F-5

Report of Independent Registered Public Accounting Firm	Customers F-24
Balance Sheets as of December 31, 2010 and 2009	Customers F-25
Statements of Operations for the years ended December 31, 2010, 2009, and 2008	Customers F-26
Statements of Changes In Stockholders’ Equity for the years ended December 31, 2010, 2009, and 2008	Customers F-27
Statements of Cash Flows for the years ended December 31, 2010, 2009, and 2008	Customers F-28
Notes to Financial Statements for the years ended December 31, 2010, 2009, and 2008	Customers F-29

CUSTOMERS BANK
UNAUDITED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(dollar amounts in thousands, except per share data)
ASSETS

Cash and due from banks	$5,204	$6,396
Interest earning deposits	80,693	225,635
Federal funds sold	263	6,693
Cash and cash equivalents	86,160	238,724

Investment securities available for sale, at fair value	201,195	205,828
Investment securities, held to maturity (fair value 2011 $401,907; 2010 $0)	396,847	—
Loans receivable held for sale	175,010	199,970
Loans receivable, net of allowance for loan losses for 2011 $17,298; 2010 $15,129	523,820	498,958
Loans receivable covered under loss sharing agreements with the FDIC, net	158,194	164,885
Total loans receivable, net	682,014	663,843
FDIC loss sharing receivable	16,229	16,702
Bank premises and equipment, net	5,622	5,302
Bank owned life insurance	25,571	25,649
Other real estate owned (2011 $4,394; 2010 $5,342 covered under loss sharing agreements with the FDIC)	7,655	7,248
Accrued interest receivable and other assets	11,243	11,141
Total assets	$1,607,546	$1,374,407

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing	$78,606	$72,268
Interest bearing	1,310,734	1,173,422
Total deposits	1,389,340	1,245,690

Borrowings	11,000	11,000
Subordinated debt	2,000	2,000
Investment securities settlement liability	78,048	—
Accrued interest payable and other liabilities	7,923	10,577
Total liabilities	1,488,311	1,269,267

Stockholders’ equity:
Preferred stock, par value $1,000 per share; 1,000,000 shares authorized; no shares issued	—	—
and outstanding in 2011 and 2010
Common stock, par value $1.00 per share;
100,000,000 shares authorized; shares issued and
outstanding 2011 – 29,360,720; 2010 – 25,194,041	29,361	25,194
Additional paid in capital	82,850	71,336
Retained earnings	8,830	10,506
Accumulated other comprehensive loss	(1,806)	(1,896)
Total stockholders’ equity	119,235	105,140
Total liabilities and stockholders’ equity	$1,607,546	$1,374,407

See accompanying notes to the unaudited financial statements.

Customers F-1

CUSTOMERS BANK
UNAUDITED STATEMENTS OF OPERATIONS

Three months ended March 31,	2011	2010
	(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$9,524	$3,471
Investment securities, taxable	2,017	387
Investment securities, non-taxable	22	38
Other	276	24

Total interest income	11,839	3,920
Interest expense:
Deposits	5,450	1,531
Borrowed funds	89	90
Subordinated debt	16	16

Total interest expense	5,555	1,637

Net interest income	6,284	2,283

Provision for loan losses	2,800	4,372

Net interest income (loss) after provision for loan losses	3,484	(2,089)

Non-interest income:
Service fees	169	112
Mortgage warehouse transactional fees	1,111	156
Bank owned life insurance	621	58
Gains on sales of investment securities	—	302
Other	1,235	25
Total non-interest income	3,136	653

Non-interest expense:
Salaries and employee benefits	4,120	1,444
Occupancy	731	308
Technology, communication and bank operations	650	357
Advertising and promotion	228	96
Professional services	1,354	370
FDIC assessments, taxes, and regulatory fees	823	276
Loan workout and other real estate owned	472	487
Other	614	195
Total non-interest expense	8,992	3,533

Loss before income tax benefit	(2,372)	(4,969)
Income tax benefit	(696)	—
Net loss	$(1,676)	$(4,969)

Basic and Diluted loss per share	$(0.06)	$(0.46)

See accompanying notes to the unaudited financial statements.

Customers F-2

CUSTOMERS BANK
UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the three months ended March 31, 2011 and 2010

	Number of Shares of Common stock	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated other comprehensive loss	Total
(dollars in thousands)
Balance, December 31, 2010	25,194,041	$25,194	$71,336	$10,506	$(1,896)	$105,140

Comprehensive loss:
Net loss	—	—	—	(1,676)	—	(1,676)
Change in net unrealized gain on securities available for sale, net of taxes	—	—	—	—	90	90
Total comprehensive loss						(1,586)
Common stock shares issued	4,166,679	4,167	11,367	—	—	15,534
Stock-based compensation expense	—	—	147	—	—	147

Balance, March 31, 2011	29,360,720	$29,361	$82,850	$8,830	$(1,806)	$119,235

	Number of shares of common stock	Common stock	Additional Paid in Capital	Accumulated deficit	Accumulated other comprehensive loss	Total
(dollars in thousand)
Balance, December 31, 2009	5,522,706	$5,522	$29,243	$(13,229)	$(33)	$21,503

Comprehensive loss:
Net loss	—	—	—	(4,969)	—	(4,969)
Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	(85)	(85)
Total comprehensive loss						(5,054)
Common stock shares issued	14,859,214	14,860	34,095	—	—	48,955

Balance, March 31, 2010	20,381,922	$20,382	$63,338	$(18,198)	$(118)	$65,404

See accompanying notes to the unaudited financial statements.

Customers F-3

CUSTOMERS BANK
UNAUDITED STATEMENTS OF CASH FLOWS

Three months ended March 31,	2011	2010
	(in thousands)

Cash Flows from Operating Activities
Net loss	$(1,676)	$(4,969)
Adjustments to reconcile net loss to cash provided by operating activities:
Provision for loan losses	2,800	4,372
Provision for depreciation and amortization	294	176
Net amortization of investment securities premiums and discounts	(15)	92
Gain on sales of investment securities	—	(302)
Gain on sale of SBA loan	(78)	—
Accretion of fair values discounts, net	(185)	—
Increase in FDIC loss sharing receivables	(1,504)	—
Fair value adjustments on OREO	131	327
Earnings on investment in bank owned life insurance	(621)	(58)
Stock-based compensation expense	147	—
Origination of loans held for sale	(534,648)	—
Proceeds from the sale of loans held for sale	559,608	—
(Increase) decrease in other assets	(545)	937
Decrease in other liabilities	(2,343)	(24)
Net Cash Provided by Operating Activities	22,455	551

Cash Flows from Investing Activities
Purchases of investment securities available for sale	—	(28,146)
Purchases of investment securities held to maturity	(318,800)	—
Proceeds from maturities and principal repayments on investment securities available for sale	4,784	3,096
Proceeds from sales of securities available for sale	—	32,400
Net (decrease) in loans	(23,791)	(101,384)
Purchases of bank premises and equipment	(614)	(140)
Purchase of restricted stock	(818)	—
Proceeds from the sale of SBA loan	1,465	—
Reimbursements under loss share arrangements	1,977	—
Proceeds from sales of foreclosed real estate	895	91
Proceeds from bank owned life insurance	699	—
Net Cash Used in Investing Activities	(334,203)	(94,083)

Cash Flows from Financing Activities
Net increase in deposits	143,650	110,346
Proceeds from issuance of common stock	15,534	48,955
Net Cash Provided by Financing Activities	159,184	159,302

Net (decrease) increase in Cash and Cash Equivalents	(152,564)	65,770

Cash and Cash Equivalents - Beginning	238,724	68,807
Cash and Cash Equivalents - Ending	$86,160	$134,576

Supplementary Cash Flows Information
Interest paid	$5,443	$1,577
Income taxes (refund) paid	2,816	(316)
Transfers of loans to other real estate owned	1,433	—
Investment securities purchased but not settled	78,048	—

See accompanying notes to the unaudited financial statements.

Customers F-4

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 1 - BASIS OF PRESENTATION

This quarterly report presents the financial statements of Customers Bank. The accounting and reporting policies of Customers Bank conform with accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry.

Customers Bank’s unaudited interim financial statements reflect all adjustments, such as normal recurring accruals that are, in the opinion of management, necessary for fair statement of the results of interim periods presented. The results of operations for the three months ended March 31, 2011 presented do not necessarily indicate the results that Customers Bank will achieve for all of 2011. You should read these interim financial statements in conjunction with the financial statements and accompanying notes that are presented in the financial statements for Customers Bank for the year ended December 31, 2010.

The financial information in this quarterly report has been prepared in accordance with Customers Bank’s customary accounting practices. Certain information and footnote disclosures required under US GAAP have been condensed or omitted, as permitted by rules and regulations of the Securities and Exchange Commission.

Certain amounts reported in the 2010 financial statements have been reclassified to conform to the 2011 presentation.  These reclassifications did not significantly impact Customers Bank’s financial position or results of operations.

Customers Bank evaluated its March 31, 2011 financial statements for subsequent events through the date the financial statements were issued. The Bank is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

NOTE 2 – ACQUISITION ACTIVITY

Berkshire Bancorp Acquisition

On August 24, 2010, Customers Bank entered into a definitive agreement to acquire Berkshire Bancorp, Inc. and its subsidiary Berkshire Bank (collectively, Berkshire) upon the formation of its Holding Company.  Berkshire is a $150 million bank holding company with five branch offices.   Customers Bank will issue shares of its common stock valued at its tangible book value at the month-end prior to closing for Berkshire and Customers Bank.  In addition, the Bank will provide Berkshire approximately $3.0 million to repurchase the preferred shares held by the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program. The merger is aniticipated to close in July of 2011 after both regulatory and each Bank’s shareholders approval is received.

NOTE 3 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if (i) options to issue common stock were exercised and (ii) warrants to issue common stock were exercised.  Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The weighted average common shares outstanding for the three months ended March 31, 2011 and 2010 were 25,585,697 and 10,741,688, respectively.  Stock options outstanding for 2,737,722 shares of common stock with exercise prices ranging from $3.25 to $11.00, restricted stock units outstanding to purchase 106,876 shares on common stock issued at $4.00 per share and warrants for 1,653,834 shares of common stock with exercise prices ranging from $3.50 to $5.50 for the three month periods ended March 31, 2011 were not dilutive due to the net loss in 2011.  Stock options outstanding for 44,810 shares of common stock with exercise prices ranging from $10.25 to $11.00 and warrants for 1,653,834 shares of common stock with exercise prices ranging from $3.50 to $5.50 per share for the three months ended March 31, 2010 were not dilutive due to the net loss in 2010.

Customers F-5

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 4 – INVESTMENT SECURITIES

The amortized cost and approximate fair value of investment securities as of March 31, 2011 and December 31, 2010 are summarized as follows:

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale:
U.S. Treasury and government agencies	$1,703	$—	$(37)	$1,666
Mortgage-backed securities	199,454	758	(3,122)	197,090
Asset-backed securities	691	3	—	694
Municipal securities	2,084	—	(339)	1,745
	$203,932	$761	$(3,498)	$201,195

Held to Maturity:
Mortgage-backed securities	$396,847	$5,060	$—	$401,907
	$396,847	$5,060	$—	$401,907

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available for Sale:
U.S. Treasury and government agencies	$1,711	$—	$(30)	$1,681
Mortgage-backed securities	204,182	561	(3,169)	201,574
Asset-backed securities	719	3	—	722
Municipal securities	2,088	—	(237)	1,851
	$208,700	$564	$(3,436)	$205,828

The following table shows gross gains and gross losses on sales of securities for the periods indicated:
	For the three months ended March 31,
	2011	2010

Proceeds from sale of available for sale investment securities	$—	$32,400
Gross gains	—	302
Gross losses	—	—

Customers F-6

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 4 – INVESTMENT SECURITIES (continued)

The following table shows investment securities by stated maturity. Investment securities backed by mortgages have expected maturities that differ from contractual maturities because borrowers have the right to call or prepay, and are, therefore, classified separately with no specific maturity date (in thousands):

	March 31, 2011

	Available for Sale		Held to Maturity

	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,353	$1,318	$-	$-
Due after one year through five years	2,941	2,602	-	-
Due after five years through ten years	140	140	-	-
Due after ten years	44	45	-	-

	4,478	4,105	-	-
Mortgage-backed securities	199,454	197,090	396,847	401,907

Total investment securities	$203,932	$201,195	$396,847	$401,907

Customers Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time for individual securities that have been in a continuous unrealized loss position, at March 31, 2011 and December 31, 2010 are as follows:

	March 31, 2011
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale:
U.S. Treasury and government agencies	$1,385	$(36)	$114	$(1)	$1,499	$(37)
Mortgage-backed securities	120,233	(3,059)	501	(63)	120,734	(3,122)
Municipal securities	—	—	1,745	(339)	1,745	(339)
Total investment securities available for sale	$121,618	$(3,095)	$2,360	$(403)	$123,978	$(3,498)

	December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale:
U.S. Treasury and government agencies	$1,457	$(29)	$116	$(1)	$1,573	$(30)
Mortgage-backed securities	134,068	(3,104)	524	(65)	134,592	(3,169)
Municipal securities	—	—	1,851	(237)	1,851	(237)
Total investment securities available for sale	$135,525	$(3,133)	$2,491	$(303)	$138,016	$(3,436)

At March 31, 2011, there were twenty-six available for sale investment securities in the less than twelve month category and six available for sale investment securities in the twelve month or more category. At December 31, 2010, there were thirty-three available for sale investment securities in the less than twelve month category and six available for sale investment securities in the twelve month or more category.  In management’s opinion, the unrealized losses reflect primarily changes in interest rates, such as but not limited to changes in economic conditions and the liquidity of the market, subsequent to the acquisition of specific securities. Customers Bank does not intend to sell and it is not more likely than not that Customers Bank will be required to sell the securities prior to maturity or market price recovery.

Customers F-7

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The composition of net loans receivable at March 31, 2011 and December 31, 2010 is as follows:

	2011	2010

Construction	$36,644	$38,280
Commercial real estate	72,990	75,245
Commercial and industrial	20,860	22,876
Residential real estate	23,468	23,822
Manufactured housing	4,232	4,662
Total loans receivable covered under FDIC loss sharing agreements	158,194	164,885
Construction	12,029	13,387
Commercial real estate	151,829	144,849
Commercial and industrial	42,266	35,942
Mortgage warehouse	203,037	186,113
Manufactured housing	100,597	102,924
Residential real estate	29,562	28,964
Consumer	1,440	1,581
Total loans receivable not covered under FDIC loss share agreements, net	540,760	513,760
Unearned origination costs, net	358	327
Allowance for loan losses	(17,298)	(15,129)
Total loans receivable not covered under FDIC loss share agreements, net	523,820	498,958
Loans receivable, net	$682,014	$663,843

Non-Covered Nonaccrual Loans and Loans Past Due

The following table summarizes non-covered nonaccrual loans and past due loans, by class, as of March 31, 2011:

	30-89 Days Past Due(1)	Greater Than 90 Days(1)	Total Past Due(1)	Non- Accrual	Current(2)	Total Loans

Commercial and industrial	$227	$—	$227	$2,511	$39,528	$42,266
Commercial real estate	4,527	—	4,527	18,438	128,864	151,829
Construction	—	—	—	4,268	7,761	12,029
Residential real estate
First mortgages	102	—	102	832	13,884	14,818
Home equity	—	—	—	532	14,180	14,712
Acquired with credit deterioration	—	—	—	32	—	32
Consumer	46	—	46	49	1,345	1,440
Mortgage warehouse	—	—	—	—	203,037	203,037
Manufactured housing	2,163	—	2,163	—	98,434	100,597

Total	$7,065	$—	$7,065	$26,662	$507,033	$540,760

(1) Loan balances do not include non-accrual loans.
(2) Loans where payments are due within 29 days of the scheduled payment date.

Customers F-8

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table summarizes non-covered nonaccrual loans and past due loans, by class, as of December 31, 2010:

	30-89 Days Past Due(1)	Greater Than 90 Days(1)	Total Past Due(1)	Non- Accrual	Current(2)	Total Loans
	December 31, 2010

Commercial and industrial	$—	$—	$—	$705	$35,237	$35,942
Commercial real estate	3,545	—	3,545	15,739	125,565	144,849
Construction	51	—	51	4,673	8,663	13,387
Residential real estate
First mortgages	—	—	—	658	6,705	7,363
Home equity	400	—	400	467	20,702	21,569
Loans acquired with credit deterioration	—	—	—	32	—	32
Consumer	17	5	22	—	1,559	1,581
Mortgage warehouse	—	—	—	—	186,113	186,113
Manufactured housing	2,698	—	2,698	—	100,226	102,924

Total	$6,711	$5	$6,716	$22,242	$484,802	$513,760

(1) Loan balances do not include non-accrual loans
(2) Loans where payments are due within 29 days of the scheduled payment date.

At March 31, 2011 and December 31, 2010, Customers Bank had non-covered other real estate owned of $3,261 and $1,906, respectively.

Covered Nonaccrual Loans and Loans Past Due

The following table summarizes covered nonaccrual loans and past due loans, by class, as of March 31, 2011:

	30-89 Days Past Due (1)	Greater than 90 days (1)	Total past due (1)	Non- accrual	Current(3)	Total

Commercial and industrial
Acquired with credit deteroration	$-	$167	$167	$2,458	$74	$2,699
Remaining loans (2)	1,110	260	1,370	695	16,096	18,161
Commercial real estate
Acquired with credit deteroration	72	-	72	18,252	16,215	34,539
Remaining loans (2)	2,273	274	2,547	597	35,307	38,451
Construction
Acquired with credit deteroration	-	-	-	20,373	1,980	22,283
Remaining loans (2)	1,511	-	1,511	-	12,850	14,361
Residential real estate
Acquired with credit deteroration	-	-	-	4,266	1,647	5,913
First mortgages (2)	-	-	-	-	9,406	9,406
Home equity (2)	-	248	248	4	7,897	8,149
Manufactured housing
Acquired with credit deteroration	-	-	-	93	-	93
Remaining loans (2)	60	-	60	94	3,985	4,139
	$5,026	$949	$5,975	$46,832	$105,457	$158,194

(1) Loan balances do not include non-accrual loans
(2) Loans that were not identified upon acquisition with credit deteroration.
(3) Loans where payments are due within 29 days of the scheduled payment date.

Customers F-9

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 - LOANS RECEIVABLE (continued)

The following table summarizes covered nonaccrual loans and past due loans, by class, as of December 31, 2010:

	30-89 Days	Greater than	Total past	Non-
	Past Due (1)	90 days (1)	due (1)	accrual	Current(3)	Total

Commercial and industrial
Acquired with credit deteroration	$419	$-	$419	$1,790	$1,003	$3,212
Remaining loans (2)	53	-	53	-	19,611	19,664
Commercial real estate
Acquired with credit deteroration	1,215	-	1,215	15,242	23,778	40,235
Remaining loans (2)	795	-	795	433	33,782	35,010
Construction
Acquired with credit deteroration	3,884	-	3,884	19,869	-	23,753
Remaining loans (2)	-	-	-	1,912	12,615	14,527
Residential real estate
Acquired with credit deteroration	-	-	-	4,013	1,751	5,764
First mortgages (2)	-	-	-	-	8,254	8,254
Home equity (2)	248	-	248	4	9,552	9,804
Manufactured housing
Acquired with credit deteroration	-	-	-	95	7	102
Remaining loans (2)	113	-	113	96	4,351	4,560
	$6,727	$-	$6,727	$43,454	$114,704	$164,885

(1) Loan balances do not include non-accrual loans
(2) Loans receivable that were not identified upon acquisition with credit deteroration.
(3) Loans where payments are due within 29 days of the scheduled payment date.

Impaired Non-covered Loans

The following table presents a summary of the impaired non-covered loans at March 31, 2011.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$308	$308	$—	$10	$2
Commercial real estate	9,613	9,613	—	6,775	358
Construction	1,598	1,598	—	—	—
Consumer	—	—	—	—	—
Residential real estate	$—	$—	$—	$—	$—

With an allowance recorded:
Commercial and industrial	$7,084	$7,084	$1,451	$6,686	$462
Commercial real estate	19,577	19,685	7,980	12,922	849
Construction	6,167	6,167	2,006	5,558	168
Consumer	—	—	—	—	—
Residential real estate	1,261	1,261	305	1,261	38

Total	$45,608	$45,716	$11,742	$33,212	$1,877

Customers F-10

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

The following table presents a summary of the impaired non-covered loans at December 31, 2010.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$179	$179	$—	$83	$2
Commercial real estate	10,825	10,825	—	4,737	356
Construction	551	551	—	278	—
Consumer	—	—	—	—	—
Residential real estate	$—	$—	$—	$—	$—

With an allowance recorded:
Commercial and industrial	$7,382	$7,382	$1,456	$6,383	$462
Commercial real estate	18,185	18,293	6,551	11,715	857
Construction	6,168	6,168	2,006	6,198	168
Consumer	—	—	—	—	—
Residential real estate	1,278	1,278	305	1,164	38

Total	$44,568	$44,676	$10,318	$30,558	$1,883

The following table presents covered loans evaluated collectively and loans acquired with credit deterioration at March 31, 2011.

	March 31, 2011
	Collectively reviewed for impairment	Loans acquired with deteriorated credit quality
	Loan balance	Loan Balance
Commercial and industrial	$18,161	$2,699
Commercial real estate	38,451	34,539
Construction	14,361	22,283
Residential real estate
First mortgages	9,406	4,471
Home equity	8,149	1,442
Manufactured housing	4,139	93

Total	$92,666	$65,527

The following table presents covered loans evaluated collectively and loans acquired with credit deterioration at December 31, 2010.

	December 31, 2010
	Collectively reviewed for impairment	Loans acquired with deteriorated credit quality
	Loan balance	Loan Balance
Commercial and industrial	$19,664	$3,212
Commercial real estate	35,010	40,235
Construction	14,527	23,753
Residential real estate
First mortgages	8,254	4,471
Home equity	9,804	1,293
Manufactured housing	4,560	102

Total	$91,819	$73,066

Customers F-11

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

The following presents the credit quality tables as of March 31, 2011 and December 31, 2010 for the non-covered loan portfolio. Commercial and industrial, Commercial real estate, Residential real estate and Construction loans are based on an internally assigned risk rating system which are assigned at the loan origination and reviewed on a periodic or on an “as needed” basis. Consumer, mortgage warehouse and manufactured housing loans are evaluated based on the payment activity of the loan.

March 31, 2011

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Pass/Satisfactory	$29,601	$113,562	$3,929	$27,963
Special Mention	288	9,796	1,284	—
Substandard	12,046	24,841	5,744	1,599
Doubtful	331	3,630	1,072	—
Total	$42,266	$151,829	$12,029	$29,562

	Consumer	Mortgage Warehouse	Manufactured Housing
Performing	$1,345	$203,037	$98,434
Nonperforming (2)	95	—	2,163
Total	$1,440	$203,037	$100,597

(2)	Defined as past due thirty or more days at March 31, 2011.

December 31, 2010

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Pass/Satisfactory	$27,771	$107,480	$4,653	$27,566
Special Mention	534	8,500	1,416	—
Substandard	7,306	25,213	6,246	1,398
Doubtful	331	3,656	1,072	—
Total	$35,942	$144,849	$13,387	$28,964

	Consumer	Mortgage Warehouse	Manufactured Housing
Performing	$1,559	$186,113	$100,226
Nonperforming (2)	22	—	2,698
Total	$1,581	$186,113	$102,924

(2)	Defined as past due thirty or more days at December 31, 2010.

Customers F-12

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

The following presents the credit quality tables as of March 31, 2011 and December 31, 2010 for the covered loan portfolio.

March 31, 2011

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Pass/Satisfactory	$18,934	$42,732	$12,647	$16,718
Special Mention	1,050	15,925	17,538	3,211
Substandard	834	12,145	6,459	1,671
Doubtful	42	2,188	—	1,868
Total	$20,860	$72,990	$36,644	$23,468

Manufactured Housing
Performing	$3,985
Nonperforming (2)	247
Total	$4,232

(2)	Defined as past due thirty or more days at March 31, 2011.

December 31, 2010

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Pass/Satisfactory	$20,854	$41,395	$10,450	$17,219
Special Mention	1,060	16,118	19,573	3,214
Substandard	917	14,736	8,257	1,672
Doubtful	45	2,996	—	1,717
Total	$22,876	$75,245	$38,280	$23,882

Manufactured Housing
Performing	$4,281
Nonperforming (2)	281
Total	$4,662

(2)	Defined as past due thirty or more days at December 31, 2010.

Customers F-13

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

Allowance for loan losses

The changes in the allowance for loan losses for the three months ended March 31, 2011 and the loans and allowance for loan losses by loan segment based on impairment method are as follows:

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Beginning Balance, January 1, 2011	$1,662	$9,152	$2,127	$1,116
Charge-offs	—	(477)	(155)	—
Recoveries	—	5	—	—
Provision for loan losses	384	2,503	162	(300)
Ending Balance, March 31, 2011	$2,046	$11,183	$2,134	$816

Loans:
Individually evaluated for impairment	$7,392	$29,190	$7,765	$1,261
Collectively evaluated for impairment	34,874	122,639	4,264	28,269
Loans acquired with credit deteroration	—	—	—	32
Allowance for loan losses:
Individually evaluated for impairment	$1,451	$7,980	$2,006	$305
Collectively evaluated for impairment	595	3,203	128	511
Loans acquired with deteriorated credit quality	—	—	—	—

	Manufactured Housing	Consumer	Mortgage Warehouse	Unallocated	Total
Beginning Balance, January 1, 2011	$—	$11	$465	$596	$15,129
Charge-offs	—	(4)	—	—	(636)
Recoveries	—	—	—	—	5
Provision for loan losses	—	5	42	4	2,800
Ending Balance, March 31, 2011	$—	$12	$507	$600	$17,298

Loans:
Individually evaluated for impairment	$—	$—	$—	$—	$45,608
Collectively evaluated for impairment	100,597	1,440	203,037	—	495,120
Loans acquired with credit deteroration	—	—	—	—	32

Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$11,742
Collectively evaluated for impairment	—	12	507	600	5,556
Loans acquired with deteriorated credit quality	—	—	—	—	—

The non-covered manufactured housing portfolio was purchased in August 2010.  A portion of the purchase price may be used to reimburse the Bank under the specified terms in the Purchase Agreement for defaults of the underlying borrower and other specified items.  At March 31, 2011, funds available for reimbursement, if necessary are $9,478.   Each quarter, these funds are evaluated to determine if they would be sufficient to absorb probable losses within the manufactured housing portfolio.

Customers F-14

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

The changes in the allowance for loan losses and the loans and allowance for the three months ended March 31, 2010 are as follows:

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Beginning Balance, January 1, 2010	$1,285	$4,689	$2,984	$974
Charge-offs	—	(703)	(340)	—
Recoveries	—	8	—	—
Provision for loan losses	389	2,296	855	484
Ending Balance, March 31, 2010	$1,674	$6,285	$3,499	$1,458

Loans:
Individually evaluated for impairment	$4,779	$9,876	$7,322	$1,308
Collectively evaluated for impairment	20,490	127,135	13,415	24,871
Loans acquired with credit deteroration	—	—	—	—

Allowance for loan losses:
Individually evaluated for impairment	$1,338	$4,525	$3,065	$345
Collectively evaluated for impairment	336	1,760	434	1,113
Loans acquired with deteriorated credit quality	—	—	—	—

	Consumer	Mortgage Warehouse	Unallocated	Total
Beginning Balance, January 1, 2010	$49	$51	$—	$10,032
Charge-offs	—	—	—	(1,043)
Recoveries	—	—	—	3
Provision for loan losses	(6)	309	45	4,372
Ending Balance, March 31, 2010	$43	$360	$45	$13,364

Loans:
Individually evaluated for impairment	$—	$—	$—	$23,285
Collectively evaluated for impairment	4,943	116,034	—	306,888
Loans acquired with credit deteroration	—	—	—	—

Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$9,273
Collectively evaluated for impairment	43	360	45	4,091
Loans acquired with deteriorated credit quality	—	—	—	—

The following table presents the changes in the accretable yield for the three months ended March 31, 2011:
	ISN Bank	USA Bank
Balance, beginning of period	$2,758	$4,418
Additions resulting from acquisition	—	—
Accretion to interest income	(165)	(362)
Disposals	—	(32)
Reclassification (to)/from nonaccretable difference	(33)	(364)

Balance, end of period	$2,560	$3,660

Customers F-15

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

Customers Bank established a policy to apply the cash flows received from the credit deteriorated loans to principal until the cash flows of loans where income recognition is not applied until cash flows received exceed initial estimates.  The carrying balance of the acquired covered loans with credit deterioration where the income recognition model is not applied for ISN Bank and USA Bank are $13,941 and $37,612 at March 31, 2011 , respectively, and $14,921 and $33,317 at December 31, 2010, respectively. The application of Customers Bank’s current lending policy regarding the monitoring of delinquent loans and the establishment of more frequent borrower contact are anticipated to increase estimated cash flows over the life of the loan.   Loans of the Acquired Banks were collateralized by real estate.   If cash flow estimates of the acquired loans with credit deterioration increase, a reclassification from the nonaccretable discount to the accretable discount will be estimated and accreted over the life of the remaining loan.  The outstanding balance of covered acquired loans with credit deterioration is $110,553 at March 31, 2011 and $113,279 at December 31, 2010 with carrying amounts of $65,527 at March 31, 2011 and $73,066 at December 31, 2010.

The amount by which the undiscounted expected cash flows exceed the estimated fair value (the accretable yield) is accreted into interest income over the lives of the loans. The accretable yield is affected by changes in interest rate indices for variable rate loans, and changes in expected principal and interest payments over the estimated life of the loans. Changes in the expected principal and interest payments over the estimated life are driven by the credit outlook and actions taken with borrowers. The Bank periodically evaluates the collectibility of estimates of cash flows expected to be collected over the remaining life of the loans. Expected future cash flows from interest payments are based on the variable rates at the time of the periodic evaluation. Estimates of expected cash flows that are impacted by changes in interest rate indices for variable rate loans are treated as prospective yield adjustments included in interest income.  The accretable balance will be recognized over the anticipated life of the loans and is approximately 3.0 years and 5.4 years for the former USA Bank and ISN Bank loans, respectively.

FDIC Loss Sharing Receivable

Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC. Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or accretion of certain fair value amounts into interest income in future periods if no provision for loan and lease losses had been recorded.

The following table summarizes the activity related to the FDIC loss sharing receivable for the three months ended March 31, 2011:

Balance, beginning of period	$16,702
Acquisition	—
Change in FDIC loss sharing receivable	1,504
Reimbursement from the FDIC	(1,977)
Balance, end of period	$16,229

In April 2011, Customers Bank received a reimbursement from the FDIC of $3,507.

NOTE 6 - STOCKHOLDERS’ EQUITY

During the three months ended March 31, 2011, Customers Bank sold an aggregate of 4,166,679 shares, which included 2,638,750 shares of Common Stock and 1,527,929 shares of Class B Non-Voting Common Stock at a weighted average price of $3.87 per share for net proceeds of $15,534.

Customers F-16

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 7 – EMPLOYEE BENEFIT PLANS

Stock Option Plan

Stock-based compensation expense of $147 and $0 was recognized for the three months ended March 31, 2011 and 2010, respectively. Unrecognized compensation expense related to unvested stock options was approximately $2,459 at March 31, 2011 and is expected to be recognized over a period of 4.28 years.  There were no grants of stock options in the first three months of 2010.

During the three months ended March 31, 2011, the Bank granted options to purchase 475,991 shares to employees at an exercise price of $4.00 per share. The stock options vest over the next five anniversaries of the date of grant. The estimated fair value of the stock options granted using a Black-Scholes option pricing model using the following assumptions: risk-free interest rate was 2.09%; an expected dividend yield 0%; an expected volatility was 20% and an expected life of seven years. The weighted average fair value of the options granted was estimated to be $1.15 per share. The expected compensation expense to be recorded over the vesting period is 4.28 years.

Stock option activity under the Company’s stock option plans at March 31, 2011 is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding, January 1, 2011	2,274,731	$3.46
Issued	475,991	4.00
Forfeited	(8,000)	10.72
Outstanding, March 31, 2011	2,742,722	3.53	6.25	$1,433

Options exercisable at March 31, 2011	20,850	$10.62	4.74	—

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Bank’s latest sale price and the exercise price) multiplied by the number of in-the-money options.

Restricted Stock Units

The Bank granted restricted stock units to purchase 106,876 shares of common stock on February 17, 2011. These awards vest in three equal annual installments on the first, second and third anniversaries of the date of grant. The fair value of the restricted stock units granted on February 17, 2011 was $4.00 per share. Unrecognized compensation expense related to unvested restricted stock units was approximately $409 at March 31, 2011 and is expected to be recognized over a period of 2.87 years.  There were no grants of restricted stock units in the first three months of 2010.

Customers F-17

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 8 - COMPREHENSIVE INCOME (LOSS)

The components of other comprehensive income (loss) are as follows:

	Three months ended March 31,
	2011	2010

Unrealized holding gains on available for sale investment securities	$135	$175
Less: Reclassification adjustment for gains on sales of Investment securities recognized in the net loss	—	302
Net unrealized (losses) gains	135	(127)
Income tax benefit (expense)	(45)	42
Other comprehensive income (Loss), net	$90	$(85)

NOTE 10 - REGULATORY MATTERS

Customers Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on Customers Bank’s financial statements. Management believes, as of March 31, 2011, that Customers Bank meets all capital adequacy requirements to which it is subject.  Customers Bank’s capital amounts and ratios at March 31, 2011 and December 31, 2010 are presented below:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of March 31, 2011:
Total capital (to risk weighted assets)	$131,715	17.6%	≥	$60,002	≥	8.0%	≥	$75,003	≥	10.0%
Tier 1 capital (to risk weighted assets)	121,041	16.1%	≥	30,001	≥	4.0%	≥	45,002	≥	6.0%
Tier 1 capital (to average assets)	121,041	8.3%	≥	58,533	≥	4.0%	≥	73,166	≥	5.0%

As of December 31, 2010:
Total capital (to risk weighted assets)	$115,147	21.1%	≥	$43,571	≥	8.0%	≥	$53,464	≥	10.0%
Tier 1 capital (to risk weighted assets)	107,036	19.7%	≥	21,557	≥	4.0%	≥	32,335	≥	6.0%
Tier 1 capital (to average assets)	107,036	8.7%	≥	49,397	≥	4.0%	≥	61,747	≥	5.0%

Customers F-18

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Customers Bank uses fair value measurements to record fair value adjustments to certain assets and to disclose the fair value of its financial instruments.  FASB ASC 825,  Financial Instruments , requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For Customers Bank, as for most financial institutions, the majority of its assets and liabilities are considered to be financial instruments. However, many of such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. For fair value disclosure purposes, Customers Bank utilized certain fair value measurement criteria under the FASB ASC 820,  Fair Value Measurements and Disclosures , as explained below.  The following methods and assumptions were used to estimate the fair values of Customers Bank’s financial instruments at March 31, 2011 and December 31, 2010:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Investment Securities:

The fair value of investment securities available for sale and held to maturity are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans receivable:

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans:

Impaired loans are those that are accounted for under FASB ASC 450, Contingencies, in which Customers Bank has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

FDIC loss sharing receivable:

The FDIC loss sharing receivable is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss share agreements based on the expected reimbursements for losses using the applicable loss share percentages and the estimated true-up payment. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.

Accrued interest receivable and payable:

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Customers F-19

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Borrowings:

The carrying amounts of short-term borrowings approximate their fair values.

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated debt:

Fair values of subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Off-balance sheet financial instruments:

Fair values for Customers Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Bank’s financial instruments were as follows at March 31, 2011 and December 31, 2010.

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets:
Cash and cash equivalents	$86,160	$86,160	$238,724	$238,724
Investment securities, available for sale	201,195	201,195	205,828	205,828
Investment securities, held to maturity	396,847	401,907	—	—
Loans held for sale	175,010	175,010	199,970	199,970
Loans receivable, net	682,014	706,836	663,843	661,320
FDIC loss sharing receivable	16,229	16,229	16,702	16,702
Restricted stock	5,085	5,085	4,267	4,267
Accrued interest receivable	3,928	3,928	3,196	3,196
Liabilities:
Deposits	$1,389,340	$1,390,248	$1,245,690	$1,247,535
Subordinated debt	2,000	2,000	2,000	2,000
Borrowings	11,000	10,694	11,000	10,756
Accrued interest payable	1,768	1,768	1,657	1,657
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—
Unfunded commitments to fund mortgage warehouse lines	—	—	—	—
Standby letters of credit issued on Customers Bank’s behalf	—	—	—	—

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for Customers Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Customers F-20

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2011 and December 31, 2010 are as follows:

	March 31, 2011
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

U.S. Treasury and government agencies	$—	$1,666	$—	$1,666
Mortgage-backed securities	37	197,053	—	197,090
Asset-backed securities	—	694	—	694
Municipal securities	—	1,745	—	1,745
	$37	$201,158	$—	$201,195

	December 31, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

U.S. Treasury and government agencies	$—	$1,681	$—	$1,681
Mortgage-backed securities	39	201,535	—	201,574
Asset-backed securities	—	722	—	722
Municipal securities	—	1,851	—	1,851
	$39	$205,789	$—	$205,828

Customers F-21

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of March 31, 2011 and December 31, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	March 31, 2011
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
Non-covered impaired loans, net of specific reserves of $11,742	$—	$—	$22,347	$22,347
Loans held for sale	—	175,010	—	175,010
Other real estate owned	—	—	7,655	7,655
	$—	$175,010	$30,002	$205,012

	December 31, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
Non-covered impaired loans, net of specific reserves of $10,318	$—	$—	$22,695	$22,695
Loans held for sale	—	199,970	—	199,970
Other Real Estate Owned	—	—	7,248	7,248
	$—	$199,970	$29,943	$229,913

The above information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of Customers Bank’s assets.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Customers Bank’s disclosures and those of other companies may not be meaningful.

NOTE 12 - LEGAL CONTINGENCIES

On November 15, 2010, Customers Bank filed suit against Open Solutions, Inc. (OSI) in the United States District Court for the Eastern District of Pennsylvania, seeking damages for failure to assist in the conversion of system and customer information associated with the former USA Bank and requesting injunctive relief to compel OSI to assist with the deconversion of the former USA Bank's systems. OSI filed counterclaims against Customers Bank on November 24, 2010, asserting claims for breach of contract and breach of settlement agreement. In support of its breach of contract claim, OSI alleged that Customers Bank "assumed" the former-USA Bank agreements and is bound by those agreements. OSI claimed that it has sustained damages in excess of $1,000. Customers Bank disputed that it has any liability to OSI. Prior to trial, OSI dismissed with prejudice its settlement agreement claim.  Trial was held on February 24, 2011.  On March 7, 2011, the Court ruled against Customers Bank and in favor of OSI as follows: judgment was entered against Customers on OSI's claim that the agreements between OSI and USA Bank were assumed by Customers Bank and judgment was entered against Customers on its claims against OSI; judgment was entered for OSI on its breach of contract claim under one agreement, in the amount of $104; the Court found there was no breach of the second agreement by Customers Bank and no proof of damages.  OSI has filed a motion for payment of legal fees and costs associated with the litigation which are estimated to be $205.  Customers Bank has filed a motion with the District Court to vacate the judgment and to enter judgment in favor of Customers Bank on OSI's counterclaim. In addition, the FDIC has filed a motion to intervene in the litigation and has sought dismissal of OSI's counter claims on jurisdictional grounds.  On May 3, 2011, the Court granted the FDIC's motion to intervene, and directed that OSI respond to the motion to dismiss the counterclaim.  That motion to dismiss the counterclaim remains pending.  Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on Customers Bank’s financial statements.

Customers F-22

CUSTOMERS BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Dollars, in thousands except for per share data)

NOTE 13 – NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring,  providing additional guidance to creditors for evaluating troubled debt restructurings. The amendments clarify the guidance in ASC 310-40,  Receivables: Troubled Debt Restructurings by Creditors,  which requires a creditor to classify a restructuring as a troubled debt restructuring (TDR) if (1) the restructuring includes a concession by the creditor to the borrower and (2) the borrower is experiencing financial difficulties. The amended guidance requires a creditor to consider all aspects of the restructuring to determine whether it has granted a concession. It further clarifies that a creditor must consider the probability that a debtor could default in the foreseeable future when determining whether the debtor is facing financial difficulty, even though the debtor may not be in default at the date of restructuring. This new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and requires a company to retrospectively evaluate all restructurings occurring on or after the beginning of the fiscal year of adoption to determine if the restructuring is a TDR.  Management is currently evaluating the impact of this new accounting guidance.

Customers F-23

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Customers Bank

We have audited the accompanying balance sheets of Customers Bank (formerly, New Century Bank) as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Customers Bank as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

Reading, Pennsylvania
June 10, 2011

CUSTOMERS BANK
BALANCE SHEETS

December 31,	2010	2009
	(dollar amounts in thousands, except per share data)
ASSETS

Cash and due from banks	$6,396	$4,171
Interest earning deposits	225,635	58,978
Federal funds sold	6,693	5,658
Cash and cash equivalents	238,724	68,807

Investment securities available for sale, at fair value	205,828	44,588
Loans held for sale	199,970	—
Loans receivable, net of allowance for loan losses $15,129 in 2010; $10,032 in 2009	498,958	220,266
Loans receivable covered under loss sharing agreements with the FDIC	164,885	—
Total loans receivable, net	663,843	220,266
FDIC loss sharing receivable	16,702	—
Bank premises and equipment, net	5,302	2,719
Bank owned life insurance	25,649	4,955
Other real estate owned ($5,342 in 2010 and $0 in 2009 covered by loss sharing agreements with the FDIC)	7,248	1,155
Accrued interest receivable and other assets	11,141	7,270
Total assets	$1,374,407	$349,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing	$72,268	$18,502
Interest bearing	1,173,422	295,425

Total deposits	1,245,690	313,927
Borrowings	11,000	11,000
Subordinated debt	2,000	2,000
Accrued interest payable and other liabilities	10,577	1,330

Total liabilities	1,269,267	328,257

Stockholders’ equity:
Preferred stock, par value $1,000 per share; 1,000,000 shares authorized, no shares issued
and outstanding in 2010 and 2009	—	—
Common stock, par value $1.00 per share;
100,000,000 shares authorized; shares issued and
outstanding 2010 – 25,194,041; 2009 - 5,522,706	25,194	5,522
Additional paid in capital	71,336	29,243
Retained earnings (accumulated deficit)	10,506	(13,229)
Accumulated other comprehensive loss	(1,896)	(33)

Total stockholders’ equity	105,140	21,503

Total liabilities and stockholders’ equity	$1,374,407	$349,760

See accompanying notes to financial statements.

Customers F-25

CUSTOMERS BANK
STATEMENTS OF OPERATIONS

Years Ended December 31,	2010	2009	2008
	(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$29,021	$12,142	$13,644
Investment securities, taxable	1,382	1,140	1,419
Investment securities, non-taxable	110	191	413
Other	394	13	26
Total interest income	30,907	13,486	15,502

Interest expense:
Deposits	11,112	5,729	6,832
Borrowed funds	366	461	1,112
Subordinated debt	68	146	194
Total interest expense	11,546	6,336	8,138

Net interest income	19,361	7,150	7,364
Provision for loan losses	10,397	11,778	611
Net interest income (loss) after provision for loan losses	8,964	(4,628)	6,753

Non-interest income:
Service fees	643	458	637
Mortgage warehouse transaction fees	2,631	70	—
Bank owned life insurance	228	229	218
Gains (losses) on sales of investment securities	1,114	236	(361)
Impairment charges on investment securities	—	(15)	(940)
Bargain purchase gain on bank acquisitions	40,254	—	—
Other	800	96	96
Total non-interest income (loss)	45,670	1,074	(350)

Non-interest expense:
Salaries and employee benefits	14,031	4,267	3,651
Occupancy	1,897	1,261	1,280
Technology, communication and bank operations	2,431	1,000	901
Advertising and promotion	1,007	191	231
Professional services	2,833	510	365
FDIC assessments, taxes, and regulatory fees	1,613	892	445
Impairment and losses on other real estate owned	702	381	100
Loan workout and other real estate owned	682	531	152
Other	972	648	529
Total non-interest expense	26,168	9,681	7,654
Income (loss) before taxes	28,466	(13,235)	(1,251)
Income taxes (benefit)	4,731	—	(426)
Net income (loss)	$23,735	$(13,235)	$(825)

Basic income (loss) per share	$1.26	$(3.66)	$(0.41)
Diluted income (loss) per share	$1.23	$(3.66)	$(0.41)

See accompanying notes to financial statements.

Customers F-26

CUSTOMERS BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For Years Ended December 31, 2010, 2009, and 2008

	Preferred stock	Number of common stock shares	Common stock	Additional Paid in Capital	Retained Earnings (Accumulated deficit)	Accumulated other comprehensive loss	Total
	(dollar amounts in thousands, except share amounts)
Balance, December 31, 2007	$—	2,021,078	$2,021	$14,123	$835	$(149)	$16,830
Comprehensive loss:
Net loss					(825)		(825)
Change in net unrealized losses on securities available for sale, net of taxes						(106)	(106)
Total comprehensive loss							(931)
Preferred Stock Series A issued	980			(30)			950
Balance, December 31, 2008	980	2,021,078	2,021	14,093	10	(255)	16,849
Comprehensive loss:
Net loss					(13,235)		(13,235)
Change in net unrealized losses on securities available for sale, net of taxes						222	222
Total comprehensive loss							(13,013)
Dividends paid on preferred stock Series A					(4)		(4)
Preferred stock Series A exchanged for common stock	(980)	178,164	178	802			—
Subordinated debt converted to common stock		213,219	213	787			1,000
Common stock shares issued		3,110,245	3,110	13,561			16,671

Balance, December 31, 2009	—	5,522,706	5,522	29,243	(13,229)	(33)	21,503
Comprehensive income:
Net income					23,735		23,735
Change in net unrealized losses on investment securities available for sale, net of taxes						(1,863)	(1,863)
Total comprehensive income							21,872
Stock-based compensation expense				2,041			2,041
Common stock issued, net of costs		18,971,335	18,972	40,052			59,024
Shares issued under the management stock purchase plan		700,000	700				700
Balance, December 31, 2010	$—	25,194,041	$25,194	$71,336	$10,506	$(1,896)	$105,140

See accompanying notes to financial statements.

Customers F-27

CUSTOMERS BANK
STATEMENTS OF CASH FLOWS

For Years Ended December 31,	2010	2009	2008
Cash Flows From Operating Activities	(dollars in thousands)
Net income (loss)	$23,735	$(13,235)	$(825)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for loan losses	10,397	11,778	611
Provision for depreciation and amortization	840	726	846
Stock based compensation	2,041	—	—
Bargain purchase gain on bank acquisitions	(40,254)	—	—
Deferred income tax expense (benefit)	1,817	(394)	(17)
Net amortization of investment securities premiums and discounts	(133)	184	1
(Gain) loss on sale of investment securities	(1,114)	(236)	361
Gain on sale of loans	(98)	—	—
Origination of loans held for sale	(199,970)	—	—
Impairment charges on investment securities	—	15	940
Increase in FDIC loss sharing receivable	(520)
Accretion of fair value discounts	(417)	—	—
Loss on sales of other real estate owned	67	31	—
Impairment charges on other real estate owned	635	350	100
Earnings on investment in bank owned life insurance	(228)	(229)	(204)
Decrease (increase) in accrued interest receivable and other assets	(11,417)	(1,868)	(853)
Increase (decrease) in accrued interest payable and other liabilities	(6,927)	450	427
Net Cash (Used in) Provided by Operating Activities	(221,546)	(2,428)	1,387
Cash Flows from Investing Activities
Purchases of investment securities available for sale	(303,681)	(34,489)	(5,910)
Proceeds from maturities, calls and principal repayments on investment securities available for sale	8,175	8,425	8,887
Proceeds from sales of investment securities available for sale	154,287	11,816	4,267
Sales of investment securities held to maturity	—	2,263	—
Proceeds from maturities and principal repayments on investment securities held to maturity	—	39	243
Net increase in loans	(175,183)	(14,507)	(11,264)
Purchase of loan portfolio	(94,632)	—	—
Proceeds on a sale of an SBA loan	1,465
Purchase of life insurance	(20,466)	—	—
Purchase of restricted stock	(2,143)	—	—
Proceeds and acquired cash in FDIC assisted transactions	72,931	—	—
Reimbursements from the FDIC on loss sharing agreements	11,115	—	—
Purchases of bank premises and equipment	(3,287)	(430)	(545)
Proceeds from sales of other real estate owned	2,633	3,071	—
Net Cash Used in Investing Activities	(348,786)	(23,812)	(4,432)
Cash Flows from Financing Activities
Net increase in deposits	680,525	76,085	17,497
Net decrease in short—term borrowed funds	—	(4,000)	(11,900)
Proceeds from long—term borrowed funds	—	—	1,000
Repayment of long—term borrowed funds	—	—	(5,000)
Proceeds from issuance of common stock	59,724	16,671	—
Proceeds from issuance of preferred stock	—	—	950
Dividends on preferred stock	—	(4)	—
Net Cash Provided by Financing Activities	740,249	88,752	2,547
Net Increase in Cash and Cash Equivalents	169,917	62,512	(388)
Cash and Cash Equivalents — Beginning	68,807	6,295	6,683
Cash and Cash Equivalents — Ending	$238,724	$68,807	$6,295

See accompanying notes to financial statements.

Customers F-28

CUSTOMERS BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Dollars, in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Customers Bank (the Bank) serves residences and businesses in eastern Pennsylvania.  In 2010, Customers Bank acquired two banks, USA Bank and ISN Bank (the Acquired Banks), in FDIC assisted transactions that expanded its footprint into central New Jersey and southeast New York.  Customers Bank has 11 branches and provides commercial banking products, primarily loans and deposits.  Customers Bank also provides liquidity to mortgage market originators nationwide through its mortgage warehouse division.  Customers Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank and is periodically examined by those regulatory authorities.  New Century Bank changed its name to Customers Bank in 2010.

Basis of Presentation

The accounting policies and reporting policies of the Bank are in conformity with accounting principles generally accepted in the United States of America and predominant practices of the banking industry.  The preparation of financial statements requires management to make estimates and assumptions that affect the reported balances of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported balances of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, the valuation of deferred tax assets, determination of other-than-temporary impairment losses on securities, and the fair value of financial instruments.

Customers Bank evaluated its December 31, 2010 financial statements for subsequent events through the date the financial statements were issued. Customers Bank is not aware of any subsequent events which would require recognition or disclosure in the financial statements except as disclosed within the notes to the financial statements.

Business Combinations

At the date of acquisitions, the Bank records the assets acquired and liabilities assumed on the balance sheet at their estimated fair value, and goodwill or a bargain purchase gain is recognized based upon the purchase price and the estimated fair values. The results of operations for the acquired companies are included in the Bank’s statement of operations beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the statement of operations during the period incurred.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks with a maturity date of three months or less, and federal funds sold.

Supplementary Cash Flows Information
Interest paid	$10,241	$5,030	$8,248
Income taxes paid (refunds received)	$—	$(165)	$152
Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$4,786	$3,088	$1,619
Exchange of preferred shares to common stock	$—	$980	$—
Conversion of subordinated term note to common stock	$—	$1,000	$—

Restrictions on Cash and Amounts due from Banks

Customers Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At December 31, 2010 and 2009, these reserve balances amounted to $3 and $25, respectively.

Investment Securities

Investments securities classified as available for sale are those securities that Customers Bank intends to hold for an indefinite period of time but not necessarily to maturity. Investment securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect.  Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings and recorded at the trade date.  Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Customers F-29

(dollars in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities (continued)

Investment securities classified as held to maturity are those debt securities Customers Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  These securities are carried at cost, adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the terms of the securities.   As of December 31, 2010 and 2009, Customers Bank did not have any investment securities designated as held to maturity.

Other-than-temporary impairment means management believes the security’s impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether Customers Bank intends to sell the security, and (b) whether it is more likely than not that Customers Bank will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but Customers Bank does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

Loans Held for Sale

Loans originated with the intent to sell in the secondary market are carried at the lower of cost or fair value, determined in the aggregate. These loans are sold on a non-recourse basis with servicing released. Gains and losses on the sale of loans recognized in earnings are measured based on the difference between proceeds received and the carrying amount of the loans, inclusive of deferred origination fees and costs, if any.

As a result of changes in events and circumstances or developments regarding management's view of the foreseeable future, loans not originated or acquired with the intent to sell may subsequently be designated as held for sale. These loans are transferred to the held for sale portfolio at the lower of amortized cost or fair value.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans using the level-yield method without anticipating prepayments.  Customers Bank is generally amortizing these amounts over the contractual life of the loans. Loans acquired in a FDIC-assisted acquisition, that are subject to a loss share agreement, are referred to as “covered loans” and are reported separately in the balance sheet.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or when management has doubts about further collectability of principal or interest, even though the loan is currently performing.  A loan may remain on accrual status if it is in the process of collection and is well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is applied against principal until all principal has been repaid.  Thereafter, interest payments are recognized as income until all unpaid interest has been received.  Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a minimum of six months and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Transfers of financial assets, including loan participations sold, are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Customers Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Customers Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Customers F-30

(dollars in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans Receivable (continued)

Customers Bank segregates its loan portfolio into seven segments in the evaluation of the allowance for loan losses.  Customers Bank loan segments are: commercial and industrial, construction, commercial real estate, residential real estate, mortgage warehouse, manufactured housing and consumer loans.  Customers Bank also breaks the residential real estate loan segment into the first mortgage and home equity loan classes to further monitor credit risk.  The inherent credit risks within the loan portfolio varies depending upon the loan type.

Commercial and industrial loans are underwritten after evaluating historical and projected profitability and cash flow to determine the borrower’s ability to repay their obligation as agreed. Commercial and industrial loans are made primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral supporting the loan facility. Accordingly, the repayment of a commercial and industrial loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

Construction loans are underwritten based upon a financial analysis of the developers and property owners and construction cost estimates, in addition to independent appraisal valuations. These loans will rely on the value associated with the project upon completion. These cost and valuation estimates may be inaccurate. Construction loans generally involve the disbursement of substantial funds over a short period of time with repayment substantially dependent upon the success of the completed project. Sources of repayment of these loans would be permanent financing upon completion or sales of developed property. These loans are closely monitored by onsite inspections and are considered to be of a higher risk than other real estate loans due to their ultimate repayment being sensitive to general economic conditions, availability of long-term financing, interest rate sensitivity, and governmental regulation of real property.

Commercial real estate are subject to the underwriting standards and processes similar to commercial and industrial loans, in addition to those underwriting standards for real estate loans. These loans are viewed primarily as cash flow dependent and secondarily as loans secured by real estate.  Repayment of these loans is generally dependent upon the successful operation of the property securing the loan or the principal business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by conditions in the real estate markets or the economy in general. Management monitors and evaluates commercial real estate loans based on collateral and risk-rating criteria. The Company also utilizes third-party experts to provide environmental and market valuations. The nature of commercial real estate loans makes them more difficult to monitor and evaluate.

Residential real estate loans are secured by one to four dwelling units.  This segment is further divided into first mortgage and home equity loans.  First mortgages have limited risk as they are originated at a loan to value ratio of 80% or less.  Home equity loans have additional risks as a result of being in a second position in the event collateral is liquidated.

Mortgage warehouse loans represent loans to third party mortgage originators during the period of financing their loan inventory until the loans are sold to investors.   Mortgage warehouse lending has a lower risk profile to other real estate loans because the loans are conforming one to four family real estate loans that are subject to purchase commitments from approved investors.

Manufactured housing loans represent loans that are secured by the personal property where the borrower may or may not own the home.   Manufactured homes have a higher risk than a residential loan due to the borrower may not own the underlying real estate.

Consumer loans consist of loans to individuals through the Bank’s retail network and are typically unsecured or secured by personal property.    Consumer loans have a greater credit risk than residential loans because of the difference in the underlying collateral, if any.  The application of various federal and state bankruptcy and insolvency laws and may limit the amount that can be recovered on such loans.

Loans covered under loss sharing arrangements, including loans acquired with credit deterioration, consist of the same portfolio segments as the non-covered loans with the additional component of the loss sharing arrangements.  Covered loans with credit deterioration are presented as a separate class with the applicable portfolio segment.

Customers F-31

(dollars in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans Receivable (continued)

On August 6, 2010, the Bank purchased a $105.8 million manufactured housing loan portfolio from Tammac Holding Corporation for a purchase price of $105.8 million, where $94.6 million was funded on the purchase date and the remainder was held back under the provisions of the agreement and recorded in non-interest bearing deposit accounts.  The Agreement of Sale of Loans (the Agreement) includes a hold-back for 10% of the purchase price for the fulfillment of the provisions of the Agreement, including the payment of past due amounts for principal and interest of the purchased loans during the hold-back period and servicing and indemnification obligations, should these events occur through the repayment of the loan portfolio.  The loans purchased were originated on or before 2008 and are current with their payments as of August 6, 2010; accordingly, no loans were identified with credit deterioration on the purchase date.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through provisions for loan losses charged against income.  Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.

Customers Bank disaggregates its loan portfolio into segments for purposes of determining the allowance for loan losses (ALLL). Customers Bank’s portfolio segments include commercial and industrial, commercial real estate, construction, residential real estate, mortgage warehouse, manufactured housing and consumer. The Bank further disaggregates its residential real estate portfolio segment into two classes based upon certain risk characteristics; first mortgages and home equity.  The remaining portfolio segments are also considered classes for purposes of monitoring and assessing credit quality based on certain risk characteristics.

Customers Bank’s current methodology for determining the ALLL is based on historical loss rates, risk ratings, specific allocation on loans identified as impaired above specified thresholds and other qualitative adjustments. In addition, the allowance for loan losses is dependent upon the identification of problem loans in a timely manner.  The ALLL allocation on individual commercial, commercial and industrial and construction loans (specific reserves) and the historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience (general reserves). An unallocated allowance is maintained to recognize the imprecision in estimating and measuring losses when evaluating allowances for individual loans or pools of loans.

Delinquency monitoring is used to identify credit risks and the general reserves are established based on the expected net charge-offs, adjusted for qualitative factors. Loss rates are based on the average net charge-off history by portfolio segment. Historical loss rates may be adjusted for significant factors that, in management’s judgment, are necessary to reflect losses inherent in the portfolio. Factors that management considers in the analysis include the effects of the national and local economies; trends in the nature and volume of delinquencies, charge-offs and trends in nonaccrual loans; changes in loan mix; risk management and loan administration; changes in the internal lending policies and credit standards; collection practices and the Bank’s credit examiners.

Charge-offs on the commercial and industrial, construction and commercial real estate loan segments are recorded when management estimates that there are insufficient cash flows to repay the loan contractual obligation based upon financial information available and valuation of the underlying collateral.  Additionally, the Bank takes into account the strength of any guarantees and the ability of the borrower to provide value related to those guarantees in determining the ultimate charge-off or reserve associated with any impaired loans. Accordingly, the Bank may charge-off a loan to a value below the net appraised value if it believes that an expeditious liquidation is desirable in the circumstance and it has legitimate offers or other indications of interest to support a value that is less than the net appraised value. Alternatively, the Bank may carry a loan at a value that is in excess of the appraised value if the Bank has a guarantee from a borrower that the Bank believes has realizable value. In evaluating the strength of any guarantee, the Bank evaluates the financial wherewithal of the guarantor, the guarantor’s reputation, and the guarantor’s willingness and desire to work with the Bank. The Bank then conducts a review of the strength of a guarantee on a frequency established as the circumstances and conditions of the borrower warrant.

Customers Bank records a loan charge-off for the residential real estate, consumer, manufactured housing and mortgage warehouse portfolio segments after 120 days of delinquency or sooner when cash flows are determined to be insufficient for repayment. The Bank may also charge-off these loan types below the net appraised valuation if the Bank holds a junior mortgage position in a piece of collateral whereby the risk to acquiring control of the property through the purchase of the senior mortgage position is deemed to potentially increase the risk of loss upon liquidation due to the amount of time to ultimately market the property and the volatile market conditions. In such cases, the Bank may abandon its junior mortgage and charge-off the loan balance in full.

Customers F-32

(dollars in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (continued)

Credit Quality Factors

To facilitate the monitoring of credit quality within the commercial and industrial, commercial real estate, construction portfolio and residential real estate segments, and for purposes of analyzing historical loss rates used in the determination of the ALLL for the respective portfolio segment, the Bank utilizes the following categories of risk ratings: pass, special mention, substandard, doubtful or loss. The risk rating categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on a quarterly basis during the month preceding the end of the calendar quarter.  While assigning risk ratings involves judgement, the risk rating process allows management to identify riskier credits in a timely manner and allocate the appropriate resources to managing the loans.

The Bank assigns a special mention rating to loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the loan or lease or the Bank's credit position.

The Bank assigns a substandard rating to loans that are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged. Substandard loans have well defined weaknesses or weaknesses that could jeopardize the orderly repayment of the debt. Loans in this grade also are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies noted are not addressed and corrected.

The Bank assigns a doubtful rating to loans and leases that have all the attributes of a substandard rating with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage of and strengthen the credit quality of the loan or lease, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceeding, capital injection, perfecting liens on additional collateral or refinancing plans.

Loans classified as loss are considered uncollectible and are charged off in the period in which they are determined uncollectible. Because loans and leases in this category are fully charged down, they are not included in the following tables.

Risk ratings are not established for home equity loans, consumer loans, installment loans and lease receivables, mainly because these portfolios consist of a larger number of loans with smaller balances. Instead, these portfolios are evaluated for risk mainly based on aggregate payment history, through the monitoring of delinquency levels and trends.

Impaired loans

A loan is considered impaired when, based on current information and events, it is probable that Customers Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  Fair value is measured based on the value of the collateral securing the loans, less cost to sell. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports. The covered loans are and will continue to be subject to the Bank's internal and external credit review and monitoring that is applied to the non-covered loan portfolio. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for loan losses will be charged to earnings. These provisions will be offset by an increase to the FDIC loss sharing receivable for the estimated portion anticipated to be received from the FDIC, and is recognized in non-interest income.

Customers F-33

(dollars in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans Receivable Covered Under Loss Sharing Agreements

Loans acquired in the two FDIC assisted transactions are recorded at fair value at the acquisition date and are subject to loss sharing agreements with the FDIC.  In the acquisitions of the Acquired Banks, the fair value was determined based on expected future cash flows and the fair value of the collateral. Factors considered in determining the fair value (Level 3) of the acquired loans include projected cash flows, type of loan and related collateral, classification status, contractual interest rate, term of loan, amortization status, current market conditions and discount rates.  Loans were evaluated individually when applying valuation techniques for the majority of the loans of the Acquired Banks. The present values of projected cash flows are measured using discount rates that are based on current market rates for new originations of comparable loans. The discount rates do not include adjustments for credit losses that are included in the estimated cash flows.

At the date of the acquisitions, Customers Bank analyzed the delinquent and nonaccrual loans, the eighteen month history of delinquency and reviewed the financial information available for each loan with in the Acquired Banks' loan portfolios.   The loans acquired from USA Bank that met the definition under ASC 310-30 as a loan with credit deterioration were individually reviewed and no loan pools were created.  The loans acquired from ISN Bank that met the definition under ASC 310-30 were further evaluated and separated into loans to be individually reviewed and loans to be pooled based upon risk characteristics.  Acquired loans with a fair market value of $101,622 did not appear to have characteristics of credit deterioration and $74,478 appeared to have characteristics of credit deterioration on their acquisition dates.

Acquired loans that were not individually reviewed but had characteristics of credit deterioration are aggregated into pools, based on individually evaluated common risk characteristics, and aggregate expected cash flows were estimated for each pool. Loans acquired from USA Bank were individually reviewed.  A pool is accounted for as a single asset with a single interest rate, cumulative loss rate and cash flow expectation. The Bank aggregated three pools of acquired loans in the ISN Bank acquisition totaling $6,211 at the acquisition date that were determined to have credit deterioration characteristics primarily based on non-accrual or significant delinquency status. A loan will be removed from a pool of loans only if the loan is sold, foreclosed, assets are received in satisfaction of the loan, or the loan is written off, and will be removed from the pool at the carrying value. If an individual loan is removed from a pool of loans, the difference between its relative carrying amount and the cash, fair value of the collateral, or other assets received will be recognized in income immediately and would not affect the effective yield used to recognize the accretable difference on the remaining pool.

The fair value of loans with evidence of credit deterioration are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges, or a reclassification of the difference from nonaccretable to accretable with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of those cash flows.

Restricted Stock

Restricted stock, included in other assets, represents required investment in the capital stock of the Federal Home Loan Bank and Atlantic Central Bankers Bank and is carried at cost as of December 31, 2010 and 2009. In December 2009, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.  Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2010 and 2009.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis.  Certain other real estate owned (OREO) that was acquired from the Acquired Banks or through the foreclosure of loans of the Acquired Banks is subject to Loss Sharing Agreements with the FDIC.

After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less the cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the statement of operations.

Customers F-34

(dollars in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FDIC Loss Sharing Receivable

The FDIC loss sharing receivable is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss share agreements of the Acquired Banks. The difference between the present value and the undiscounted cash flows the Bank expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC loss sharing receivable.

The FDIC loss sharing receivable is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered other real estate owned. Any increases in cash flow of the covered assets over those expected will reduce the FDIC loss sharing receivable and any decreases in cash flow of the covered assets under those expected will increase the FDIC loss sharing receivable. Increases to the FDIC loss sharing receivable are recorded immediately as adjustments to non-interest income and decreases to the FDIC loss sharing receivable are recognized over the life of the loss share agreements.

Bank Owned Life Insurance

The Bank owned life insurance policies insure the lives of officers of the Bank, and name the Bank as beneficiary. Non-interest income is generated tax-free (subject to certain limitations) from the increase in the policies’ underlying investments made by the insurance company. The Bank is capitalizing on the ability to partially offset costs associated with employee compensation and benefit programs with the bank owned life insurance.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

Income Taxes

Customers Bank accounts for income taxes under the liability method of accounting for income taxes.  The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  Customers Bank determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

A tax position is recognized if it is more likely than not, based on the technical merits that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation process, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

Stock Based Compensation

Customers Bank has two active stock-based compensation plans. Stock based compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the grant date fair value of the equity or liability instruments issued.  The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period.  For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.  A Black-Scholes model is used to estimate the fair value of stock options, while the market price of Customers Bank’s common stock at the date of grant is used for restricted stock awards.

Comprehensive Income

Comprehensive income(loss) consists of net income(loss) and other comprehensive income.  Other comprehensive income includes unrealized gains on securities available for sale, and unrealized losses related to factors other than credit on debt securities.

Earnings per Share

Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the

Customers F-35

(dollars in thousands, except per share data)

 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed issuance.
Segment Information

Customers Bank has one reportable segment, “Community Banking.”  All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.  For example, lending is dependent upon the ability of the Company to fund itself with deposits and borrowings while managing the interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Bank as one segment or unit.

Reclassifications

Certain amounts reported in the 2009 and 2008 financial statements have been reclassified to conform to the 2010 presentation.  These reclassifications did not impact Customers Bank’s financial position or results of operations.

Change in Accounting Estimates

In 2009, Customers Bank refined the methodology for calculating the allowance for loan losses.  FASB ASC 310-10-35, Receivables and ASC 450, Contingencies, considers two sections for estimating the allowance for loan losses.  The first section is identifying individual problem assets and determining the current fair value using current appraisals, comparative asset values, discounted non-current appraisals, condition of the asset, and other relevant factors.  The second section for estimating the allowance is for performing loans.  Customers Bank considers eight years of historical trends by risk ratings by loan category, charge-offs by loan category, and delinquencies by loan category.  Customers Bank includes additional allowance amounts by loan category based on one year trends in local, regional, and national qualitative factors such as: unemployment, real estate sales, and concentrations of credit, portfolio factors, and availability of current customer financial information.  The impact of this change in methodology was to increase the allowance for loan losses by approximately $800 in 2009 from the amount that would have been reported under the previous methodology.  This change in accounting estimate was applied prospectively.  The remaining $11,000 of the provision for loan losses was due to specific reserves required on collateral deficient loans and loan charge-offs as a result of events arising in the year ended December 31, 2009.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the FASB) issued accounting guidance changing the accounting principles and disclosure requirements related to securitizations and special-purpose entities. This guidance eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This guidance also expands existing disclosure requirements to include more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. This guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The recognition and measurement provisions regarding transfers of financial assets shall be applied to transfers that occur on or after the effective date. The Bank applied this guidance on January 1, 2010 and application did not have a material impact on the Bank’s financial statements.

In January 2010, the FASB issued accounting guidance to enhance fair value measurement disclosures by requiring the reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reason for the transfers. Furthermore, activity in Level 3 fair value measurements should separately provide information about purchases, sales, issues and settlements rather than providing that information as one net number. These new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of the enhanced Level 3 disclosures, which are effective for interim and annual reporting periods beginning after December 15, 2010. The Bank applied this guidance in the first quarter of 2010 and application did not have a material impact on the Bank’s financial statements.

In July 2010, the FASB issued accounting guidance to provide financial statement users with greater transparency of an entity’s allowance for loan and lease losses and the credit quality of its loan and lease portfolio. Under the new guidelines, the allowance for loan and lease losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired loans and leases and non-accrual status are to be presented by class of loans and leases. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings will also be required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the loan and lease portfolio’s risk and performance. This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010 with the exception of the troubled debt restructuring disclosures which are anticipated to be effective for interim and annual reporting periods ending after June 15, 2011. The application of this guidance did not have a material impact on the Bank's financial statements and see Note 5 for the expanded disclosures required by this guidance.

In April 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, providing additional guidance to creditors for evaluating troubled debt restructurings. The amendments clarify the guidance in ASC 310-40, Receivables: Troubled Debt Restructurings by Creditors, which requires a creditor to classify a restructuring as a troubled debt restructuring (TDR) if (1) the restructuring includes a concession by the creditor to the borrower and (2) the borrower is experiencing financial difficulties. The amended guidance requires a creditor to consider all aspects of the restructuring to determine whether it has granted a concession. It further clarifies that a creditor must consider the probability that a debtor could default in the foreseeable future when determining whether the debtor is facing financial difficulty, even though the debtor may not be in default at the date of restructuring. This new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and requires a company to retrospectively evaluate all restructurings occurring on or after the beginning of the fiscal year of adoption to determine if the restructuring is a TDR.  Management is currently evaluating the impact of this new accounting guidance.

Customers F-36

(dollars in thousands, except per share data)

NOTE 2 – ACQUISITION ACTIVITY

Berkshire Bancorp, Inc. Acquisition

On August 24, 2010, Customers Bank entered into a definitive agreement to acquire Berkshire Bancorp, Inc. and its subsidiary Berkshire Bank (collectively, Berkshire) upon the formation of its Holding Company.  Berkshire is a $150,000 bank holding company located in Berks County, Pennsylvania with five branch offices.   Customers Bank will issue shares of its common stock valued at its tangible book value at the month-end prior to closing for Berkshire and Customers Bank.  In addition, the Bank will provide Berkshire approximately $3,000 to repurchase the preferred shares held by the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program. The merger is expected to close in the second quarter of 2011 and will require both regulatory and Berkshire's and the Bank's shareholder approval.

FDIC Assisted Acquisitions

On July 9, 2010, Customers Bank acquired certain assets and assumed certain liabilities of USA Bank from the Federal Deposit Insurance Corporation (FDIC) in an FDIC-assisted transaction (the USA Bank acquisition). USA Bank was headquartered in Port Chester, New York and operated one branch.   On September 17, 2010, Customers Bank acquired certain assets and assumed certain liabilities of ISN Bank, from the FDIC in an FDIC-assisted transaction (the ISN Bank acquisition). ISN Bank was headquartered in Cherry Hill, New Jersey and operated one branch.   The acquisitions were accounted for under the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations. The purchased assets and assumed liabilities were recorded at their respective acquisition date fair values.

As part of the Purchase and Assumption Agreement entered into by Customers Bank with the FDIC (the Agreement) in connection with the USA Bank and ISN Bank acquisitions, Customers Bank entered into loss sharing agreements, in accordance with which the FDIC will cover a substantial portion of any future losses on the acquired loans.  Excluding certain consumer loans, the loans and other real estate owned acquired are covered by a loss share agreement between Customers Bank and the FDIC which affords Customers Bank protection against future losses. Under the Agreement, the FDIC will cover 80% of losses on the disposition of the loans and OREO covered under the Agreements (collectively, the Covered Assets). The term for loss sharing and Customers Bank reimbursement to the FDIC is five years for non-single family loans and ten years for single family loans. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreement. Customers Bank has recorded an aggregate receivable from the FDIC of $28,337 for the USA Bank and ISN Bank acquisitions which represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed to Customers Bank.

The Agreement with the FDIC for each acquisition provided Customers Bank with an option to purchase at appraised value the premises, furniture, fixtures, and equipment of each bank and assume the leases associated with these offices. Customers Bank exercised the option to purchase the assets of USA Bank during the third quarter.  Customers Bank did not exercise the option to purchase the assets of ISN Bank and has received approval from the FDIC to move the deposit relationships to its Hamilton, New Jersey branch on January 18, 2011.

The acquired assets and liabilities, as well as the adjustments to record the assets and liabilities at fair value, are presented in the following table. Cash received from the FDIC is included in the fair value adjustments to arrive at the total assets acquired. Because the consideration paid to the FDIC was less than the net fair value of the acquired assets and liabilities, the Bank recorded a bargain purchase gain as part of the acquisitions.

Customers F-37

(dollars in thousands, except per share data)

NOTE 2 – ACQUISITION ACTIVITY (continued)

A summary of the net assets acquired and the estimated fair value adjustments for USA Bank as of July 9, 2010 and ISN Bank as of September 17, 2010 resulting in a bargain purchase gain as follows:

Cost basis of assets acquired in excess of liabilities assumed	$20,586
Cash payments received from the FDIC	31,519
Net assets acquired before fair value adjustments	52,105
Fair value adjustments:
Loans receivable	(35,733)
FDIC loss share receivable	28,337
Other real estate owned	(4,261)
Bank premises and equipment and reposed assets	(194)
Total fair value adjustments	(11,851)

Pre-tax gain on the acquisition	40,254
Income taxes	(13,109)

Gain on the acquisition of the Acquired Banks, net of taxes	$27,145

The net after-tax gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed, and is influenced significantly by the FDIC-assisted transaction process.  As indicated in the preceding table, net assets of $20,586 (i.e., the cost basis) were transferred to Customers Bank in the USA Bank and ISN Bank acquisitions and the FDIC made cash payments to the Bank totaling $31,519.

In many cases, the determination of the fair value of the assets acquired and liabilities assumed required management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and subject to change. These fair value estimates are considered preliminary, and are subject to change as additional information relative to closing date fair values becomes available.

The following table sets forth the assets acquired and liabilities assumed, at the estimated fair value, in the USA Bank and ISN Bank acquisitions:

	USA Bank July 9, 2010	ISN Bank September 17, 2010
Assets Acquired
Cash and cash equivalents, including federal funds sold	$54,140	$18,791
Investment securities	15,330	6,181
Loans receivable – covered under FDIC loss sharing	123,312	51,348
Loans receivable – not covered under FDIC loss sharing	1,414	26
Total loans receivable	124,726	51,374
Other real estate owned	3,406	1,234
FDIC loss sharing receivable	22,728	5,609
Other assets	785	713

Total assets acquired	221,115	83,902
Liabilities Assumed
Deposits
Non-interest bearing	7,584	972
Interest bearing	171,764	70,919
Total deposits	179,348	71,891
Deferred income tax liability	9,390	3,719
Other liabilities	13,370	154

Total liabilities assumed	202,108	75,764

Net Assets Acquired	$19,007	$8,138

In accordance with the guidance provided in SEC Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1: K”) and a request for relief granted by the SEC, historical financial information of USA Bank and ISN Bank has been omitted from the financial statements. Relief is provided for acquisitions of troubled institutions, including transactions such as the acquisitions of USA Bank and ISN Bank in which an institution engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Customers F-38

(dollars in thousands, except per share data)

NOTE 3 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if (i) options to issue common stock were exercised and (ii) warrants to issue common stock were exercised.  Potential common shares that may be issued related to outstanding stock options and warrants are determined using the treasury stock method.

The following are the components of Customers Bank’s earnings (loss) per share for the periods presented:

	December 31,
	2010	2009	2008
Net income (loss) allocated to common shareholders	$23,735	$(13,235)	$(825)

Weighted average number of common shares outstanding - basic	18,909,014	3,618,002	2,021,078
Stock-based compensation plans	293,680	—	—
Warrants	144,346	—	—

Weighted average number of common shares - diluted	19,347,040	3,618,002	2,021,078

Basic earnings (loss) per share	$1.26	$(3.66)	$(0.41)

Diluted earnings (loss) per share	$1.23	$(3.66)	$(0.41)

Stock options outstanding for 28,850 shares of common stock with exercise prices ranging from $10.25 to $11.00 and warrants for 33,591 shares of common stock with an exercise price of $5.50 for the year ended December 31, 2010 were not dilutive because the exercise price was greater than the average market price.  Stock options outstanding for 44,810 shares of common stock with exercise prices ranging from $10.25 to $11.00 and warrants for 716,921 shares of common stock with an exercise price of $5.50 for the year ended December 31, 2009 were not dilutive due to losses in 2009. Stock options outstanding for 44,810 shares of common stock with exercise prices ranging from $10.25 to $11.00 were not dilutive due to losses in 2008.

NOTE 4 – INVESTMENT SECURITIES

The amortized cost and approximate fair value of available for sale investment securities as of December 31, 2010 and 2009 are summarized as follows:

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available for Sale:
U.S. Treasury and government agencies	$1,711	$—	$(30)	$1,681
Mortgage-backed securities	204,182	561	(3,169)	201,574
Asset-backed securities	719	3	—	722
Municipal securities	2,088	—	(237)	1,851
	$208,700	$564	$(3,436)	$205,828

Customers F-39

(dollars in thousands, except per share data)

NOTE 4 – INVESTMENT SECURITIES (continued)

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available for Sale:
U.S. Treasury and government agencies	$435	$17	$—	$452
Mortgage-backed securities	39,314	317	(228)	39,403
Asset-backed securities	843	—	(4)	839
Municipal securities	4,048	3	(157)	3,894
	$44,640	$337	$(389)	$44,588

The amortized cost and fair value of available for sale investment securities as of December 31, 2010, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

	Amortized Cost	Fair Value

Due in one year or less	$198	$198
Due after one year through five years	3,601	3,334
	3,799	3,532
Mortgage-backed securities	204,182	201,574
Asset-backed securities	719	722
	$208,700	$205,828

Proceeds from the sale of available for sale securities were $154,287, $11,816 and $4,267 in 2010, 2009 and 2008, respectively.  Proceeds from the sale of held to maturity securities was $2,263 in 2009.   There were gains on the sales of available for sale and held to maturity securities in 2010 and 2009 of $1,117 and $236.  Customers Bank’s decision to sell all of its held to maturity securities resulted from concerns of the economy and the resulting impact on asset quality, the opportunity to take advantage of gains that existed in the three securities, and to help maintain regulatory capital ratios within the “Well Capitalized” status before raising capital in June 2010. There were losses on the sales of available for sale investment securities in 2010 and 2008 of $3 and $361, respectively. Customers Bank recorded other than temporary impairment charges of $15 and $940 in 2009 and 2008, respectively.

Customers Bank’s investments securities' gross unrealized losses and fair value aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009 are as follows:

	December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale:
U.S. Treasury and government agencies	$1,457	$(29)	$116	$(1)	$1,573	$(30)
Mortgage-backed securities	134,068	(3,104)	524	(65)	134,592	(3,169)
Municipal securities	—	—	1,851	(237)	1,851	(237)
Total investment securities available for sale	$135,525	$(3,133)	$2,491	$(303)	$138,016	$(3,436)

Customers F-40

(dollars in thousands, except per share data)

NOTE 4 – INVESTMENT SECURITIES (continued)

	December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale:
Mortgage-backed securities	$10,142	$(21)	$1,934	$(207)	$12,076	$(228)
Asset-backed securities	122	—	717	(4)	839	(4)
Municipal securities	374	(1)	1,949	(156)	2,323	(157)
Total investment securities available for sale	$10,638	$(22)	$4,600	$(367)	$15,238	$(389)

At December 31, 2010, there were thirty-three available for sale investment securities in the less than twelve month category and six available for sale investment securities in the twelve month or more category.  At December 31, 2009, there were nine available for sale investment securities in the less than twelve months category and sixteen available for sale securities in the twelve months or more category.  In management’s opinion, the unrealized losses reflect primarily changes in interest rates, such as but not limited to changes in economic conditions and the liquidity of the market, subsequent to the acquisition of specific securities. Customers Bank does not intend to sell and it is not more likely than not that Customers Bank will be required to sell the securities prior to maturity or market price recovery.  Management believes that as of December 31, 2010 there is no other than temporary impairment of these securities.

In 2008, Customers Bank recorded a $940 charge when management determined that the FHLMC preferred stock and the Lehman Bros. Holding floater note had been other-than-temporarily impaired.  In 2009, Customers Bank wrote down the remaining value of the FHLMC preferred stock for $15 and sold the Lehman Bros Holding floater for a $14 gain.

As of December 31, 2010 and 2009, Customers Bank pledged municipal and mortgage-backed securities of $2,062 and $9,048 as collateral for borrowings.

NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2010 and 2009 is as follows:

	2010	2009

Construction	$38,280	$
Commercial real estate	75,245		—
Commercial and industrial	22,876		—
Residential real estate	23,822		—
Manufactured housing	4,662		—
Total loans receivable covered under FDIC loss sharing agreements	164,885		—
Commercial construction	13,387		21,742
Commercial real estate	144,849		133,433
Commercial and industrial	35,942		25,290
Mortgage warehouse	186,113		16,435
Manufactured housing	102,924		—
Residential real estate	28,964		27,422
Consumer	1,581		5,524
Total loans receivable not covered under FDIC loss share agreements, net	513,760		229,846
Unearned origination costs, net	327		452
Allowance for loan losses	(15,129)		(10,032)
Total loans receivable not covered under FDIC loss share agreements, net	498,958		220,266
Loans receivable, net	$663,843		$220,266

Customers F-41

(dollars in thousands, except per share data)

NOTE 5 - LOANS RECEIVABLE (continued)

Non-Covered Nonaccrual Loans and Loans Past Due

The following table summarizes non-covered nonaccrual loans and past due loans, by class, as of December 31, 2010:

	30-89 Days Past Due(1)	Greater Than 90 Days(1)	Total Past Due(1)	Non- Accrual	Current(2)	Total Loans
	December 31, 2010

Commercial and industrial	$—	$—	$—	$705	$35,237	$35,942
Commercial real estate	3,545	—	3,545	15,739	125,565	144,849
Construction	51	—	51	4,673	8,663	13,387
Residential real estate
First mortgages	—	—	—	658	6,705	7,363
Home equity	400	—	400	467	20,702	21,569
Loans acquired with credit deterioration	—	—	—	32	—	32
Consumer	17	5	22	—	1,559	1,581
Mortgage warehouse	—	—	—	—	186,113	186,113
Manufactured housing	2,698	—	2,698	—	100,226	102,924

Total	$6,711	$5	$6,716	$22,242	$484,802	$513,760

(1) Loan balances do not include non-accrual loans
(2) Loans where payments are due within 29 days of the scheduled payment date.

At December 31, 2010 and 2009, Customers Bank had non-covered other real estate owned of $1,906 and $1,155, respectively.  At December 31, 2009, Customers Bank had non-accrual loans and loans greater than 90 days and still accruing of $10,341 and $4,119, respectively.

Impaired Non-covered Loans

The following table presents a summary of the impaired non-covered loans at December 31, 2010.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	December 31, 2010
With no related allowance recorded:
Commercial and industrial	$179	$179	$—	$83	$2
Commercial real estate	10,825	10,825	—	4,737	356
Construction	551	551	—	278	—
Consumer	—	—	—	—	—
Residential real estate, first mortgages	658	658	—	496	22

With an allowance recorded:
Commercial and industrial	$7,382	$7,382	$1,456	$6,383	$462
Commercial real estate	18,185	18,293	6,551	11,715	857
Construction	6,168	6,168	2,006	6,198	168
Consumer	—	—	—	—	—
Residential real estate, home equity	620	620	305	668	16

Total	$44,568	$44,676	$10,318	$30,558	$1,883

As of December 31, 2009, Customers Bank had impaired loans of $17,543 with an allowance for loan losses of $6,763. At December 31, 2009, Customers Bank did not have any impaired loans where there was no related allowance for loan losses recognized.  For the years ended December 31, 2009 and 2008, the average recorded investment of impaired loans was $17,960 and $6,517, respectively, and interest income recognized on impaired loans was $638 and $172, respectively.

Customers F-42

(dollars in thousands, except per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

The following presents the credit quality table as of December 31, 2010 for the non-covered loan portfolio. Commercial and industrial, Commercial real estate, Residential real estate and Construction loans are based on an internally assigned risk rating system which are assigned at the loan origination and reviewed on a periodic or on an “as needed” basis. Consumer, mortgage warehouse and manufactured housing loans are evaluated based on the payment activity of the loan.

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Pass/Satisfactory	$27,771	$107,480	$4,653	$27,566
Special Mention	534	8,500	1,416	—
Substandard	7,306	25,213	6,246	1,398
Doubtful	331	3,656	1,072	—
Total	$35,942	$144,849	$13,387	$28,964

	Consumer	Mortgage Warehouse	Manufactured Housing
Performing	$1,559	$186,113	$100,226
Nonperforming (1)	22	—	2,698
Total	$1,581	$186,113	$102,924

(1)	Defined as past due thirty or more days at December 31, 2010.

The changes in the allowance for loan losses for the years ended December 31, 2010, 2009, and 2008 are as follows:

	2010	2009	2008

Balance, January 1	$10,032	$2,876	$2,460
Provision for loan losses	10,397	11,778	611
Loans charged off	(5,265)	(4,630)	(195)
Recoveries	15	8	—
Transfers (1)	(50)	—	—
Balance, December 31	$15,129	$10,032	$2,876

(1)
In 2010, the Bank had a reserve of $50 for unfunded commitments previously included within the allowance for loan losses.  The reserve for unfunded loan commitments was reclassified to other liabilities.

The following table presents a summary of the non-covered loans evaluated collectively and loans evaluated individually and their related allowance for loan losses, by loan portfolio segment:

December 31, 2010
	Collectively reviewed for impairment		Individually reviewed for impairment
	Loan balance	Allowance for loan losses	Loan Balance	Allowance for loan losses
Commercial and industrial	$28,381	$206	$7,561	$1,456
Commercial real estate	115,839	2,601	29,010	6,551
Construction	6,668	1,201	6,719	2,006
Residential real estate	27,686	811	1,278	305
Mortgage warehouse	186,113	465	—	—
Manufactured housing	102,924	—	—	—
Consumer	1,581	11	—	—

Total	$469,192	$4,811	$44,568	$10,318

Customers F-43

(dollars in thousands, except per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

Covered Nonaccrual Loans and Loans Past Due

The following table summarizes covered nonaccrual loans and past due loans, by class, as of December 31, 2010:

	30-89 Days	Greater than	Total past	Non-
	Past Due (1)	90 days (1)	due (1)	accrual	Current (3)	Total

Commercial and industrial
Acquired with credit deteroration	$419	$-	$419	$1,790	$1,003	$3,212
Remaining loans (2)	53	-	53	-	19,611	19,664
Commercial real estate
Acquired with credit deteroration	1,215	-	1,215	15,242	23,778	40,235
Remaining loans (2)	795	-	795	433	33,782	35,010
Construction
Acquired with credit deteroration	3,884	-	3,884	19,869	-	23,753
Remaining loans (2)	-	-	-	1,912	12,615	14,527
Residential real estate
Acquired with credit deteroration	-	-	-	4,013	1,751	5,764
First mortgages (2)	-	-	-	-	8,254	8,254
Home equity (2)	248	-	248	4	9,552	9,804
Manufactured housing
Acquired with credit deteroration	-	-	-	95	7	102
Remaining loans (2)	113	-	113	96	4,351	4,560
	$6,727	$-	$6,727	$43,454	$114,704	$164,885

(1) Loan balances do not include non-accrual loans
(2) Loans receivable that were not identified upon acquisition with credit deteroration.
(3) Loans where payments are due within 29 days of the scheduled payment date.

The following presents the credit quality indicators as of December 31, 2010 for the covered loan portfolio.  Commercial and industrial, Commercial real estate, Residential real estate and Construction loans are based on an internally assigned risk rating system which are assigned at the loan origination and reviewed on a periodic or on an “as needed” basis. Manufactured housing loans are evaluated based on the payment activity of the loan.  Loans acquired with credit deterioration are grouped into the loan portfolio segment based upon their loan type.

December 31, 2010

	Commercial and Industrial	Commercial Real Estate	Construction	Residential Real Estate
Pass/Satisfactory	$20,854	$41,395	$10,450	$17,219
Special Mention	1,060	16,118	19,573	3,214
Substandard	917	14,736	8,257	1,672
Doubtful	45	2,996	—	1,717
Total	$22,876	$75,245	$38,280	$23,822

Manufactured Housing
Performing	$4,358
Nonperforming (3)	304
Total	$4,662

(3)	Defined as past due thirty or more days at December 31, 2010.

The following table presents covered loans evaluated collectively and loans acquired with deteriorated credit quality:

	December 31, 2010
	Collectively reviewed for impairment	Loans acquired with deteriorated credit quality
	Loan balance	Loan Balance
Commercial and industrial	$19,664	$3,212
Commercial real estate	35,010	40,235
Construction	14,527	23,753
Residential real estate
First mortgages	8,254	4,471
Home equity	9,804	1,293
Manufactured housing	4,560	102

Total	$91,819	$73,066

Customers F-44

(dollars in thousands, except per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

Cash flow analyses were performed on all loans with credit deterioration at the date of acquisition in order to determine the cash flows expected to be collected.  At December 31, 2010, these covered loans did not have an allowance for loan losses specifically allocated to the loans.

The following table presents the loans acquired in 2010 with credit deterioration:

	ISN Bank September 17, 2010	USA Bank July 9, 2010
Contractually required payments receivable	$34,137	$88,963
Credit Discount (nonaccretable difference)	(8,400)	(33,392)
Cash flows expected to be collected	25,737	55,572
Market Discount (accretable yield)	(3,082)	(3,750)
Fair value of loans acquired with credit deterioration	$22,656	$51,822

Customers Bank established a policy to apply the cash flows received from the credit deteriorated loans to principal until the cash flows of loans where income recognition is not applied until cash flows received exceed initial cash flow estimates. Contractual cash flows related to nonaccrual loans totaled $18,344 and $51,511 for ISN Bank and USA Bank at their acquisition dates, respectively.  The carrying balances of the acquired covered loans with credit deterioration where the income recognition model in ASC 310-30 is not applied for ISN Bank and USA Bank are $14,354 and $33,748 at their acquisition date, respectively, and $14,921 and $33,317 at December 31, 2010, respectively.  The application of Customers Bank’s current lending policy regarding the monitoring of delinquent loans and the establishment of more frequent borrower contact are anticipated to increase estimated cash flows over the expected life of the loan.   Loans of the Acquired Banks were collateralized by real estate.   If cash flows estimates of the acquired loans with credit deterioration increase, a reclassification from the nonaccretable discount to the accretable discount will be estimated and accreted over the remaining life of the loan.  The outstanding balance, as defined by ASC 310-30-50-1, of acquired covered loans with credit deterioration is $113,279 with a carrying balance of $73,066 at December 31, 2010.  The outstanding and carrying balances were $0 at January 1, 2010.

The amount by which the undiscounted expected cash flows exceed the estimated fair value (the accretable yield) is accreted into interest income over the lives of the loans. The accretable yield is affected by changes in interest rate indices for variable rate loans, and changes in expected principal and interest payments over the estimated life of the loans. Changes in the expected principal and interest payments over the estimated life are driven by the credit outlook and actions taken with borrowers. The Bank periodically evaluates the collectibility of estimates of cash flows expected to be collected over the remaining life of the loans. Expected future cash flows from interest payments are based on the variable rates at the time of the periodic evaluation. Estimates of expected cash flows that are impacted by changes in interest rate indices for variable rate loans are treated as prospective yield adjustments included in interest income.  The accretable balance will be recognized over the anticipated life of the loans and is approximately 3.0 years and 5.4 years, for USA Bank and ISN Bank, respectively.

The following table presents the changes in the accretable yield for the year ended December 31, 2010:

	ISN Bank	USA Bank
Balance, beginning of period	$—	$—
Additions resulting from acquisition	3,082	3,750
Accretion to interest income	(167)	(804)
Disposals	—	—
Reclassification (to)/from nonaccretable difference	(157)	1,472

Balance, end of period	$2,758	$4,418

Covered Other Real Estate Owned

All OREO acquired in FDIC-assisted acquisitions that are subject to an FDIC loss share agreement are referred to as “covered OREO” and disclosed separately in the Balance Sheet. Covered OREO is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the loan’s carrying value, inclusive of the acquisition date fair value discount. The following table summarizes the activity related to covered OREO for the year ended December 31, 2010:

December 31, 2010

Balance, beginning of period	$—
Acquisition	4,640
Additions to covered OREO	922
Cash received on dispositions of OREO	(220)
Valuation adjustments	—

Balance, end of period	$5,342

Customers F-45

(dollars in thousands, except per share data)

NOTE 5 – LOANS RECEIVABLE (continued)

FDIC Loss Sharing Receivable

Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC. Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or accretion of certain fair value amounts into interest income in future periods if no provision for loan and lease losses had been recorded.

The following table summarizes the activity related to the FDIC loss sharing receivable for the year ended December 31, 2010:

December 31, 2010

Balance, beginning of period	$—
Acquisition	28,337
Change in FDIC loss sharing receivable	(520)
Reimbursement from the FDIC	(11,115)
Balance, end of period	$16,702

NOTE 6 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2010 and 2009 are as follows:

		2010	2009

Leasehold improvements	3 to 25 years	$3,764	$2,917
Furniture, fixtures and equipment	5 to 10 years	1,639	815
IT equipment and software	3 to 5 years	2,490	1,422
Automobiles	5 to 10 years	127	51
Construction in process		600	52
		8,620	5,257
Less accumulated depreciation		(3,318)	(2,538)
		$5,302	$2,719

NOTE 7 - DEPOSITS

The components of deposits at December 31, 2010 and 2009 are as follows:

	2010	2009

Demand, non-interest bearing	$72,268	$18,502
Demand, interest bearing	387,013	84,996
Savings	17,649	9,037
Time, $100,000 and over	434,453	76,985
Time, other	334,307	124,407
Total deposits	$1,245,690	$313,927

Included in time deposits, $100 and over, at December 31, 2009 are public fund certificates of deposit of $5,000 that matured in April 2010 and were not renewed.

At December 31, 2010, the scheduled maturities of time deposits are as follows:

2010

2011	$684,766
2012	62,824
2013	9,536
2014	5,709
2015	5,916
Thereafter	9
$768,760

Customers F-46

(dollars in thousands, except per share data)

NOTE 8 - OTHER BORROWINGS AND SUBORDINATED DEBT

At December 31, 2010, Customers Bank had long-term advances from the Federal Home Loan Bank totaling $11,000 with an average interest rate of 3.24%.  At December 31, 2009, Customers Bank had short-term and long-term advances from the Federal Home Loan Bank totaling $11,000 with an average interest rate of 3.24%.

The contractual maturities of fixed rate long-term advances at December 31, 2010 are as follows:

2013	$1,000
2015	10,000
$11,000

The $10,000 in Federal Home Loan Bank advances maturing in 2015 and thereafter are convertible select advances.  One $5,000 advance may be converted to a floating rate advance any quarter.  The rate would be the three month LIBOR plus 17 basis points.  The other $5,000 advance may be converted to a floating rate advance any quarter after May 2011.  The rate would be the three month LIBOR plus 18 basis points.  If these advances convert to a floating rate, we have the right to prepay the advance with no penalty.

Customers Bank has a total borrowing capacity with the Federal Home Loan Bank and Federal Reserve Bank of Philadelphia of approximately $127,986 and $74,203, respectively at December 31, 2010.   Advances from the Federal Home Loan Bank and Federal Reserve Bank of Philadelphia are secured by certain qualifying assets of Customers Bank totaling $214,167.

Customers Bank issued a subordinated term note during the second quarter of 2004. The note was issued for $2,000 at a floating rate based upon the three-month LIBOR rate, determined quarterly, plus 2.75% per annum. Quarterly interest payments are made on this note in January, April, July and October. At December 31, 2010, the quarterly interest rate was 3.04%. The note matures in the third quarter of 2014.

Customers Bank issued a subordinated term note during the fourth quarter of 2008. The note was issued for $1,000 at a fixed rate of 7.50% per annum. Quarterly interest payments were made on this note in January, April, July and October. The note was converted to voting common stock in the third quarter of 2009 due to a significant change in the Board of Directors.  See Note 9 – Stockholders’ Equity for a more detailed discussion.

NOTE 9 - STOCKHOLDERS’ EQUITY

In December 2010, Customers Bank sold an aggregate of 2,232,641 shares, which included 2,084,841 shares of Common Stock and 147,800 shares of Class B Non-Voting Common Stock at a weighted average price of $3.94 per share.  In September 2010, Customers Bank sold an aggregate of 236,098 shares of Common Stock at an average price of $3.55 with gross proceeds of $852.  In July 2010, Customers Bank sold an aggregate of 305,000 shares, which included 25,000 shares of Common Stock and 280,000 shares of Class B Non-Voting Common Stock at a price of $3.50 per share with gross proceeds of $1,068.  In March 2010, the Bank sold 1,950,798 total shares, which included 761,596 shares of Common Stock and 1,189,202 shares of Class B Non-Voting Common Stock at a price of $3.76 per share. In February 2010, the Bank sold 10,078,139 total shares, which included 6,529,550 shares of Common Stock and 3,548,589 shares of Class B Non-Voting Common Stock at a price of $4.28 per share (collectively, the 2010 Capital Raises).

The proceeds of the 2010 Capital Raises were $59,024, net of offering costs of approximately $1,800. As a result of the July 2010 and March 2010 capital raises at a price less than the original per share purchase price, 3,289,490 shares of Common Stock and 879,169 shares of Class B Non-Voting Common Stock at a price of $3.50 per share were issued to the existing investors pursuant to anti-dilution agreements between the Bank and those investors.  Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in the 2010 Capital Raises and owns more than 9% of the common equity of the Bank has been identified by the Bank as a Lead Investor.  The 2010 Capital Raises resulted in seven Lead Investors who received warrants equal to 5% of the shares that they purchased in 2010 and have exercise prices (after taking into account anti-dilution repricing) of $3.50 per share (collectively, the 2010 Warrants).  The 2010 Warrants are for the issuance of 253,885 shares of the Bank’s Common Stock and 204,638 shares of the Bank’s Class B Non-Voting Common Stock.  The Lead Investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.76 per share.

The Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 or later, to extend anti-dilution protections from June 30, 2010 through March 31, 2011 for any capital raising transactions at a price or value below $3.50 per share, but, after June 30, 2010, only where the capital raising transaction involves share issuances for cash.

Customers F-47

(dollars in thousands, except per share data)

NOTE 9 - STOCKHOLDERS’ EQUITY (continued)

During 2009, Customers Bank sold 3,110,245 shares of common stock at $5.50 per share, which resulted in net proceeds of $16,671.  In addition, 692,421 warrants were issued in the offering.  Each warrant allows for the purchase of one (1) share of common stock at $5.50 per share.  These warrants expire in seven (7) years.  Holders of these shares of common stock and warrants are beneficiaries of anti-dilution agreements providing each of them price protection until March 31, 2011, such that if we issue any shares of our common stock at or prior to that date at a price less than $5.50, we will issue sufficient additional shares to them to maintain the values of their holdings of common stock at the new, lower issuance price.  The cost of raising this capital was $400.

The new Chairman and CEO managed a private equity firm before joining Customers Bank.  He was instrumental in raising the net proceeds of $16,671 and received 670,136 warrants as an incentive to raise more than $10,000 in capital before he joined Customers Bank.  The fair value of the warrants that he received was calculated using a Black-Scholes model and recorded in additional paid in capital.

The fair value of warrants issued during 2009 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected life	7 years
Expected volatility	20.00%
Range of risk-free interest rates	2.93% - 3.19%
Weighted average fair value of options granted	$1.29

The expected volatility is based on historic volatility of Customers Bank’s common stock.  The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.  The expected life is based on their expiration date.

Customers Bank issued $980 in 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock during 2008.  This stock paid a 10% dividend that is non-cumulative.  The preferred shares were exchanged for common stock during 2009 in conjunction with the capital raise of $16,671.  178,164 shares of common stock were exchanged for 98 shares of preferred stock at a price of $5.50 per share.  In addition, 24,500 warrants were issued in this exchange.  Each warrant allows for the purchase of one share of common stock at $5.50 per share and expires in seven years.

During 2009, $1,000 of subordinated debt, issued in December 2008, was converted to common stock.  The conversion was required under the terms of the subordinated term note due to the significant change in the membership of the Board of Directors.  Based on the terms of the subordinated term note, 213,219 shares of common stock were issued at a price of $4.69 per share to the holders of the subordinated debt.

The Pennsylvania Department of Banking has certain restrictions for paying dividends on all classes of stock.

NOTE 10 - COMPREHENSIVE INCOME

The components of other comprehensive income (loss) are unrealized holding gains (losses), net of deferred taxes, on investment securities available for sale.

	Years Ended December 31,
	2010	2009	2008

Unrealized holding gains (losses) on available for sale securities	$(1,706)	$556	$(1,462)
Reclassification adjustment for impairment charges recognized in income on available for sale securities	—	15	940
Reclassification adjustment for (gains) losses recognized in income on available for sale	(1,114)	(236)	361
Net unrealized gains (losses)	(2,820)	335	(161)
Income tax effect	957	(113)	55
Unrealized (losses) gains, net of taxes	$(1,863)	$222	$(106)

NOTE 11 – EMPLOYEE BENEFIT PLANS

Customers Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to the Plan. Customers Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee. Employer contributions for the years ended December 31, 2010, 2009, and 2008 were approximately $101, $56 and $60, respectively.

Supplemental Executive Retirement Plans
Customers Bank entered into a supplemental executive retirement plan (SERP) with its Chairman and Chief Executive Officer that provides annual retirement benefits of $300 a year for a 15 year period upon his reaching the age of 65. The Bank intends to fund its obligations under the deferred compensation arrangements with the increase in cash surrender value of life insurance policies.  As a result of the acquisition of USA Bank on July 9, 2010, the SERP became effective and the Chairman and Chief Executive Officer is entitled to receive the balance of his account in accordance with the terms of the SERP.  For the year ended December 31, 2010, the Bank recorded compensation expense for the SERP of $2,595 which represents the present value of payments based upon an estimated retirement period of 5.9 years and a discount rate of 4.27%.

Customers F-48

(dollars in thousands, except per share data)

NOTE 12 – STOCK BASED COMPENSATION PLANS

During 2010, the stockholders of of Customers Bank approved the 2010 Incentive Equity and Deferred Compensation Plan (“2010 Plan”) and during 2004, the stockholders of Customers Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”).  The purpose of these plans is to promote the success and enhance the value of Customers Bank by linking the personal interests of the members of the Board of Directors and Customers Bank’s employees, officers and executives to those of Customers Bank’s stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders of Customers Bank. The 2010 Plan and 2004 Plan are intended to provide flexibility to Customers Bank in its ability to motivate, attract and retain the services of members of the Board of Directors, employees, officers and executives of Customers Bank.  Stock options granted normally vest over five years for the 2010 Plan and three years for the 2004 Plan.

The 2010 and 2004 Plan are administered by the Compensation Committee of the Board of Directors.  It provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to employees, and for the grant of stock appreciation rights (“SARS”), restricted stock and unrestricted stock for the pool of the lesser of 10,000,000 shares of Common Stock of Customers Bank, or 15% of the number of shares of Common Stock and Class B Non-Voting Common Stock issued by Customers Bank and 200,000 shares, respectively, of Common Stock or Non-Voting Common Stock.

The following summarizes changes in stock options outstanding under the 2010 Plan and 2004 Plan for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010		2009		2008
	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price
Outstanding at beginning of each year	45,410	$10.68	46,827	$10.67	48,034	$10.67
Options Granted	2,245,881	3.37	—	—	—	—
Options Forfeited	(16,560)	10.79	(1,417)	10.46	(1,207)	10.68
Outstanding at December 31	2,274,731	$3.46	45,410	$10.68	46,827	$10.67
Exercisable at December 31	28,850	$10.62	45,410	$10.68	46,827	$10.67

No stock options were granted in 2009 and 2008. For the year ended December 31, 2010, the Company recognized $290 in stock option compensation expense as a component of salaries and benefits. The weighted average remaining contractual life of the outstanding stock options at December 31, 2010 is approximately 6.36 years.  Unvested compensation was $2,056 at December 31, 2010.  The aggregate intrinsic value of options outstanding was $1,433 at December 31, 2010.

For the year ended December 31, 2010, Customers Bank estimated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

2010
Risk-free interest rates	2.81%
Expected dividend yield	0%
Expected volatility	20.0%
Expected lives (years)	7.00
Weighted average fair value of options granted	$0.893

Customers F-49

(dollars in thousands, except per share data)

NOTE 12 – STOCK BASED COMPENSATION PLANS (continued)

Management Stock Purchase Plan

Customers Bank initiated a Management Stock Purchase Program (MSPP) in 2010 where certain employees were offered an option to purchase shares of common stock at $1.00 per share for an aggregate issuance of 700,000 shares of common stock.  The MSPP offers vested in accordance with the plan document in the third quarter of 2010 as result of the acquisition of USA Bank on July 9, 2010.  Customers Bank’s common stock had a market value of $3.50 at the offer date and compensation expense of $1,750 was recorded as a component of salaries and benefits during the year ended December 31, 2010.  In December 2010, the offer period was completed and 700,000 shares of common stock were issued.

NOTE 13 - FEDERAL INCOME TAXES

The components of income tax (benefit) expense are as follows:

For the year ended December 31,	2010	2009	2008

Current	$2,914	$394	$(409)
Deferred	1,817	(394)	(17)
	$4,731	$—	$(426)

Effective tax rates differ from the federal statutory rate of 34% applied to income (loss) before income tax expense (benefit) due to the following:

	2010		2009		2008
	Amount	% of pretax income	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	$9,552	34.00%	$(4,500)	(34.00)%	$(425)	(34.00)%
Tax exempt interest	(74)	(0.27)%	(104)	(0.79)%	(183)	(14.63)%
Interest disallowance	4	0.02%	12	0.09%	23	1.84%
Bank owned life insurance	(67)	(0.24)%	(69)	(0.53)%	(69)	(5.53)%
(Reversal) recordation of valuation allowance	(6,605)	(23.51)%	4,652	35.15%	360	28.78%
Other	1,921	6.83%	9	0.08%	(132)	(10.52)%
Effective income tax rate	$4,731	16.83%	$—	0.00%	$(426)	(34.1)%

The components of the net deferred tax (liability) asset at December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Allowance for loan losses	$5,240	$3,411
Net unrealized losses on securities	977	18
Bank premises and equipment	168	230
Impairment charge on securities	304	139
OREO expenses	66	104
Non-accrual interest	576	239
Net operating losses	1,142	3,922
Deferred compensation	869	—
Other	185	72
Total deferred tax assets	9,527	8,135
Valuation allowance	—	(6,605)
Total deferred tax assets, net of valuation allowance	9,527	1,530
Deferred tax liabilities:
Tax basis discount on acquisitions	(9,369)	—
Deferred loan costs	(259)	(71)
Other	(482)	—
Total deferred tax liabilities	(10,110)	(71)
Net deferred tax (liability) asset	$(583)	$1,459

Customers F-50

(dollars in thousands, except per share data)

NOTE 14 - FEDERAL INCOME TAXES (continued)

In 2009, Customers Bank generated net operating income tax losses of approximately $6,700 which are available to be carried back to prior open tax years.  The Bank’s deferred tax asset includes an net operating loss carry forward of $3,400 that expires in 2029.  The utilization of the net operating loss is limited annually, as defined by U.S. Internal Revenue Code Section 382, due to ownership changes in 2009 and 2010.  Customers Bank recognizes deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax credits.  Federal tax credit carry-forwards at December 31, 2010 of approximately $167 have no expiration date.  Our returns are subject to examination by taxing authorities for all years after 2007.

Management evaluated the deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future reversals of temporary differences and future taxable income. Customers Bank is required to establish a valuation allowance for deferred tax assets and record a charge to income or stockholders’ equity if management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, Customers Bank estimates future taxable income based on management approved business plans and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between projected operating performance, actual results and other factors.

In assessing the realizability of the Bank’s deferred tax assets and the reversal of the valuation allowance during the year ended December 31, 2010, the positive and negative evidence was evaluated based on the more likely than not criteria of such assets being realized. Despite the negative evidence of the past three years of losses, the realization of deferred tax assets is based on the Bank’s ability to generate taxable income from the two bank acquisitions which resulted in an aggregate deferred tax liability of approximately $13,109.  In addition, in the third quarter of 2009, a new management team was hired to expand the Bank’s markets and return the Bank to profitability in 2010. No tax planning strategies were used in the evaluation of the taxable income to determine for the reversal of the valuation allowance. Based on this evaluation, and considering the weight of the positive evidence compared to the negative evidence, management has concluded a valuation allowance is no longer necessary as of September 30, 2010.  The following represents the change in the valuation allowance during the year ended December 31, 2010:

Beginning Balance, January 1, 2010	$(6,605)
Additions during period January 1, 2010 through June 30, 2010	(1,548)
Reversal of the valuation allowance	8,153
Ending Balance, December 31, 2010	$—

NOTE 15 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

Customers Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  There were no related party loans at December 31, 2010 and 2009.

Some current directors, nominees for director and executive officers of Customers Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving Customers Bank in the ordinary course of business during the fiscal year ended December 31, 2010.  None of these transactions involved amounts in excess of 5% of Customers Bank’s gross revenues during 2010 or $200, nor was Customers Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of Customers Bank’s total consolidated assets at December 31, 2010.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On December 30, 2010, Customers Bank executed a loan participation agreement with Atlantic Coast Bank, a federal savings bank with main offices in Jacksonville, Florida.  Jay Sidhu, Customers Bank's Chief Executive Officer, is the Non-executive Chairman of the Board, and Bhanu Choudhrie is a director of Customers Bank and of Atlantic Coast Financial Corporation's Board for a principal amount up to $6,250. This participating interest is based upon specified Atlantic Coast Bank customer activity and will be repaid to Customers Bank upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of Customers Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.

Customers F-51

(dollars in thousands, except per share data)

NOTE 15 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS (continued)

On August 13, 2010, Customers Bank executed a loan participation agreement in the principal amount of up to $25,000 to Atlantic Coast Bank.  This participating interest is based upon the loan activity by certain mortgage warehouse customer activity and will be repaid upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of Customers Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features. This agreement was terminated on December 30, 2010.

On June 30, 2010, Customers Bank extended a term loan in the principal amount of $5,000 to Atlantic Coast Financial Corporation, which is the holding company for Atlantic Coast Bank.  This lending transaction was in the ordinary course of Customers Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.  Customers Bank sold the full amount of the term loan to accredited investors in August 2010.  Two of Customers Bank’s directors had material interests in this transaction:  $500 of the loan was participated to a director and $2,000 of the loan was participated to a company for which a director of the Bank's is a managing member.

For the years ended December 31, 2010 and 2009, Customers Bank has paid approximately $300 and $84 to Clipper Magazine and its affiliates.  A director of Customers Bank, is the Chief Executive Officer of Clipper Magazine, a subsidiary of Gannett.

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Customers Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

Customers Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. Customers Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2010 and 2009, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2010	2009

Commitments to fund loans	$23,446	$3,922
Unfunded commitments to fund mortgage warehouse loans	228,167	28,565
Unfunded commitments under lines of credit	40,948	16,842
Letters of credit	1,085	854

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Mortgage warehouse loan commitments are agreements to purchase mortgage loans from mortgage bankers that agree to purchase the loans back in a short period of time.  These commitments generally fluctuate monthly as existing loans are repurchased by the mortgage bankers and new loans are purchased by Customers Bank.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Customers Bank evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by Customers Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by Customers Bank to guarantee the performance of a customer to a third party.  The majority of these standby letters of credit expire within the next year.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  Customers Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liabilities as of December 31, 2010 and 2009 for guarantees under standby letters of credit issued is not material.

Customers F-52

(dollars in thousands, except per share data)

 NOTE 17 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Bank leases certain of our premises and equipment under non-cancelable operating leases with terms expiring through 2022 exclusive of renewal option periods. Our annual aggregate minimum rental commitments under these leases are summarized as follows:

2011	$1,433
2012	1,429
2013	1,419
2014	1,208
2015	806
Thereafter	3,439
$9,734

Rent expense, which includes reimbursements to the lessor for real estate taxes, was approximately $1,108, $788, and $729 for the years ended December 31, 2010, 2009 and 2008, respectively.  Included in 2008 rent expense was $178 related to incentives included in the new lease contract, which will be amortized over the term of the lease.

NOTE 18 – LEGAL CONTINGENCIES

On November 15, 2010, Customers Bank filed suit against Open Solutions, Inc. (OSI) in the United States District Court for the Eastern District of Pennsylvania, seeking damages for failure to assist in the conversion of system and customer information associated with the former USA Bank and requesting injunctive relief to compel OSI to assist with the deconversion of the former USA Bank's systems. OSI filed counterclaims against Customers Bank on November 24, 2010, asserting claims for breach of contract and breach of settlement agreement. In support of its breach of contract claim, OSI alleged that Customers Bank "assumed" the former-USA Bank agreements and is bound by those agreements. OSI claimed that it has sustained damages in excess of $1,000.  Customers Bank disputed that it has any liability to OSI. Prior to trial, OSI dismissed with prejudice its settlement agreement claim.  Trial was held on February 24, 2011.  On March 7, 2011, the Court ruled against Customers Bank and in favor of OSI as follows: judgment was entered against Customers on OSI's claim that the agreements between OSI and USA Bank were assumed by Customers Bank and judgment was entered against Customers on its claims against OSI; judgment was entered for OSI on its breach of contract claim under one agreement, in the amount of $104; the Court found there was no breach of the second agreement by Customers Bank and no proof of damages.  OSI has filed a motion for payment of legal fees and costs associated with the litigation which are estimated to be $205.  Customers Bank has filed a motion with the District Court to vacate the judgment and to enter judgment in favor of Customers Bank on OSI's counterclaim. In addition, the FDIC has filed a motion to intervene in the litigation and has sought dismissal of OSI's counter claims on jurisdictional grounds.  These motions are pending consideration by the District Court.  As of December 31, 2010, the $104 has been properly accrued and Customers Bank has not provided notice of termination of the contract with OSI for the former USA Bank system and continues to accrue amounts as services are rendered.

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on Customers Bank’s financial statements.

NOTE 19 - REGULATORY MATTERS

Customers Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on Customers Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Customers Bank must meet specific capital guidelines that involve quantitative measures of Customers Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Customers Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Customers Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2010 and 2009, that Customers Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification received from federal banking agencies categorized Customers Bank as well capitalized under the regulatory framework for prompt corrective action. Customers Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios set forth in the table. There are no conditions or events since that notification that management believes have changed Customers Bank’s category.

Customers F-53

(dollars in thousands, except per share data)

NOTE 19 - REGULATORY MATTERS (continued)

Customers Bank’s actual capital amounts and ratios at December 31, 2010 and 2009 are presented below:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of December 31, 2010:
Total capital (to risk weighted assets)	$115,147	21.1%	≥	$43,571	≥	8.0%	≥	$53,464	≥	10.0%
Tier 1 capital (to risk weighted assets)	107,036	19.7	≥	21,557	≥	4.0	≥	32,335	≥	6.0
Tier 1 capital (to average assets)	107,036	8.7	≥	49,397	≥	4.0	≥	61,747	≥	5.0

As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8	≥	8,824	≥	4.0	≥	13,236	≥	6.0
Tier 1 capital (to average assets)	21,537	6.7	≥	12,906	≥	4.0	≥	16,132	≥	5.0

Customers Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Customers Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for Customers Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

Customers F-54

(dollars in thousands, except per share data)

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2010 and 2009 are as follows:

	As of December 31, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

U.S. Treasury and government agency	$—	$1,681	$—	$1,681
Mortgage-backed securities	39	201,535	—	201,574
Asset-backed securities	—	722	—	722
Municipal securities	—	1,851	—	1,851
	$39	$205,789	$—	$205,828

	As of December 31, 2009

U.S. Treasury and government agency	$452	$—	$—	$452
Mortgage-backed securities	1,207	38,196	—	39,403
Asset-backed securities	—	839	—	839
Municipal securities	—	3,894	—	3,894
	$1,659	$42,929	$—	$44,588

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 and 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	December 31, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

Non-covered Impaired Loans, net of specific reserves of $10,318	$—	$—	$22,037	$22,037
Loans held for sale	—	199,970	—	199,970
Other Real Estate Owned	—	—	7,248	7,248
	$—	$199,970	$29,285	$229,225

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

Non-covered Impaired Loans, net of specific reserves of $6,763	$—	$—	$10,780	$10,780
Other Real Estate Owned	—	—	1,155	1,155
	$—	$—	$11,935	$11,935

Customers F-55

(dollars in thousands, except per share data)

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of Customers Bank’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Customers Bank’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of Customers Bank’s financial instruments:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Investment securities:

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans held for sale

Loans held for sale are carried at the lower of cost or fair value, as determined by outstanding commitments of the underlying mortgage originator and third party investors, resulting in a Level 2 classification.

Loans receivable:

The fair values of loans receivable are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

 Impaired loans:

Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

FDIC loss sharing receivable:

The FDIC loss sharing receivable is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value (Level 3) was estimated using projected cash flows related to the loss share agreements based on the expected reimbursements for losses using the applicable loss share percentages and the estimated true-up payment. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.

Accrued interest receivable and payable:

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Under the terms of the Agreement, Customers Bank had the right to adjust various terms, including interest rates, on deposit liabilities for the Acquired Banks. Customers Bank adjusted interest rates on time deposits with maturity dates extending beyond 90 days after the assumption date when the contractual interest rate exceeded acquisition date market rates. With this adjustment, the carrying value of all deposits is considered to be a reasonable estimate of fair value on the date of acquisition.

Customers F-56

(dollars in thousands, except per share data)

NOTE 20 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Short-term borrowings:

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt:

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated debt:

Fair values of subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Off-balance sheet financial instruments:

Fair values for Customers Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

Customers Bank has issued public fund certificates of deposit that are backed by letters of credit issued at the Federal Home Loan Bank.  Customers Bank does not foresee the need to utilize these letters of credit.  The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2010 and 2009.

	December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets:
Cash and cash equivalents	$238,724	$238,724	$68,807	$68,807
Investment securities, available for sale	205,828	205,828	44,588	44,588
Loans held for sale	199,970	199,970	—	—
Loans receivable, net	663,843	661,320	220,266	213,901
FDIC loss sharing receivable	16,702	16,702	—	—
Restricted stock	4,267	4,267	2,026	2,026
Accrued interest receivable	3,196	3,196	2,055	2,055

Liabilities:
Deposits	$1,245,690	$1,247,535	$313,927	$316,377
Subordinated debt	2,000	2,000	2,000	2,000
Borrowings	11,000	10,756	11,000	11,290
Accrued interest payable	1,657	1,657	575	575
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—
Unfunded commitments to fund mortgage warehouse lines	—	—	—	—
Standby letters of credit issued on Customers Bank’s behalf	—	—	—	—

NOTE 21 – SUBSEQUENT EVENTS

During the first quarter of 2011, Customers Bank sold an aggregate of 4,166,679 shares of common stock, which included 2,638,750 shares of Common Stock and 1,527,929 shares of Class B Non-Voting Common Stock at a weighted average price of $3.87 with total proceeds of $16,131.

Customers F-57